As filed with the Securities and Exchange Commission on November 26, 2003
Registration No. 333-110082

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Cellular Corporation

(Exact name of registrant as specified in its charter)

Delaware	4812	22-3043811
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

14201 Wireless Way Oklahoma City, Oklahoma 73134 (405) 529-8500	Bruce R. Knooihuizen 14201 Wireless Way Oklahoma City, Oklahoma 73134 (405) 529-8500
(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

Copies to:

Theodore M. Elam, Esq.

McAfee & Taft A Professional Corporation
Tenth Floor, Two Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102
(405) 235-9621

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered	Per Unit(1)	Offering Price(1)	Registration Fee

10% Series B Senior Notes due 2011	$900,000,000	100%	$900,000,000	$72,810(1)
Guarantees of 10% Series B Senior Notes due 2011	—	—	—	—

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8, may determine.

Additional Registrants

ACC Lease Co., Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	4812	03-0503359
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

American Cellular Wireless LLC

(Exact name of registrant as specified in its charter)

Delaware	4812	73-1608056
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

ACC of Kentucky LLC

(Exact name of registrant as specified in its charter)

Delaware	4812	62-1763860
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

ACC of Michigan Corporation

(Exact name of registrant as specified in its charter)

Delaware	4812	13-3773786
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

ACC of Minnesota Corporation

(Exact name of registrant as specified in its charter)

Delaware	4812	52-1666462
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Alexandra Cellular Corporation

(Exact name of registrant as specified in its charter)

Delaware	4812	13-3864136
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

ACC of Ohio Corporation

(Exact name of registrant as specified in its charter)

Delaware	4812	13-3852424
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

ACC of Pennsylvania LLC

(Exact name of registrant as specified in its charter)

Delaware	4812	25-1824770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

ACC of West Virginia Corporation

(Exact name of registrant as specified in its charter)

Delaware	4812	13-3557306
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

ACC of Wisconsin LLC

(Exact name of registrant as specified in its charter)

Delaware	4812	39-1948201
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14201 Wireless Way

Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Bruce R. Knooihuizen

Vice President and Treasurer
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 26, 2003

PROSPECTUS

Offer to Exchange

outstanding
10% Series A Senior Notes due 2011
for
10% Series B Senior Notes due 2011
of

American Cellular Corporation

(as successor by Merger to ACC Escrow Corp.)

Terms of Exchange Offer

        We are offering to exchange our outstanding 10% Series A Senior Notes due 2011 for new 10% Series B Senior Notes due 2011 which have been registered under the Securities Act. Our exchange offer will expire at 12:00 p.m. New York City time on December 30, 2003 unless we extend the time of expiration.

      There is currently no established trading market for the senior notes, and we do not expect that a trading market for the senior notes will exist following completion of this exchange offer.

       See “Risk factors” beginning on page 14 for a discussion of certain matters that should be considered by investors.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

IMPORTANT NOTICE TO READERS

      In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

      We are offering to sell the notes only in places where sales are permitted.

      You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this offering memorandum.

      You should read this prospectus before deciding to buy any notes.

      We have prepared this prospectus and we are solely responsible for its contents. You are responsible for making your own examination of us and your own assessment of the merits and risks of investing in the notes. You may contact us at any time if you need additional information.

      We are not providing you with any legal, business or tax advice in this prospectus. You should consult your own advisors to assist you in making your investment decision and to advise you whether you are legally permitted to purchase the notes.

      You must comply with all laws that apply to you in any place in which you buy, offer or sell any notes or possess this offering memorandum. You must also obtain any consents or approvals that you need in order to purchase the notes. Neither we nor the guarantors of the notes are responsible for your compliance with these legal requirements.

NOTICE TO NEW HAMPSHIRE RESIDENTS

      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

WHERE YOU CAN FIND MORE INFORMATION

      We file with the Securities and Exchange Commission, or SEC, annual, quarterly and special reports and other information required by the Exchange Act. You may read and copy any document we file at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available from the SEC’s web site at: http://www.sec.gov.

      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any notes in any jurisdiction where it is unlawful.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies and that of our parent’s equity holders. These statements often include words such as “anticipates,” “expects,” “plans,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under “Risk Factors,” including the following:

•	our substantial leverage and debt service requirements;

•	the pricing, market strategies, expansion, consolidation and other activities of competitors;

•	the regulatory environment in which we operate;

•	the terms of our roaming agreements; and

•	general economic conditions in the cellular telecommunications industry.

      All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.

      You should read carefully the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

ii

SUMMARY
RISK FACTORS
USE OF PROCEEDS
THE EXCHANGE OFFER
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE NOTES
CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
INDEX TO EXHIBITS
EX-12 Computation of Ratio of Earnings
EX-23.2 Consent of KPMG
EX-99.1 Letter of Transmittal
EX-99.2 Notice of Guaranteed Delivery
EX-99.3 Broker Letter
EX-99.4 Client Letter
EX-99.5 Instruction of Beneficial Holders

      No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus or the accompanying letter of transmittal and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized by us.

      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of our outstanding 10% Senior Notes due 2011 in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Neither the delivery of this prospectus nor the accompanying letter of transmittal, nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

SUMMARY

      You should read the following summary together with the more detailed information and financial statements and the related notes that we include elsewhere in this prospectus. Unless the context otherwise requires, the information contained in this prospectus gives effect to the transactions described under the caption “The Reorganization” including the merger of ACC Escrow Corp. with and into American Cellular Corporation, so that American Cellular Corporation becomes and is a wholly owned subsidiary of Dobson Communications Corporation, the cancellation of all of American Cellular’s outstanding 9 1/2% Senior Subordinated Notes due 2009, the issuance of the 10% Series A senior notes due 2011 that were issued on August 8, 2003, the application of the net proceeds from the sale of the old notes, which transactions are collectively called the “Reorganization.” References to the “Company” mean the reorganized American Cellular Corporation after the merger with ACC Escrow Corp. In addition, unless the context otherwise requires, all references in this offering memorandum to “our,” “us” and “we” refer to American Cellular after the Reorganization and its predecessors and subsidiaries as a combined entity, except where it is clear that such terms mean only American Cellular. Unless the context requires otherwise, all references in this offering memorandum to Dobson Communications refer to Dobson Communications Corporation and its subsidiaries as a combined entity, except where it is clear that such term means only Dobson Communications. References to “pro forma” with respect to our results of operations reflect adjustments to our historical financial statements as if the Reorganization had occurred as of January 1, 2002. References to “pro forma” with respect to our financial condition reflect adjustments to our historical financial statements as if the Reorganization had been completed as of September 30, 2003. We encourage you to read the entire offering memorandum, including the section entitled “Risk Factors” and the financial statements.

The Issuer

      Our predecessor, ACC Escrow Corp., completed on August 8, 2003 the private offering of $900.0 million aggregate principal amount of our 10% Series A Senior Notes due 2011, which we refer to as the “old notes”. ACC Escrow Corp., was a recently formed, wholly-owned, indirect subsidiary of Dobson Communications, created solely to issue the old notes and to merge with and into us upon consummation of the Reorganization. In connection with the consummation of the Reorganization, ACC Escrow Corp. was merged into us and the old notes became our unsecured senior obligations and are guaranteed by all of our domestic restricted subsidiaries. ACC Escrow Corp. and we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 180 days of the issuance of the old notes. You are entitled to exchange in the exchange offer your outstanding old notes for registered 10% Series B Senior Notes due 2011 with substantially identical terms which we refer to as the “new notes.” If the exchange offer is not completed by February 5, 2004, then we will pay liquidated damages. You should read the discussion under the heading “— Summary Description of the New Notes” and “Description of the Notes” for further information regarding the registered 10% Series B Senior Notes due 2011. Whenever we use the term “notes,” we are referring to both the old notes and the new notes.

      We believe that the new notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings “— Summary of the Terms of the Exchange Offer” and “The Exchange Offer” for further information regarding the exchange offer and resale of the new.

American Cellular Corporation

      We are one of the largest rural and suburban providers of wireless communications services in the United States. At September 30, 2003, our wireless telephone systems covered a total population of approximately 5.0 million, and we had approximately 701,700 subscribers with an aggregate market penetration of approximately 14.0%. We provide wireless telephone service in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin. We offer digital voice and digital feature services to all of our covered population through our existing Time Division

Multiple Access, or TDMA, digital network. As of September 30, 2003, approximately 90% of our subscribers utilized TDMA digital service and used tri-mode, dual-band handsets. We are currently in the process of deploying Global System for Mobile Communications, or GSM, and General Packet Radio Service, or GPRS, digital networks which will enable us to offer enhanced data services to our subscribers and roaming partners in the future. As of September 30, 2003, we had deployed GSM/GPRS network coverage in our New York markets for our roaming partners and intend to substantially complete the deployment in New York and in the remainder of our markets for both our own subscribers and those of our roaming partners by the end of the first quarter of 2004 and complete the deployment by the end of the second quarter of 2004.

      Dobson Communications, through a wholly-owned subsidiary, has managed our day-to-day operations since February 2000 and will continue to manage our operations in accordance with a management agreement. Under the terms of this agreement, Dobson Communications has fully integrated our operations with its own operations such that Dobson Communications and we share common management and administrative/ back-office functions. In addition, Dobson Communications and we operate in a manner that takes advantage of our combined scale in as many areas as possible. We have interoperable customer networks, market our products under the CELLULAR ONE® trademark, have common rate-plan pricing and marketing strategies and utilize a common billing vendor. Because of the services provided by Dobson Communications under the management agreement, we have no employees or officers who work exclusively for us. We also benefit from certain equipment sharing and leasing arrangements with Dobson Communications.

      We have entered into long-term roaming agreements with AT&T Wireless Services, Inc. and Cingular Wireless LLC to provide their subscribers with TDMA and GSM services when they roam in our markets. Key features of these agreements are set forth below.

      AT&T Wireless GSM Roaming and Operating Agreements.

•	Term. The agreements extend through July 11, 2008.

•	Rates. We will receive what we believe to be attractive roaming rates that decline annually over the term of our agreements, subject to certain renegotiation provisions for years four and five.

•	Noncompetition. Subject to certain circumstances and except in our Kentucky markets, AT&T Wireless has agreed not to compete with us in any of our markets for the first three years of the agreements and, if rates are renegotiated for years four and five, for those years as well.

•	Preferred Roaming Partner. Subject to certain circumstances, we are the preferred roaming partner for substantially all of AT&T Wireless’ customers that roam in our markets.

      AT&T Wireless TDMA Operating Agreement.

•	Term. The agreement extends through February 25, 2020, subject to separate termination dates for specific provisions as explained below.

•	Rates. We will receive what we believe to be attractive roaming rates that decline every one to two years through June 30, 2007, at which point the rates will need to be renegotiated.

•	Noncompetition. Subject to certain circumstances and except in our Kentucky markets, AT&T Wireless has agreed not to compete with us in any of our markets until February 25, 2005.

•	Preferred Roaming Partner. Subject to certain circumstances, we are the preferred roaming partner for substantially all of AT&T Wireless’ customers that roam in our markets until February 25, 2005.

      Cingular GSM and TDMA Roaming Agreement.

•	Term. The agreement extends through December 31, 2011.

•	Rates. We will receive what we believe to be attractive roaming rates that decline over the term of the agreement.

•	Preferred Roaming Partner. We are the preferred roaming partner for GSM and TDMA services for substantially all of Cingular’s customers that roam in our markets.

      These agreements can be terminated early upon the occurrence of certain circumstances. See “Business — Roaming.”

      For the quarter ended September 30, 2003, approximately 86% of our roaming traffic was attributable to AT&T Wireless and Cingular. Our ability to benefit from our AT&T Wireless and Cingular GSM roaming and operating agreements depends on our timely build-out of the GSM technology over our markets.

      Our long-term contracts with AT&T Wireless and Cingular allow our subscribers to roam outside of our service area on their networks at rates we believe to be attractive. Our markets have significant roaming activity due in part to their concentration of expressway corridors and their proximity to densely populated urban areas, including New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati and Louisville. For the nine months ended September 30, 2003, we had $96.9 million in roaming revenue, comprising approximately 28.2% of our total revenue.

Competitive Strengths

      Strong Position in Attractive Markets. We have significant market share in our wireless markets. These markets have demonstrated positive demographic growth trends, enjoy a higher population density relative to many other rural and suburban markets and generally have fewer competitors than metropolitan markets. Also, our markets are attractive due to their proximity to major metropolitan statistical areas, or MSAs, such as New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati and Louisville. This proximity along with our long-term roaming agreements allow us to offer rate plans that include these MSA’s in our “home area” footprint, which makes our rate plans more competitive. The proximity also enhances our roaming revenue. Our markets have a relatively high density of highway and other traffic corridors and strong tourist activity due to seasonal activity. In addition we believe that our licenses, substantially all of which are 850 MHz, allow us to provide higher quality service at lower costs than those competitors that operate in the 1900 MHz frequency. The 850 MHz frequency requires substantially fewer cell sites and less equipment than the 1900 MHz frequency to serve the rural and suburban markets in which we operate.

      High Quality of Service. We believe we offer a high quality of service to our subscribers through our digital network and customer service capabilities. At September 30, 2003, approximately 90% of our customers subscribed to our digital TDMA service plans, which provides a low level of blocked and dropped calls during peak usage times. We are currently deploying a GSM/GPRS network to enable us to offer enhanced data capabilities to our customers and persons who roam on our network. We support local customer service through retail stores, a direct sales force, and regional customer service call centers that offer 24-hour services. The regional presence of our call centers enhances our knowledge of local markets, which improves our ability to provide customer service, credit and collection and order activation. Our high quality service and customer satisfaction have been demonstrated by our low monthly churn rates, which for the nine month period ended September 30, 2003 was 1.9%.

      Localized Management of Distribution Channels. We distribute our products primarily through a combination of retail outlets, a direct sales force and independent dealers. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. Their presence fosters a sense of customer service and community spirit. Local management designs marketing programs and tailors distinctive rate plans to emphasize the quality, value and advantage of our services.

      Long-Term Roaming Agreements. We maintain long-term roaming relationships with operators of wireless systems in MSAs near our wireless markets. These roaming agreements allow our subscribers and the subscribers of our roaming partners to roam on each other’s networks at favorable rates. In addition, we deploy technology in our markets that is the same as that selected by our roaming partners in the neighboring MSA. We believe these long-term roaming agreements enable us to maximize our roaming revenue and offer our subscribers a larger “home area” footprint at an attractive price. Our two most significant long-term roaming agreements are with AT&T Wireless and Cingular.

      Experienced Management Team. Dobson Communications has managed our operations since February 2000 and will continue to manage our operations pursuant to a management agreement. With more than

50 years of telecommunications experience on a combined basis, our senior management team, consisting of Everett R. Dobson, Douglas B. Stephens and Bruce R. Knooihuizen, is extremely knowledgeable and well regarded in the telecommunications industry.

      Continued Relationship with Dobson Communications. Since 2000, our operations have been integrated with Dobson Communications, which provides us with significant benefits. On a consolidated basis, giving effect to the Reorganization, Dobson Communications will be the largest rural wireless carrier in the United States. Our licensed areas, combined with those of Dobson Communications, cover an estimated population of more than 11.1 million, and together we served approximately 1.6 million subscribers at September 30, 2003. This size and scale enables us to reduce our operating costs and receive technical, network and operational efficiencies from Dobson Communications’ existing corporate infrastructure.

Business Strategy

      Our strategy is to capitalize on our competitive strengths and further develop and operate our rural and suburban wireless systems. With Dobson Communications, we have developed organizational, marketing and operational programs designed to increase the number of our subscribers, promote superior customer service, enhance roaming revenue, control operating costs and improve the profitability of our operations. We plan to attract additional subscribers and increase our market penetration by leveraging the quality of our local networks, roaming relationships, digital technologies, local sales channels and diverse service offerings, including national, regional and local rate plans.

The Reorganization

      On July 14, 2003, we commenced a simultaneous exchange offer, or the “Exchange Offer”, for our existing 9 1/2% senior subordinated notes due 2009, and solicitation of consents and votes for a pre-packaged bankruptcy plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Pre-Packaged Plan”) in the event the requirements of the Exchange Offer were not satisfied. The Exchange Offer was subject to a variety of important conditions, including the condition that holders representing 99.5% of the aggregate principal amount of our 9 1/2% senior subordinated notes agree to the Exchange Offer. On August 19, 2003 we consummated our Exchange Offer. In the Exchange Offer, holders of $681.9 million aggregate principal amount of our 9 1/2% senior subordinated notes tendered their existing notes. On August 19, 2003, upon consummation of our Exchange Offer, the tendering holders of our 9 1/2% senior subordinated notes received an aggregate of 681,900 shares of Dobson Communications’ Series F convertible preferred stock, 43,889,735 shares of Dobson Communications’ Class A common stock and $48.7 million in cash. In addition, Dobson Communications issued an additional 4,301 shares of its Series F convertible preferred stock and 276,848 shares of its Class A common stock in payment of certain fees.

      We issued the old notes when we were satisfied that the consummation of the Exchange Offer was likely to occur. The net proceeds from our private offering of the old notes were used to repay, in full, the borrowings under our previously existing senior credit facility and for the fees and expenses of the Reorganization. The excess proceeds have been and will be used for general corporate purposes.

Reasons for the Reorganization

      In February 2000, we were acquired by Dobson Communications and AT&T Wireless, through an equally-owned joint venture. This acquisition was funded, in part, through a $1.75 billion bank credit facility that included a revolving credit facility and several term loan facilities. As part of that acquisition, we assumed the obligations of that credit facility. As of August 1, 2003, we had outstanding borrowings under our existing credit facility of $864.3 million, with no additional amounts available for future borrowings. Since June 2002, we had not been in compliance with the total debt leverage ratio covenant contained in our existing credit facility. We also had outstanding $700.0 million of existing notes. If the lenders under our credit facility had accelerated the maturity of that facility, such acceleration would constitute an event of default under the indenture governing our then 9 1/2% senior subordinated notes.

      We and Dobson Communications restructured our outstanding indebtedness and capital structure through the Reorganization.

Summary of the Reorganization

      In order to accomplish the Reorganization, the following transactions occurred:

•	a wholly-owned, non-recourse subsidiary of Dobson Communications contributed $50.0 million to the capital of ACC Escrow Corp.;

•	ACC Escrow Corp. concluded the offering of the old notes, with the net proceeds, together with additional cash necessary to fund the special mandatory redemption, deposited in escrow;

•	holders of $681.9 million aggregate principal amount of our 9 1/2% senior subordinated notes exchanged their notes for $48.7 million in cash, 43,889,735 shares of Dobson Communications’ class A common stock and 681,900 shares of Dobson Communications convertible preferred stock through the Exchange Offer; and

•	upon the consummation of the Exchange Offer:

1.	ACC Escrow Corp. was merged with and into us and all of our previously outstanding common and preferred stock was cancelled;

2.	the amounts held in escrow were released;

3.	our outstanding indebtedness under our existing credit facility was repaid in full and our existing credit facility was terminated; and

4.	$681.9 million aggregate principal amount of our 9 1/2% senior subordinated notes were cancelled, and the holders of the cancelled notes received 43,889,735 shares of Dobson Communications class A common stock and 681,900 shares of convertible preferred stock, and $48.7 million in cash.

      Upon the consummation of the Reorganization, the old notes became our obligations and we became a wholly-owned subsidiary of Dobson Communications and its subsidiaries.

Effect of the Reorganization

      As a result of the consummation of the Reorganization, we became a wholly-owned subsidiary of Dobson Communications and its subsidiaries. Our existing credit facility was repaid in full and terminated, and $681.9 million aggregate principal amount of our 9 1/2% senior subordinated notes were exchanged for cash and Dobson Communications common and convertible preferred stock. We currently expect to enter into a senior credit facility, to be secured by certain of our assets, with an availability of up to $30.0 million, subject to customary borrowing conditions. We do not currently have commitments for any such facility. There can be no assurance we will be able to obtain one on acceptable terms.

      Because our old notes are not, and our new notes will not be, guaranteed by Dobson Communications or any of its subsidiaries other than our domestic restricted subsidiaries, and because we and our subsidiaries will not be guarantors of Dobson Communications indebtedness, there will be restrictions on the ability of Dobson Communications to contribute cash to us for working capital needs, and conversely, to obtain cash from us, either as dividends or borrowings. As a result, despite our status as a consolidated subsidiary of Dobson Communications for tax and financial reporting purposes, it is anticipated that we and our subsidiaries, on the one hand, and Dobson Communications and its other subsidiaries, on the other hand, will need to have and maintain separate sources of capital.

Summary of the Terms of the Exchange Offer

      In the exchange offer we are offering to exchange up to $900.0 million aggregate principal amount outstanding of our 10% Series A, Senior Notes due 2011, or “old notes”, for an equal principal amount of our 10% Series B, Senior Notes due 2011, or “new notes” and, together with old notes, the “notes”. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding old notes except that the new notes have been registered under the Securities Act of 1933 and, therefore, are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding old notes.

Registration rights agreement	You are entitled to exchange your old notes for registered new notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The exchange offer	We are offering to exchange $1,000 principal amount of one new note for each old note. We will accept for exchange all outstanding old notes that are validly tendered and not validly withdrawn. In order to be accepted, an outstanding old note must be properly tendered and accepted. After consummation of the exchange offer, holders of old notes which are not exchanged will continue to be subject to the existing restrictions upon the transfer of old notes and we will have no further obligation to such holders to provide for the registration of the old notes under the Securities Act.

Shelf registration	We may be required to file a shelf registration statement with respect to our outstanding old notes if:

• the Securities and Exchange Commission issues an interpretation that we are not permitted to effect the exchange offer;

• we do not conclude the exchange offer by February 4, 2004;

• an initial purchaser of the old notes requests that we file a shelf registration statement with respect to notes held by the initial purchaser;

• a holder of old notes

(a) is not eligible to participate in the exchange offer, or

(b) has participated in the exchange offer but does not receive freely tradeable new notes; or

• an initial purchaser has received new notes in the exchange offer or has otherwise been issued new notes in exchange for old notes constituting a portion of an unsold allotment, which new notes are not freely tradeable.

Resale of new notes	Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, including “Exxon Holdings Corporation” (available May 13, 1998) and “Morgan Stanley & Co. Incorporated” (available June 5, 1991), we believe that you may offer the new notes for resale, resell the new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you acquire the new notes in the exchange offer in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in the distribution of the new notes that you obtain in the exchange offer;

• you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• you are not an “affiliate”.

We intend to rely on the existing no-action letters and we do not intend to seek a no-action letter from the Securities and Exchange Commission with respect to the resale of the new notes.

The expiration date	The exchange offer will expire at 12:00 p.m., New York City time, December 30, 2003, unless we decide to extend the expiration date.

Accrued interest on the new notes and the outstanding old notes	Interest on the new notes will accrue from August 8, 2003. If we accept your old notes you will not receive any payment of interest on such outstanding old notes accrued from August 8, 2003 to the date of the issuance of the new notes. Consequently, holders who exchange their outstanding old notes for new notes will receive the same interest payment on February 1, 2004, which is the first interest payment date with respect to the outstanding old notes and the new notes to be issued in the exchange offer that they would have received had they not accepted the exchange offer.

Termination of the exchange offer	We may terminate the exchange offer at any time prior to the expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Securities and Exchange Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of outstanding old notes will have certain rights against us under the registration rights agreement executed as part of the offering of the outstanding old notes should we fail to consummate the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to certain conditions, which may be waived by us. See “The Exchange Offer — Conditions of the Exchange Offer.” The exchange offer is not conditioned upon any minimum number of old notes being tendered.

Special procedures for beneficial owners	If you are the beneficial owner of old notes and your name does not appear on a security position listing of the Depository Trust Company as the holder of such old notes or if you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such old notes or registered old notes in the exchange offer, you should contact the person in whose name your old notes are registered promptly and instruct that person to tender on your behalf. If such beneficial holder wished to tender on his own behalf such beneficial holder must, prior to completing and executing the letter of transmittal and delivering its outstanding old notes either make appropriate arrangements to register ownership of the outstanding old notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered old notes cannot be delivered on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offer — Terms of the Exchange Offer — Guaranteed delivery procedures.”

Withdrawal rights	You may withdraw the tender of your old notes at any time prior to 12:00 p.m., New York City time, on December 30, 2003, unless we decide to extend the expiration date or your old notes were previously accepted for exchange.

Acceptance of outstanding old notes and delivery of new notes	Subject to certain conditions as described more fully under “The Exchange Offer — Conditions of the Exchange Offer”, we will accept for exchange any and all outstanding old notes which are properly tendered in the exchange offer prior to 12:00 p.m., New York City time, on the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly to you following the expiration date.

Federal income tax considerations	The exchange of the old notes will generally not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any income as a result of such exchange.

Use of proceeds	We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange agent	Bank of Oklahoma, N.A. is serving as the exchange agent in connection with the exchange offer. The exchange agent can be reached at 9520 North May Avenue, Suite 110, Oklahoma City, Oklahoma 73120. For more information with respect to the exchange offer, the telephone number for the exchange agent is (405) 936-3971 and the facsimile number for the exchange agent is (405) 936-3964.

Summary Description of the New Notes

      The summary below describes the principal terms of the new notes. The terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	American Cellular Corporation, a Delaware corporation

Securities Offered	$900.0 million in aggregate principal amount of 10% Series B Senior Notes due 2011.

Guarantees	All payments with respect to the notes, including principal and interest, will be fully and unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally, by substantially all of our existing subsidiaries. Each of our guarantors also is expected to guarantees our anticipated new, senior credit facility on a senior secured basis and is expected to jointly and severally liable on a senior secured basis with us for all obligations under the senior credit facility.

Maturity Date	August 1, 2011

Interest Payment Dates	February 1 and August 1, commencing February 1, 2004.

Ranking	The notes and the guarantees will be unsecured and:

• equal in right of payment to all of our and our subsidiaries’ existing and future senior indebtedness, including our and our guarantors’ obligations under our anticipated new senior credit facility;

• senior in right of payment to our and our guarantors’ future senior subordinated indebtedness; and

• senior in right of payment to our and our guarantors’ future subordinated indebtedness.

The senior notes we issued on August 8, 2003 and those being issued in this exchange offer by this prospectus will be treated as a single class for all purposes of the indenture.

After giving effect to the reorganization, as of September 30, 2003:

• our outstanding senior indebtedness was $900.0 million;

• the outstanding senior indebtedness guaranteed by the guarantors was $900.0 million;

• our senior subordinated indebtedness was $18.1 million.

• the outstanding senior subordinated indebtedness guaranteed by the guarantors was $18.1 million.

Optional Redemption	At any time on or after August 1, 2007 that date, we may redeem all or a part of the notes at the redemption prices listed in “Description of the Notes — Optional Redemption.”

Prior to August 1, 2006, we may use the proceeds of certain equity offerings to redeem a portion of the notes so long as $600.0 million in aggregate principal amount of the notes remains outstanding immediately after the redemption at a redemption price of 110.0%

of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Mandatory Offer to Purchase	If we experience specific kinds of changes of control or if we sell certain assets and do not apply the proceeds as required, we will be required to offer to repurchase part or all of the notes at the prices specified in this prospectus.

Covenants	We have issued the old notes, and we will issue the new notes under our existing indenture dated as of August 8, 2003 with Bank of Oklahoma, National Association, as trustee. The indenture limits our ability and the ability of our restricted subsidiaries to:

• sell assets;

• make restricted payments;

• incur additional indebtedness;

• create or incur liens;

• place restrictions on distributions and other payments from restricted subsidiaries;

• merge or consolidate with or transfer substantial assets to another entity;

• engage in transactions with related persons; or

• engage in any business other than permitted businesses.

See “Description of the Notes — Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of our new notes in the exchange offer pursuant to this prospectus.

      You should refer to the section entitled “Risk Factors” beginning on page 14 for an explanation of certain risks of investing in the notes.

      We were incorporated in Delaware on February 21, 1990, as PriCellular Corporation and became American Cellular Corporation by merger on June 25, 1998. Our principal executive offices are located at 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Our telephone number is (405) 529-8500.

Summary Historical and Pro Forma Consolidated Financial and Other Data

      The following table includes information both prior to (predecessor) and subsequent to the Reorganization. It sets forth:

•	certain historical consolidated financial and other data for our predecessor for the period from February 25, 2000 through December 31, 2000, for years ended December 31, 2001 and 2002, for the period from January 1, 2003 through August 18, 2003 and the nine months ended September 30, 2002, and for us for the period from August 19, 2003 through September 30, 2003 and as of September 30, 2003, and

•	certain pro forma financial and other data for the year ended December 31, 2002, for the nine months ended September 30, 2003.

      We derived our summary historical consolidated financial data as of December 31, 2000 and for the period from February 25, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002 from the audited consolidated financial statements included elsewhere in this prospectus. We derived the summary historical consolidated financial data as of and for the nine months ended September 30, 2002, for the period January 1, 2003 through August 18, 2003, from our predecessor and for the period from August 19, 2003 through September 30, 2003, and as of September 30, 2003, from our unaudited condensed consolidated financial statements included elsewhere in this prospectus which, in our opinion, reflect all adjustments, consisting only of normal recurring accruals, that we considered necessary to present fairly the data for those periods. The pro forma results of operations for the year ended December 31, 2002 and for the nine months ended September 30, 2003 give pro forma effect to the Reorganization, including the application of the net proceeds from this offering as set forth under the caption “Use of Proceeds,” as if it had been completed as of January 1, 2002. The as adjusted balance sheet data adjusts for the Reorganization, including the application of the net proceeds from this offering as set forth under the caption “Use of Proceeds,” as if it had been completed as of September 30, 2003.

      We derived our summary pro forma consolidated financial data from the pro forma consolidated financial statements included elsewhere in this prospectus. The summary pro forma consolidated financial data are based on currently available information and assumptions that we believe are reasonable. The summary pro forma consolidated financial data do not purport to represent what our financial condition or results of operations would have been if the pro forma transactions had been completed on the dates and for the periods indicated, nor do they purport to indicate our future financial condition or results of operations. You should read the summary pro forma consolidated financial data in conjunction with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes that we include elsewhere in this prospectus.

      We determine market penetration by dividing the number of our total subscribers at the end of the period by the estimated total population for those markets. We calculate average monthly churn rates based on the number of post-paid subscriber cancellations during the period as a percentage of the weighted average total post-paid subscribers for the period.

      ARPU represents monthly average revenue per user, which is calculated as service revenue divided by the average number of post-paid subscribers.

American Cellular Corporation and Subsidiaries

	Predecessor				Predecessor
							For the
	Period from					For the	period from
	February 25,			Pro Forma		period from	formation	Pro Forma
	2000	Year Ended		for the	Nine Months	January 1,	(June 23,	for the nine
	Through	December 31,		Year Ended	Ended	2003 through	2003) through	months ended
	December 31,			December 31,	September 30,	August 18,	September 30,	September 30,
	2000	2001	2002	2002	2002	2003	2003	2003

				(Unaudited)
					(Unaudited)

	($ in thousands)
Statement of Operations Data:
Operating revenue:
Service revenue	$181,275	$266,507	$302,145	$302,145	$225,877	$195,787	$38,630	$234,417
Roaming revenue	113,108	132,251	135,147	135,147	102,423	82,387	14,539	96,926
Equipment and other revenue	14,960	18,485	15,538	15,538	11,595	10,552	1,994	12,546

Total operating revenue	309,343	417,243	452,830	452,830	339,895	288,726	55,163	343,889
Operating expenses:
Cost of service (exclusive of items shown separately below	61,062	106,707	110,412	110,412	85,040	62,225	11,612	73,837
Cost of equipment	26,769	37,182	34,206	34,206	24,203	23,618	4,500	28,118
Marketing and selling	36,580	56,462	57,623	57,623	43,418	31,180	6,553	37,733
General and administrative	38,769	60,944	70,291	70,291	52,033	44,435	8,872	53,307
Impairment of goodwill	—	—	800,894	800,894	377,000	—	—	—
Depreciation and amortization	147,257	182,637	66,746	66,746	49,696	43,591	8,861	52,452

Total operating expenses	310,437	443,932	1,140,172	1,140,172	631,390	205,049	40,398	245,447

Operating (loss) income	(1,094)	(26,689)	(687,342)	(687,342)	(291,495)	83,677	14,765	98,442
Interest expense	(133,270)	(165,457)	(142,003)	(93,969)	(109,248)	(78,136)	(13,849)	(70,477)
Dividends on mandatorily redeemable preferred stock	—	—	—	—	—	(703)	—	—
Other income (expense), net	537	3,723	1,387	1,387	964	(538)	142	(396)

(Loss) income before income taxes and discontinued operations	(133,827)	(188,423)	(827,958)	(779,924)	(399,779)	4,300	1,058	27,569
Income tax benefit (provision)	33,242	52,199	14,383	(4,831)	9,112	(1,961)	(402)	(11,247)

(Loss) income from continuing operations	(100,585)	(136,224)	(813,575)	$(784,755)	(390,667)	2,339	656	$16,322

Discontinued operations:
Gain (loss) from discontinued operations, net of income tax benefit	1,342	(1,439)	(654)		(654)	—	—
Gain from sale of discontinued operations, net of income tax expense	—	—	13,472		13,472	—	—

(Loss) income before cumulative effect of change in accounting principle	(99,243)	(137,663)	(800,757)		(377,849)	2,339	656
Cumulative effect of change in accounting principle, net of income tax benefit of $187,760	—	—	(281,640)		(281,640)	—	—

(Loss) income before extraordinary items:	(99,243)	(137,663)	(1,082,397)		(659,489)	2,339	656
Extraordinary gain, net of income tax expense	—	—	—		—	131,009	—

Net loss	(99,243)	(137,663)	(1,082,397)		(659,489)	133,348	656
Dividends on preferred stock	—	(2,139)	(4,661)		(3,444)	(2,546)	—

Net loss applicable to common stockholder	$(99,243)	$(139,802)	$(1,087,058)		$(662,933)	$130,802	$656

	Predecessor				Predecessor
							For the
							period from
	Period from					For the	formation	Pro Forma
	February 25,			Pro Forma		period from	(June 23,	for the Nine
	2000	Year Ended		for the Year	Nine Months	January 1,	2003)	Months
	Through	December 31,		Ended	Ended	2003 through	through	ended
	December 31,			December 31,	September 30,	August 18,	September 30,	September 30,
	2000	2001	2002	2002	2002	2003	2003	2003

				(Unaudited)

	($ in thousands, except per subscriber data)
Other Financial Data:
Capital expenditures	$58,450	$74,850	$48,798	$48,798	$38,779	$33,468	$28,843	$62,311
Other Data:
Subscribers (at period end)	531,200	632,100	690,400	690,400	673,100	699,500	701,700	701,700
Penetration (at period end)	11.2%	12.6%	13.8%	13.8%	13.5%	14.0%	14.0%	14.0%
Average monthly churn rates	1.6%	1.8%	1.9%	1.9%	1.8%	1.9%	2.1%	1.9%
Population	4,616,000	4,997,000	4,997,000	4,997,000	4,997,000	4,997,000	4,997,000	4,997,000
ARPU	$38	$39	$39	$39	$40	$39	$41	$39

September 30, 2003

($ in thousands,
unaudited)
Balance Sheet Data:
Cash and cash equivalents	$49,653
Restricted investments	4,239
Property, plant and equipment, net	206,539
Total assets	1,628,529
Total debt	912,635
Stockholder’s equity	475,203

RISK FACTORS

      You should carefully consider the risks and uncertainties described below before you invest in the new notes.

Risks Related to the Offering

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

      We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      In addition, the indenture contains financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      We believe that cash on hand, cash generated by our operations and the proceeds available to us under the proposed new senior credit facility will be adequate to satisfy our expected capital expenditures, anticipated working capital requirements and debt service obligations for the foreseeable future.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our proposed new senior credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including any proposed or future credit facility and these notes, on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our proposed new senior credit facility or any other future credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes — Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The notes and guarantees are unsecured, and are subordinate to the extent collateral securing all of our existing and future senior secured debt.

      The right to payment on the notes will be subordinate to all of our existing senior secured debt. Similarly, each guarantee of the notes will be subordinate to all existing and future senior secured debt of the guarantor. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or any guarantor, our or the guarantor’s assets which serve as collateral for our other senior debt and that of our subsidiary guarantors will be available to pay obligations on the notes or the applicable guarantee only after all outstanding senior secured debt of that party has been paid in full. There may not be sufficient assets remaining to make payments on amounts due on any or all of the notes then outstanding or any guarantee. In addition, under certain circumstances, an event of default in the payment of senior indebtedness will prohibit us and the guarantors of the notes from paying amounts due on the notes. As of September 30, 2003:

•	we had no outstanding senior secured debt; and

•	our guarantors had no outstanding senior secured debt.

You may be unable to obtain remedies against Arthur Andersen LLP, American Cellular’s former independent accountants.

      Arthur Andersen LLP, or Andersen, audited the consolidated financial statements of American Cellular for the year ended December 31, 2001 and the period from February 25, 2000 through December 31, 2000 included in this offering memorandum. Your ability to seek damages from Andersen in connection with this offering will be limited. Moreover, your recovery of any damages award that may be obtained may be limited as a result of Andersen’s financial condition or other matters relating to the various civil and criminal lawsuits relating to Andersen.

Risks Related to Our Business and Industry

We depend on roaming revenue for a substantial portion of our total revenue. If the terms of our long-term roaming agreements, or the amount of roaming traffic under these agreements change materially, this could substantially harm our business.

      Our roaming revenues accounted for approximately 29.9% of our operating revenues for the year ended December 31, 2002. Our roaming revenues accounted for approximately 28.2% of our operating revenues for the nine months ended September 30, 2003. Our top four roaming partners accounted for approximately 93.4% of our roaming revenue for the year ended December 31, 2002, and approximately 97.9% of our roaming revenue for the nine months ended September 30, 2003. With the exception of our roaming agreements with AT&T Wireless and Cingular, our roaming agreements do not prohibit our roaming partners from entering into preferred roaming relationships with our competitors or competing directly with us in our markets. AT&T Wireless may terminate our preferred roaming provider status and the noncompetition provisions of our roaming agreement if (a) we fail to timely complete our build-out of our GSM network, (b) we fail to meet certain technical and quality standards, (c) we otherwise breach our roaming agreements with it. Cingular may terminate our preferred roaming provider status if we fail to maintain certain technical and quality standards or otherwise breach our roaming agreement with it. To the extent these roaming partners terminate our preferred roaming status, enter into preferred roaming agreements with our competitors or compete against us in our markets, it may materially adversely affect our roaming revenue.

      Our roaming partners may terminate their agreements with us and discontinue roaming traffic in our service areas if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use. Moreover, we cannot assure you that any of our roaming agreements will not be terminated or renegotiated on terms that are less favorable to us. In addition, these agreements provide for scheduled declining roaming rates over the next several years. As a result, if we are unable to lower our operating costs, and/or increase roaming minutes of use, our operating income may significantly decline.

      We rely on agreements with other wireless communications service providers to provide roaming capabilities to our customers in the areas of the United States that our network does not serve. We cannot assure you that we will continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we provide, the prices of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that are available within our network.

Our failure to complete the build-out of our GSM network, or a delay in its commercial availability could have a material adverse effect on our business.

      We have previously announced our plans to deploy GSM technology throughout our network, which we believe to be a key component of our business plan. We intend to substantially complete the build-out by the end of the first quarter of 2004 and complete the build-out by the end of the second quarter of 2004. Our failure to complete the build-out in a manner and timeframe consistent with our current business plan may impair our ability to attract and maintain subscribers and therefore have a material adverse effect on our business.

We will be changing billing providers in the third quarter of 2003, which could result in a disruption to our billing process and have a material adverse effect on our business.

      In November 2002, we signed a five-year contract with Convergys Corporation to replace Verisign Telecommunications Services as the exclusive provider of our billing and related functions. We expect Convergys to take over our exclusive billing and related functions during the third quarter of 2003. During the process of switching billing systems, it is possible that we may experience a disruption in our billing cycle and that customers may be dropped from our database. Any prolonged disruption of our billing function or loss of customers from our database could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition from other wireless providers.

      The wireless telecommunications industry is highly competitive. The viability of our business will depend upon, among other things, our ability to compete with other wireless providers, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Some of the providers with which we compete have significant infrastructure in place and have been operational for many years with substantial existing subscriber bases, and may have greater capital resources than we do. The Federal Communications Commission, or FCC, will require all wireless carriers to provide for wireless number portability for their customers. Once number portability is effective, wireless customers will have the ability to change wireless carriers and retain their wireless telephone numbers. Number portability may result in an increase in movement of customers between competitors throughout the industry.

      We also face competition from paging, dispatch and conventional mobile radio operations, enhanced specialized mobile radio, called ESMR, and mobile satellite service. In addition, future FCC regulation or Congressional legislation may create additional spectrum allocations that would have the effect of adding new entrants (and thus additional competitors) into the mobile telecommunications market. We will also compete with resellers of wireless communications services in each of our markets. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends. With many of our competitors targeting the same customers we may not be able to attract and retain customers and grow our customer base.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

      The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

Market prices for wireless service may continue to decline in the future.

      Market prices for wireless services have declined over the last several years and may continue to decline in the future due to increased competition. While we try to maintain or grow ARPU, we cannot assure you that we will be able to do so. We expect significant competition among wireless providers to continue to drive service and equipment prices lower. This may lead to increasing movement of customers between competitors. If market prices continue to decline it could adversely affect our ability to grow revenue, which would have a material adverse effect on our financial condition and results of operations and our ability to repay the notes.

We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we could fail to obtain sufficient quantities of the products and services we require to operate our businesses successfully.

      We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, subscriber growth and operating results of our operating companies could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one of a few suppliers for key network components. As a result, we have become reliant upon a limited number of network equipment manufacturers, including Nortel and Lucent, and in the future, Ericsson. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis, or at all.

We depend on third-party service marks to market our products and services. The loss of the right to use these service marks or the diminished marketing appeal of these service marks could adversely affect our business.

      We use the registered service mark CELLULAR ONE® for all of our services. We have agreements with Cellular One Group that govern our use of the CELLULAR ONE® service mark. Under these agreements, we must meet specified operating and service quality standards for our systems. If the owner of this service mark terminates our license agreements because we fail to meet the applicable operating or service quality standards or for any other reason permitted under our agreements with the owner, or if the name CELLULAR ONE® were to suffer diminished marketing appeal, or, if we are unable to renew these agreements, our ability to attract new subscribers and to retain existing subscribers in the applicable markets could be materially impaired.

We are controlled by Dobson Communications with whom we have entered into significant transactions. The interests of Dobson Communications and its principal stockholder could conflict with your interests as a holder of the notes.

      We are a wholly-owned subsidiary of Dobson Communications and its subsidiaries. Our board of directors mirrors the Dobson Communications board of directors. Our day-to-day management consists entirely of employees of Dobson Communications. Conflicts of interest may arise as a result of the positions of control and influence of Dobson Communications. Dobson Communications will control our operations, including capital expenditures, system development, sales and marketing and customer service functions. Our directors and officers may make decisions with respect to our strategic direction, corporate opportunities, network and operations that may be more beneficial to Dobson Communications than to us.

      In the past, we have entered into significant transactions with Dobson Communications. We describe these transactions under the caption “Related Party Transactions.” We expect to enter into future transactions with Dobson Communications. Although we intend that any future transactions will be on terms at least as favorable to us as those we could obtain from an unaffiliated third party, we cannot assure you that this will be the case or that you will consider the terms we obtain to be advantageous.

      In addition, Everett R. Dobson, our president, chief executive officer and chairman of our board of directors, together with certain of his family members, will beneficially own shares of Dobson Communications’ outstanding common stock representing approximately 60% of the voting power of Dobson Communications’ outstanding voting common stock. As a result, Mr. Dobson controls our business, policies and affairs, including all major corporate transactions. His interests may not be fully aligned with, and could conflict with the interests of, the holders of the notes.

Our business depends in large part on our management agreement with Dobson Communications and the efforts of its key personnel. The loss of key personnel of Dobson Communications in a competitive employment environment could affect our growth and future success.

      We depend on Dobson Communications to devote significant management and technical resources to our business. Each member of our day-to-day management team is employed by Dobson Communications and serves us under the terms of a management agreement. Our success depends in large part on the continued employment by Dobson Communications of Everett R. Dobson, our president and chief executive officer, Douglas B. Stephens, our vice president and chief operating officer, and Bruce R. Knooihuizen, our treasurer and chief financial officer, any of whom may terminate their employment with Dobson Communications at any time. We have no formal employment agreement with any of our key managers. Dobson Communications provides complete management services to us with respect to the design, development and operation of our network, for which we pay our share of the allocable costs in accordance with the management agreement.

      There is intense competition for qualified personnel in our industry and the limited availability of qualified individuals could become an issue of increasing concern in the future. The inability to hire and retain qualified personnel, or to retain key managers, could hinder our growth and the successful implementation of our business plan. The loss of the services of Messrs. Dobson, Stephens or Knooihuizen could have a material adverse effect on our business, financial condition and results of operations.

Regulatory changes may impose restrictions that adversely affect us or cause us to incur significant unbudgeted costs in modifying our business plans or operations.

      The telecommunications industry is subject to federal, state and other regulations that are continually evolving. As new telecommunications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. In addition, the failure by us to comply with applicable governmental regulations could result in the loss of our licenses or the assessment of penalties or fines or otherwise have a material adverse effect on our results of operations. For a more detailed description of the regulatory framework we operate in, see “Business — Regulation.”

      The FCC and state regulatory agencies continue to issue rules implementing the requirements of the Telecommunications Act of 1996 (the “1996 Act”). Such rules address obligations, which include the obligation of incumbent telephone companies to allow other carriers to connect to their network by reasonable means at rates based on cost. The interpretation and implementation of these and other provisions of the 1996 Act and the FCC rules implementing the 1996 Act continue to be heavily debated and may have a material adverse impact on our business.

      Further, federal or state governments could make regulations or take other actions that might have a material adverse effect on our business. The changes could materially and adversely affect our business prospects, operating results and our ability to service our debt, including the notes.

The loss of our license could adversely affect our ability to provide wireless and wireless service.

      In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. Although to date the FCC has renewed each of our licenses for which a renewal application was required for a new ten-year term, the FCC may deny our license renewal applications for cause after appropriate notice and hearing. Denial of any renewal application could adversely affect our ability to continue to provide service in that license area.

      We are subject to siting and zoning regulation which could materially affect our ability to build new cell sites and expand our coverage. All telecommunication providers are obligated to contribute to the federal universal service fund in accordance with a formula presently based upon a percentage of interstate revenue. The contribution formula may change in ways that would materially adversely affect us. Universal service funds are used, among other things, to provide local telephone service to individuals or families qualifying for federal assistance or households in remote areas. Many states, including those we operate in, are implementing local universal service programs that would require carriers to contribute additional funds.

Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our wireless handsets. In addition, the costs relating to compliance with safety requirements and potential litigation could have a material adverse effect on our business, financial condition and results of operations.

      Media reports have suggested and lawsuits have been filed against wireless service providers and equipment manufacturers alleging that radio frequency emissions from wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers. To the extent we are named in any such litigation, we will be forced to defend ourselves. If we do not prevail in such litigation, or are forced to pay damages, we could experience a material adverse effect on our business, financial condition or result of operations.

      Concerns over radio frequency emissions may discourage the use of wireless communications devices, which could adversely affect our business. In addition, the FCC requires that certain transmitters, including mobile and portable transmitting devices used in wireless handsets, meet specific radio frequency exposure standards. Compliance with any new restrictions could materially increase our costs.

      Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from customers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further government regulation. Any or all of these results, if they occur, could have a material adverse effect on our results of operations and financial condition.

We are subject to environmental regulation and environmental compliance expenditures and liabilities.

      Our business is subject to many environmental laws and regulations, particularly with respect to owned or leased real property underlying our tower sites. Compliance with these laws and regulations is a factor in our business. We have incurred and expect to continue to incur expenditures to comply with applicable environmental laws and regulations. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

      In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation. We could become liable, either contractually or by operation of law, for such remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Although we have conducted environmental site assessments for only some of our owned or leased sites, we are not aware of any existing conditions that are likely to result in material costs or liabilities to us. However, there can be no assurance that such conditions do not exist or that all potential instances of soil or groundwater contamination have been identified, even where site assessments have been conducted. Moreover, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to material remediation costs.

Risks Related to this Exchange Offer

There is not currently an active market for the notes and we cannot assure you that one will develop.

      There is currently no active trading market for the notes. If the notes are traded, they may trade for less than their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and prospects and other factors beyond our control, including general economic conditions. We do not intend to apply for a listing or quotation of the notes. We cannot assure you as to the development or liquidity of any trading market for the notes.

There may be adverse consequences of a failure to exchange.

      Untendered outstanding old notes that are not exchanged for new notes pursuant to this exchange offer will remain restricted securities. These outstanding old notes will continue to be subject to the following restrictions on transfer:

•	outstanding old notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law,

•	outstanding old notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom, and

•	a holder of outstanding old notes who desires to sell or otherwise dispose of all or any part of its outstanding old notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

Forward-looking Statements

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under “Risk Factors,” as well as the following:

•	our substantial leverage and debt service requirements;

•	pricing, market strategies, the expansion, consolidation and other activities of competitors;

•	our relationship with AT&T Wireless;

•	the integration of our business with Dobson Communications;

•	the effect of economic conditions in our markets;

•	customer demand; and

•	the effect of seasonal and weather fluctuations.

      All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under our Registration Rights Agreement dated as of August 8, 2003 with the initial purchasers of the old notes. We will not receive any cash proceeds from the issuance of the new notes. We will only receive old notes equal in principal amount to the principal amount of new notes that we issue in the exchange offer.

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

      We initially issued $900.0 million aggregate principal amount old notes on August 8, 2003 in a private offering in reliance on Section 4(2) of the Securities Act. The initial purchasers were Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated. The initial purchasers subsequently offered and sold a portion of the old notes only to “qualified institutional buyers” as defined in and in compliance with Rule 144A.

      In connection with the sale of the old notes, we entered into a registration rights agreement, which requires us:

•	to cause the old notes to be registered under the Securities Act, or

•	to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to an issue of new notes identical in all material respects to the old notes, and

•	use our best efforts to cause such registration statement to become effective under the Securities Act and

•	upon the effectiveness of that registration statement, to offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act.

      We are making the exchange offer to satisfy our obligations under the registration rights agreement. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our or the Depository Trust Company’s (“DTC”) books or any other person who has obtained a properly completed certificate of transfer from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

      We have not requested, and do not intend to request, an interpretation by the staff of the Securities and Exchange Commission with respect to whether the new notes issued in the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe the new notes issued in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act,

•	you are not our “affiliate”, or

•	you acquire the new notes in the ordinary course of your business and that you have no arrangement or understanding with any person to participate in the distribution of the new notes.

      Any holder who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes or who is our affiliate may not rely upon such interpretations by the staff of the Securities and Exchange Commission and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Any holder to comply with such requirements may incur liabilities under the Securities Act for which the holder is not indemnified by us. Each broker-dealer (other than an affiliate of ours) that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period of

180 days after the exchange date, we will make the prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws.

      By tendering in the exchange offer, you will represent to us that, among other things:

•	you are acquiring the new notes in the exchange offer in the ordinary course of your business, whether or not you are a holder,

•	you do not have an arrangement or understanding with any person to participate in the distribution of the new notes,

•	you are not a broker-dealer, or you are a broker-dealer but will not receive new notes for your own account in exchange for old notes, neither you nor any other person is engaged in or intends to participate in the distribution of the new notes, and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or, if you are our “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      Following the completion of the exchange offer, no notes will be entitled to the liquidated damages payment applicable to the old notes. Nor will holders of notes have any further registration rights, and the old notes will continue to be subject to certain restrictions on transfer. See “— Consequences of Failure to Exchange.” Accordingly, the liquidity of the market for the old notes could be adversely affected. See “Risk Factors — There may be adverse consequences of a failure to exchange.”

      Participation in the exchange offer is voluntary and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

Terms of the Exchange Offer

      General. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all old notes validly tendered and not withdrawn prior to 12:00 p.m., New York City time, on the expiration date. We will issue one new note in the principal amount of $1,000 in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes in the exchange offer.

      The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes except that the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer. The new notes will be treated as a single class with any old notes that remain outstanding. We are not conditioning the exchange offer upon any minimum number of old notes being tendered for exchange.

      As of September 30, 2003 we had outstanding $900.0 million aggregate principal amount of 10% Series A senior notes due 2011, that we issued on August 8, 2003 and $18.1 million principal amount of our 9 1/2% senior subordinated notes.

      We are sending this prospectus, together with the letter of transmittal, to all registered holders of old notes. We have not fixed any record date for determining record holders of old notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission. Old notes which are not tendered for exchange in the exchange offer will remain outstanding and interest will continue to accrue, but such old notes will not be entitled to any rights or benefits under the registration rights agreement.

      We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or the occurrence of certain other events identified in this prospectus, we will return the certificates for the unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

      You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes if you tender old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and expenses.”

      Expiration date; extensions; amendments. The exchange offer expires at 12:00 p.m., New York City time, on December 30 , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. Although we do not intend to extend the exchange offer at this time, we reserve the right to extend the exchange offer at any time by giving oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer and not withdrawn will remain subject to the exchange offer. The date of the exchange of the new notes for old notes will be as soon as practicable following the expiration date.

      We reserve the right, in our sole discretion,

•	to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

      We will, as promptly as practicable, notify you orally or in writing if there is any delay in acceptance, extension, termination or amendment. If we amend the exchange offer in any manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that we will distribute to you. We will also extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

      In all cases we will issue new notes for old notes accepted for exchange in the exchange offer only after the exchange agent timely receives a properly completed and duly executed letter of transmittal and all other required documents. We reserve the right to waive any conditions of the exchange offer or defects or irregularities in the tender of old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater number of notes than the holder desires to exchange, such unaccepted or non-exchanged old notes or substitute old notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the letter of transmittal, as promptly as practicable after the expiration or termination of the exchange offer.

      Interest on the new notes. You will not receive accrued interest on old notes that are accepted for exchange at the time of exchange. However, we will pay accrued but unpaid interest on exchanged old notes on the new notes on the first interest payment date following consummation of the exchange offer.

      Procedures for tendering old notes. Your tender of old notes through one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. In order to tender old notes, you must

•	properly complete and sign a letter of transmittal or a facsimile thereof and deliver the same, together with any corresponding certificate or certificates representing the old notes being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date,

•	comply with the procedure for book-entry transfer described below, or

•	comply with the guaranteed delivery procedures described below.

      You do not need to have our signature guaranteed if the tendered old notes are registered in the name of the signer of the letter of transmittal and the new notes to be issued in exchange are to be issued and any untendered old notes are to be reissued in the name of the registered holder, including any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of old notes. In any other case you must endorse the tendered old notes or accompany them with written instruments of transfer in a form satisfactory to us and duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs:

•	The Securities Transfer Agents Medallion Program (STAMP),

•	The New York Stock Exchange Medallion Signature Program (MSP), or

•	The Stock Exchange Medallion Program (SEMP).

      If the new notes or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

      You must elect, and accept the risk of, the method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

      We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC’s system may utilize DTC’s Automated Tender Offer Program (“ATOP”) to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account with respect to the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation (a “Book-Entry Confirmation”) of such book-entry transfer and timely receipt by the exchange agent of an agent’s message, and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of Book-Entry Confirmation, which states that:

•	DTC has received an express acknowledgment from a participant tendering old notes which are the subject of such Book-Entry Confirmation,

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, and

•	we may enforce such agreement against such participant.

      A tender will be deemed to have been received as of the date when

•	the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the old notes or a confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC, is received by the exchange agent, or

•	a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

      Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal and any other required documents and deposit of the tendered old notes.

      We will determine all questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of old notes in our reasonable judgment. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any old notes. Neither we, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if old notes are submitted in principal amount greater than the principal amount of old notes being tendered by such tendering holder, such unaccepted or non-exchanged old notes will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In addition, we reserve the right in our sole discretion

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

•	to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

      The terms of any such purchases or offers will differ from the terms of the exchange offer.

      Guaranteed delivery procedures. If you desire to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if the exchange agent has received at its office, on or prior to the expiration date, a letter, telegram or facsimile transmission from an eligible institution

•	setting forth the name and address of the tendering holder,

•	setting forth the name(s) in which the old notes are registered and the certificate number(s) of the old notes to be tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the eligible institution, such old notes, in proper form for transfer or a confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC, will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

      Unless old notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly competed letter of transmittal and any other required documents, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

      Terms and conditions of the letter of transmittal. The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

      The party tendering old notes for exchange (the “transferor”) exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as the transferor’s agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of such tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or to transfer ownership of such old notes on the account books maintained by DTC. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

      By executing a letter of transmittal, each holder will make to us the representations set forth above under the heading “— Purpose and Effect of the Exchange Offer.”

      Withdrawal of tenders of old notes. Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 12:00 p.m., New York City time, on the expiration date provided the old notes have not already been accepted for exchange.

      To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 12:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

•	specify the name of the person having deposited the old notes to be withdrawn (the “depositor”),

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes,

•	contain a statement that the holder is withdrawing its election to have such old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Transfer Agent with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

•	specify the name in which any such old notes are to be registered, if different from that of the depositor.

      If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for tendering old notes” at any time prior to the Expiration Date.

Conditions of the Exchange Offer

      Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided herein before the acceptance of such old notes, if

•	any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in our reasonable judgment, would prohibit, restrict or otherwise render illegal consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	there shall occur a change in the current interpretations by the staff of the Securities and Exchange Commission which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

      If we determine in our reasonable judgment that any of the above conditions are not satisfied, we may

•	refuse to accept any old notes and return all tendered old notes to the tendering holders,

•	extend the exchange offer and retain all old notes tendered prior to the expiration date, subject, however, to the right of holders to withdraw such old notes, or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered old notes which have not been withdrawn.

      If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

Exchange Agent

      We have appointed Bank of Oklahoma National Association as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By mail: Bank of Oklahoma, National Association 9520 North May Avenue, Suite 110 Oklahoma City, OK 73120	By overnight courier: Bank of Oklahoma, National Association 9520 North May Avenue, Suite 110 Oklahoma City, OK 73120	By hand: Bank of Oklahoma, National Association 9520 North May Avenue, Suite 110 Oklahoma City, OK 73120

By facsimile:

(405) 936-3964
(For eligible institutions only)
Confirm by Telephone:
(405) 936-3971

Fees and Expenses

      We will bear all fees and the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our officers and regular employees and those of affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

      We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

      The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $100,000. These expenses include fees and expenses of the exchange agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

      We will pay all transfer taxes, if any, applicable to the exchange of the old notes for new notes in the exchange offer. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered or if a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

      The old notes that are not exchanged for new notes in the exchange offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such old notes may be resold only

•	to us or any of our subsidiaries,

•	to a qualified institutional buyer in compliance with Rule 144A,

•	to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act,

•	outside the United States in compliance with Rule 904 under the Securities Act,

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

•	pursuant to an effective registration statement under the Securities Act.

      The liquidity of the old notes could be adversely affected by the exchange offer. Following the consummation of the exchange offer, holders of the old notes will have no further registration rights under the registration rights agreement and will not be entitled to the liquidated damages applicable to the old notes.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to certain payments of interest, original issue discount, premium and to the proceeds of sales of notes made to non-United States holders, other than certain exempt recipients (such as corporations). In addition, a backup withholding tax of 31% may apply to such payments unless the non-United States holder provides appropriate certification of foreign status. Prospective non-United States holders should consult their own tax advisors regarding the application of the new Treasury regulations to an investment in the notes.

      The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult your own tax advisor as to the specific tax consequences that would result from your purchase, ownership and disposition of the notes, including the application and effect of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents, restricted investments and consolidated capitalization as of September 30, 2003 (which gives effect to the Reorganization). You should read this table together with “Use of Proceeds,” “Selected Consolidated Financial and Other Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes included elsewhere in this offering memorandum.

As of September 30, 2003

($ in thousands)
Cash and cash equivalents(1)	$49,653
Restricted investments	4,239

Total cash, cash equivalents and restricted investments	$53,892

Total debt:
10% Series A senior notes due 2011	900,000
Existing senior subordinated notes, net of discount	12,635

Total debt	912,635

Preferred stock	—

Stockholder’s (deficit) equity:
Paid-in capital	474,547
Retained deficit	656

Total stockholder’s (deficit) equity	475,203

Total capitalization	$1,387,838

(1)	We expect to enter into a new senior, secured credit facility, to be secured by certain of our assets, with availability of up to $30.0 million. We expect the initial purchasers or their affiliates will provide this facility. However, we do not currently have commitments for any such facility.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The accompanying unaudited pro forma statement of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 gives effect to those transactions as though they had occurred on January 1, 2002.

      The pro forma adjustments are based on available information and upon certain assumptions we believe are reasonable under the circumstances. You should read the unaudited pro forma consolidated financial statements and notes thereto in conjunction with “Capitalization,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes that we include elsewhere in this offering memorandum.

      The pro forma adjustments relate solely to the contemplated transactions. During 2002, we recognized an impairment of goodwill of approximately $800.9 million. This cost is not directly associated with the transactions contemplated by the Reorganization. Had the contemplated Reorganization occurred as of January 1, 2002, this goodwill impairment amount may have been different.

      THESE UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF AMERICAN CELLULAR CORPORATION AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2003

		American Cellular
	American Cellular	(Predecessor)

	For the period from	For the period from
	August 19, 2003	January 1, 2003
	through September 30, 2003	through August 18, 2003	Adjustments		Pro Forma

	($ in thousands, except per share amounts)
	(Unaudited)
Operating revenue:
Service revenue	$38,630	$195,787	$—		$234,417
Roaming revenue	14,539	82,387	—		96,926
Equipment and other revenue	1,994	10,552	—		12,546

Total operating revenue	55,163	288,726	—		343,889

Operating expenses:
Cost of service (exclusive of items shown separately below)	11,612	62,225	—		73,837
Cost of equipment	4,500	23,618	—		28,118
Marketing and selling	6,553	31,180	—		37,733
General and administrative	8,872	44,435	—		53,307
Depreciation and amortization	8,861	43,591	—		52,452

Total operating expenses	40,398	205,049	—		245,447

Operating income	14,765	83,677	—		98,442
Interest expense	(13,849)	(78,136)	21,508	(1)	(70,477)
Dividends on mandatorily redeemable preferred stock	—	(703)	703	(2)	—
Other income (expense), net	142	(538)	—		(396)

Income before income taxes	1,058	4,300	22,211		27,569
Income tax expense	(402)	(1,961)	(8,884	)(3)	(11,247)

Net income from continuing operations	656	2,339	13,327		16,322
Dividends on preferred stock	—	(2,546)	2,546	(4)	—

Net income from continuing operations applicable to common stockholders	$656	$(207)	$15,873		$16,322

Weighted average shares outstanding	350	100	(100	)(5)	350

Net income from continuing operations applicable to common stockholders per common share	$1,875	$(2,070)			$46,634

See accompanying notes to the unaudited pro forma consolidated condensed financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

Year Ended December 31, 2002

	American Cellular
	(Predecessor)	Adjustments		Pro Forma

	($ in thousands, except per share amounts)
Operating revenue:
Service revenue	$302,145	$—		$302,145
Roaming revenue	135,147	—		135,147
Equipment sales and other	15,538	—		15,538

Total operating revenue	452,830	—		452,830

Operating expenses:
Cost of services	110,412	—		110,412
Cost of equipment	34,206	—		34,206
Marketing and selling	57,623	—		57,623
General and administrative	70,291	—		70,291
Depreciation and amortization	66,746	—		66,746
Impairment of goodwill	800,894	—		800,894

Total operating expenses	1,140,172	—		1,140,172

Operating loss:	(687,342)	—		(687,342)

Interest expense	(142,003)	48,034	(1)	(93,969)
Other income	1,387	—		1,387

Loss before income taxes	(827,958)	48,034		(779,924)
Income tax benefit (provision)	14,383	(19,214	)(2)	(4,831)

Loss from continuing operations	(813,575)	28,820		(784,755)

Dividends on preferred stock	(4,661)	4,661	(3)	—

Loss from continuing operations applicable to common stockholders	$(818,236)	$33,481		$(784,755)

Weighted average shares outstanding	100	250	(4)	350

Loss from continuing operations applicable to common stockholders (per share)	$(8,182,362)			$(2,242,157)

See accompanying notes to the unaudited pro forma consolidated condensed financial statements.

AMERICAN CELLULAR CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

CONDENSED FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations

      The Unaudited Pro Forma Consolidated Statements of Operations include adjustments necessary to give effect to the American Cellular Reorganization as if it had occurred on January 1, 2002.

      The pro forma adjustments for the nine months ended September 30, 2003 are summarized as follows:

      (1) To reflect:

•	an elimination of $41.3 million of interest expense associated with the retirement of $681.9 million aggregate principal amount of American Cellular’s 9 1/2% senior subordinated notes;

•	an elimination of $32.1 million of interest expense associated with paying off the $864.3 million debt outstanding under American Cellular’s senior credit facility;

•	the addition of $54.2 million of interest expense associated with the issuance of American Cellular’s 10% senior notes;

•	the elimination of $3.7 million of interest expense associated with the amortization of deferred financing costs related to American Cellular’s senior credit facility and American Cellular’s 9 1/2% senior subordinated notes; and

•	the addition of $1.4 million of interest expense associated with the amortization of deferred financing costs related to American Cellular’s 10% senior notes.

      (2) To reflect the elimination of $0.7 million of dividends on American Cellular’s mandatorily redeemable preferred stock.

      (3) To reflect the 40% tax effect of the pro forma adjustments.

      (4) To reflect the elimination of $2.5 million of dividends from American Cellular’s preferred stock.

      (5) To reflect the cancellation of 100 shares of common stock and the issuance of 350 shares of common stock as part of the American Cellular Reorganization.

      The pro forma adjustments for the year ended December 31, 2002 are summarized as follows:

      (1) To reflect:

•	an elimination of $64.8 million of interest expense associated with the retirement of $681.9 million aggregate principal amount of American Cellular’s 9 1/2% senior subordinated notes;

•	an elimination of $49.2 million of interest expense associated with paying off the $894.3 million debt outstanding under American Cellular’s senior credit facility;

•	the addition of $90.0 million of interest expense associated with the issuance of American Cellular’s 10% senior notes;

•	the elimination of $5.7 million of interest expense associated with the amortization of deferred financing costs related to American Cellular’s senior credit facility and American Cellular’s 9 1/2% senior subordinated notes;

•	the addition of $2.3 million of interest expense associated with the amortization of deferred financing costs related to American Cellular’s 10% senior notes; and

•	an elimination of $20.6 million of interest expense associated with American Cellular’s interest rate hedges on its credit facility.

      (2) To reflect the 40% tax effect of the pro forma adjustments.

AMERICAN CELLULAR CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

CONDENSED FINANCIAL STATEMENTS — (Continued)

      (3) To reflect the elimination of $4.7 million of dividends on American Cellular’s preferred stock.

      (4) To reflect the cancellation of 100 shares of common stock and the issuance of 350 shares of common stock as part of the American Cellular Reorganization.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following table sets forth certain of our historical consolidated financial data and that of our predecessors. We derived the consolidated financial data as of December 31, 2002, and for the year ended December 31, 2002 from the consolidated financial statements included elsewhere in this offering memorandum, which have been audited by KPMG LLP. We derived the consolidated financial data as of December 31, 2001 and 2000 and for the year ended December 31, 2001 and the period from February 25, 2000 through December 31, 2000 from the consolidated financial statements included elsewhere in this offering memorandum, which have been audited by Arthur Andersen LLP. We derived the consolidated financial data for the year ended December 31, 1999 and the period from February 26, 1998 through December 31, 1998 from the consolidated financial statements audited by Ernst & Young LLP. We derived the consolidated financial data, for the six months ended June 30, 1998 from the consolidated financial statements audited by Ernst & Young LLP.

      PriCellular, the original predecessor, was formed on February 21, 1990. American Cellular was formed on February 26, 1998 and acquired PriCellular, for accounting purposes, on June 25, 1998. Between February 26, 1998 and June 25, 1998, American Cellular did not conduct any business. As a result, the statement of operations data for the period from February 26, 1998 through December 31, 1998 only includes actual operations for the six-month period from July 1, 1998 through December 31, 1998. On February 25, 2000, American Cellular was acquired by AT&T Wireless and Dobson Communications. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto included elsewhere in this offering memorandum.

      We determine market penetration by dividing our total subscribers at the end of the period by the total population for those markets. We calculate average monthly churn rates based on the number of post-paid subscriber cancellations during the period as a percentage of the average total post-paid subscribers for the period.

      ARPU represents average monthly revenue per user, which is calculated as service revenue divided by the average number of post paid subscribers.

      Our earnings were insufficient to cover fixed charges by $6.3 million for the six months ended June 30, 1998, $39.9 million for the period from February 26, 1998 through December 31, 1998, $24.4 million for the year ended December 31, 1999, $133.8 million for the year ended December 31, 2000, $188.4 million for the year ended December 31, 2001 and $828.0 million for the year ended December 31, 2002. Our earnings were sufficient to cover fixed charges by a ratio of 1.1:1 for the periods from January 1, 2003 through August 18, 2003, and from formation (June 23, 2003) through September 30, 2003. On a pro forma basis giving effect to the Reorganization as if it had occurred on January 1, 2002, our earnings would be insufficient to cover fixed charges by $779.9 million for the year ended December 31, 2002 and we would have a ratio of earnings to fixed charges of 1.4:1 for the nine months ended September 30, 2003. We define earnings as net income (loss) before discontinued operations, extraordinary items, interest expense, amortization of deferred financing costs, taxes and the portion of rent expenses under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest.

	The Predecessors

	PriCellular	American Cellular

		Period from
	Six	February 26,		Period from
	Months	1998		February 25,
	Ended	Through	Year Ended	2000 Through
	June 30,	December 31,	December 31,	December 31,
	1998	1998	1999	2000

	($ in thousands except per share data)
Statement of Operations Data:
Total operating revenue	$108,670	$137,487	$325,821	$309,343

Operating expenses:
Cost of service (exclusive of items shown separately below)	20,911	25,995	57,246	61,062
Cost of equipment	5,365	7,271	19,356	26,769
Selling, general and administrative	30,230	37,625	74,428	75,349
Impairment of goodwill	—	—	—	—
Depreciation and amortization	17,553	45,569	97,217	147,257
Non-recurring charges	4,889	4,355	—	—

Total operating expenses	78,948	120,815	248,247	310,437

Operating income (loss)	29,722	16,672	77,574	(1,094)
Interest expense	(38,955)	(61,477)	(106,888)	(133,270)
Dividends on mandatorily preferred stock	—	—	—	—
Other income (expense), net	2,947	4,936	4,918	537
Income tax (provision) benefit	—	(530)	(5,418)	33,242

(Loss) income from continuing operations	(6,286)	(40,399)	(29,814)	(100,585)
Income (loss) from discontinued operations, net of income taxes	—	—	—	1,342
Gain from sale of discontinued operations, net of income taxes	—	—	—	—
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—
Extraordinary gain, net of income taxes	—	—	—	—

Net (loss) income	(6,286)	(40,399)	(29,814)	(99,243)
Dividends on preferred stock	(3,357)	(21,375)	(44,105)	—

Net (loss) income applicable to common stockholder	$(9,643)	$(61,774)	$(73,919)	$(99,243)

Basic net (loss) income applicable to common stockholder per common share:
Continuing operations	$—	$(150)	$(111)	$(1,005,857)
Discontinued operations	—	—	—	13,423
Change in accounting principal	—	—	—	—
Extraordinary item	—	—	—	—
Dividends on preferred stock	—	(79)	(163)	—

Total basic and diluted net (loss) income applicable to common stockholder per common share	$—	$(229)	$(274)	$(992,434)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The Predecessors

	American Cellular

					For the
					period from
				For the	formation
				period from	(June 23,
			Nine Months	January 1,	2003)
	Year Ended	Year Ended	Ended	2003 through	through
	December 31,	December 31,	September 30,	August 18,	September 30,
	2001	2002	2002	2003	2003

	($ in thousands except per share data)
Statement of Operations Data:
Total operating revenue	$417,243	$452,830	$339,895	$288,726	$55,163

Operating expenses:
Cost of service (exclusive of items shown separately below)	106,707	110,412	85,040	62,225	11,612
Cost of equipment	37,182	34,206	24,203	23,618	4,500
Selling, general and administrative	117,406	127,914	95,451	75,615	15,425
Impairment of goodwill	—	800,894	377,000	—	—
Depreciation and amortization	182,637	66,746	49,696	43,591	8,861
Non-recurring charges	—	—	—	—	—

Total operating expenses	443,932	1,140,172	631,390	205,049	40,398

Operating income (loss)	(26,689)	(687,342)	(291,495)	83,677	14,765
Interest expense	(165,457)	(142,003)	(109,248)	(78,136)	(13,849)
Dividends on mandatorily preferred stock	—	—	—	(703)	—
Other income (expense), net	3,723	1,387	964	(538)	142
Income tax (provision) benefit	52,199	14,383	9,112	(1,961)	(402)

(Loss) income from continuing operations	(136,224)	(813,575)	(390,667)	2,339	656
Income (loss) from discontinued operations, net of income taxes	(1,439)	(654)	(654)	—	—
Gain from sale of discontinued operations, net of income taxes	—	13,472	13,472	—	—
Cumulative effect of change in accounting principle, net of income taxes	—	(281,640)	(281,640)	—	—
Extraordinary gain, net of income taxes	—	—	—	131,009	—

Net (loss) income	(137,663)	(1,082,397)	(659,489)	133,348	656
Dividends on preferred stock	(2,139)	(4,661)	(3,444)	(2,546)	—

Net (loss) income applicable to common stockholder	$(139,802)	$(1,087,058)	$(662,933)	$130,802	$656

Basic net (loss) income applicable to common stockholder per common share:
Continuing operations	$(1,362,235)	$(8,135,750)	$(3,906,671)	$23,386	$1,875
Discontinued operations	(14,393)	128,182	128,182	—	—
Change in accounting principal	—	(2,816,400)	(2,816,400)	—	—
Extraordinary item	—	—	—	1,310,097	—
Dividends on preferred stock	(21,387)	(46,612)	(34,438)	(25,456)	—

Total basic and diluted net (loss) income applicable to common stockholder per common share	$(1,398,015)	$(10,870,580)	$(6,629,327)	$1,308,027	$1,875

	As of December 31,						As of
							September 30,
	1998	1999	2000	2001	2002		2003

							(Unaudited)
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$34,015	$74,896	$14,881	$5,962	$15,866		$49,653
Property, plant and equipment, net	159,792	173,425	184,655	203,168	185,935		206,539
Total assets	1,517,600	1,484,143	2,690,103	2,699,030	1,208,244		1,628,529
Mandatorily redeemable preferred stock	—	—	—	35,000	35,000		—
Current portion of long-term debt	3,000	25,608	27,465	46,909	1,588,509	(1)	—
Long-term debt, net of current portion	1,195,971	1,170,580	1,650,535	1,760,208	—	(1)	912,635
Stockholder’s equity (deficit)	263,369	233,555	665,757	544,563	(528,275)		475,204

	The Predecessors

	PriCellular	American Cellular

								For the	For the
								period	period from
		Period from		Period from				from	formation
	Six	February 26,		February 25,				January 1,	(June 23,
	Months	1998		2000			Nine Months	2003	2003)
	Ended	Through	Year Ended	Through	Year Ended	Year Ended	Ended	through	through
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,	September 30,	August 18,	September 30,
	1998	1998	1999	2000	2001	2002	2002	2003	2003

	($ in thousands except per subscriber data)
Other Financial Data:
Capital expenditures	$20,517	$24,260	$50,462	$58,450	$74,850	$48,798	$38,779	$33,468	$28,843
Ratio of earnings and fixed charges	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1.1:1	1.1:1
Other Data:
Subscribers (at period end)	286,000	334,500	434,700	531,200	632,100	690,400	673,100	699,500	701,700
Penetration (at period end)	5.9%	6.8%	8.9%	11.2%	12.6%	13.8%	13.5%	14.0%	14.0%
Average monthly churn rate	1.4%	1.8%	1.6%	1.6%	1.8%	1.9%	1.8%	1.9%	2.1%
Average monthly service revenue per subscriber	$40	$40	$39	$38	$39	$39	$40	$39	$41

(1)	As of June 30, 2002, we reclassified all of our long-term debt to current debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion and analysis presents our historic consolidated financial position and results of operations, as previously reported in our Form 10-K for the year ended December 31, 2002 and our Form 10-Q for the nine months ended September 30, 2003, as filed with the Securities and Exchange Commission, or the Commission, which does not reflect the impact of the Reorganization. The impact of the Reorganization will be significant. Therefore, we have also included a discussion and analysis of relevant factors related to our pro forma consolidated financial position and results of operations after giving effect to the Reorganization under the heading “— Effect of the Reorganization.” Each financial and business analysis should be read in conjunction with our consolidated financial statements and the notes thereto, as well as our unaudited pro forma consolidated financial data and the notes thereto, included elsewhere in this offering memorandum.

      Our Forms 10-K for years ended December 31, 2001 and 2002 are being reviewed by the Commission and comments by the Commission may result in an amendment to our Forms 10-K and Forms 10-Q for the related and subsequent periods.

Overview

      We provide rural and suburban wireless telephone services in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin. At September 30, 2003, our wireless systems covered a population of approximately 5.0 million and we had approximately 701,700 subscribers.

      Beginning on June 30, 2002 and continuing through August 2003, we failed to comply with a financial covenant under our existing credit facility, which required that we not exceed a certain total debt leverage ratio. The lenders had the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under the existing credit facility. Acceleration under the existing credit facility would have allowed the holders of our senior subordinated notes to declare the principal and interest of our senior subordinated notes immediately due and payable. We would have then been required to either refinance the debt or repay the amounts due. No such acceleration occurred. If the cash interest payments on our senior subordinated notes were not made, the senior subordinated noteholders could have declared the principal and interest of the notes immediately due and payable. Therefore, at December 31, 2002 and continuing through August 2003, all of our long-term debt was classified as current. Until such non-compliance was resolved, there continued to be substantial doubt about our ability to continue as a going concern, as expressed in the independent auditors report.

Discontinued Operations

      On February 8, 2002, we sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. The Tennessee 4 RSA covered a population of approximately 290,800 and had a subscriber base of approximately 24,900. As a result of this sale, the results of operations for Tennessee 4 RSA during the periods presented are included as discontinued operations in our consolidated financial statements. We used the proceeds primarily to pay down our bank debt.

Subscribers

      Our subscriber base contains three types of subscribers; post-paid, reseller and pre-paid. At September 30, 2003 post-paid subscribers accounted for the largest portion of our subscriber base, at 94.8%. These subscribers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these subscribers are typically billed in arrears for long-distance charges, roaming charges and rate plan overages. Our reseller subscribers are similar to our post-paid subscribers in that they pay monthly fees to utilize our network and services, however, these subscribers are billed by a third party (reseller), who has effectively resold our service to the end user (subscriber). We in turn bill the third party for the monthly usage of the end user. At September 30, 2003, the reseller base accounted for approximately 4.0% of our total subscriber base. Our pre-paid subscribers, which at September 30, 2003 accounted for 1.2% of our subscriber base, are subscribers that pre-pay for an agreed upon amount of usage.

      Our average monthly revenue per subscriber and total gross additions are calculated and reported based only on post-paid subscriber information.

Revenue

      Our operating revenue consists of service revenue, roaming revenue and equipment and other revenue.

      We derive service revenue primarily by providing wireless services to our subscribers. The wireless industry has experienced declining average revenue per minute as competition among wireless service providers has led to reductions in rates for airtime. The per minute yield on our service revenue (service revenue divided by subscriber minutes-of-use) was $0.15 for the nine months ended September 30, 2003, $0.18 for the nine months ended September 30, 2002, $0.18 for the year ended December 31, 2002, $0.22 for the year ended December 31, 2001 and $0.30 per minute for the combined year 2000. These declines have generally been offset by significant increases in average minutes-of-use per subscriber. The average minute-of-use per subscriber increased 15.8% for the nine months ended September 30, 2003 compared to the comparable period in 2002, 22.8% for the year ended December 31, 2002 compared to 2001, and 39.0% for the year ended December 31, 2001 compared to 2000. We believe that the industry trend toward increasing minutes-of-use per subscriber will continue to offset declining revenue per minute-of-use due to the continued popularity of single rate calling plans and the enhanced service capacity of recently developed digital networks.

      We derive roaming revenue by providing service to subscribers of other wireless providers when those subscribers “roam” into our markets and use our systems to carry their calls. Roaming revenue accounted for 28.2% of our operating revenue for the nine months ended September 30, 2003, 30.1% of our operating revenue for the nine months ended September 30, 2002, 29.9% of our operating revenue for the year ended December 31, 2002, 31.7% of our operating revenue for the year ended December 31, 2001 and 36.8% of our operating revenue for the combined year 2000. Roaming revenue typically yields slightly higher average per minute rates and higher margins than revenue from our subscribers. We achieve these higher margins because we incur relatively lower incremental costs related to network operations, billing, customer service and collections in servicing roaming customers as compared to our home subscribers. However, even though roaming revenue yields have offered higher margins than revenue from our subscribers, the yields are declining and are becoming more comparable to yields from our subscribers due to increased market pressures and competition among wireless providers. Our roaming yield (roaming revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes-of-use) was $0.22 for the nine months ended September 30, 2003, $0.28 for the nine months ended September 30, 2002, $0.27 for the year ended December 31, 2002, $0.38 for the year ended December 31, 2001 and $0.55 per minute for the combined year 2000. Roaming minutes increased 22.3% for the nine months ended September 30, 2003 compared to the comparable period in 2002, 44.8% for the year ended December 31, 2002 compared to 2001, and 44.5% for the year ended December 31, 2001 compared to 2000. Roaming yields are decreasing as a result of new contracts and scheduled rate reduction in existing contracts. We believe these roaming contracts are beneficial because they secure existing traffic and provide opportunity for a continuing increase in the volume of traffic. Roaming revenue tends to be impacted by seasonality. We typically have higher roaming revenue during the second and third quarters of each year, as users tend to travel more and, therefore, use their wireless phones more during the spring and summer months.

      We include long-distance revenue in service and roaming revenue. Equipment revenue is revenue from selling wireless equipment to our subscribers. Equipment revenue is recognized when the equipment is delivered to the customer.

Costs and Expenses

      Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.

      Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to our subscribers when our subscribers roam into their markets referred to as “roaming” costs. As discussed above with regard to service revenue, there is a continuing trend toward increasing minutes-of-use per subscriber. This includes minutes used by our subscribers when they roam into other providers’ markets. Consistent with this trend, our roaming expense per minute has declined. This decline in expense per minute has helped offset the increased costs from growth in minutes-of-use per subscriber.

      Our cost of equipment represents the costs associated with telephone equipment and accessories sold. We, like other wireless providers, have continued the use of discounts on phone equipment and free phone promotions for phones sold to our customers, as competition between service providers continues to intensify. As a result, we have incurred, and expect to continue to incur, losses on equipment sales. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased revenue from increases in the number of wireless subscribers.

      Our marketing and selling costs include advertising, compensation paid to sales personnel and independent dealers and all other costs to market and sell wireless products and services, and certain costs related to customer retention. We pay commissions to direct sales personnel and independent dealers for new business generated.

      Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections, and corporate administration. Our owner after the Reorganization, Dobson Communications, provides management and certain other services to us in accordance with a management agreement. We share corporate and shared call center costs incurred by Dobson Communications and us primarily based on the estimated subscribers and populations in our respective licensed areas.

      Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of certain intangible assets. Through December 31, 2001, these intangible assets primarily consisted of wireless license acquisition costs, goodwill and customer lists. However, with the implementation of Statements of Financial Accounting Standards, or SFAS No. 142, “Goodwill and Other Intangible Assets,” we ceased the amortization of wireless license acquisition costs and goodwill effective January 1, 2002. See “Critical Accounting Policies and Practices” below for further details.

Critical Accounting Policies and Practices

      It is necessary that we use estimates in the presentation of our financial statements with respect to the effect of matters that are inherently uncertain. Our use of estimates and assumptions affects the reported amounts of assets, liabilities, and the amount of revenue and expenses we recognize for and during the reporting period.

      Our general and administrative expenses and certain other operating expenses include all infrastructure costs, including costs for customer support, billing, collections and corporate administration. One of our principal owners, Dobson Communications, provides management and certain other services to us in accordance with a management agreement. We share corporate and shared call center costs with Dobson Communications based primarily on the estimated subscribers and populations in our respective licensed areas. If there were a change in the method used to allocate shared costs among Dobson Communications and us, the change could have a significant impact on our results of operations.

      We depreciate our property, plant and equipment and amortize our customer lists and certain other definite life intangible assets over their useful lives. These useful lives are based on our estimates of the period that the assets will generate revenue. Prior to 2002, our policy was to review the carrying value of our long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. With the implementation of SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires companies to cease the amortization of existing goodwill and intangible assets with indefinite lives, we reassessed the useful lives of our intangible assets. A significant portion of our intangible assets is classified as “Wireless license acquisition costs,” which represents our costs associated with acquiring our FCC licenses. These licenses allow us to provide wireless services by giving us the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, we have determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, our wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety on January 1, 2002, we ceased the amortization of both goodwill and wireless license acquisition costs and now test for impairment of goodwill and wireless license acquisition costs at least annually and only adjust the carrying amount of these intangible assets upon an impairment of the goodwill or wireless license acquisition costs. We also determine on an annual basis whether facts and circumstances continue to support an indefinite useful life.

      This change in policy has and may continue to have a significant impact to our results of operations and financial position. For the years ended December 31, 2000 and 2001, we recorded $50.3 million and $58.3 million of amortization expense related to our goodwill and $28.7 million and $34.5 million amortization expense, net of income tax benefit, related to our wireless license acquisition costs. Without this amortization, our 2000 and 2001 operating results would have been:

	2000	2001

	($ in thousands except
	per share data)
Net loss	$(20,236)	$(44,858)
Net loss applicable to common stockholder	(20,236)	(46,997)
Net loss applicable to common stockholder per common share	$(202,361)	$(469,966)

      Through December 31, 2001, as stated above, our accounting policy for impairment of long-lived assets was to review the carrying value of our long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. Our definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, we are now required to evaluate the carrying value of our indefinite life intangible assets using their fair values, at least annually. To complete this evaluation, we first performed a comparison of the carrying amount of our wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is our policy to aggregate our wireless license acquisition costs. We determined the fair value of our wireless license acquisition costs based on their estimated future discounted cash flows. Based on the comparison we performed upon implementation, we determined that the carrying amount of our wireless license acquisition costs exceeded their estimated fair value. Therefore, upon implementation of this new pronouncement in its entirety, we recorded a charge, net of income tax benefit, of $281.6 million to reflect the write-down of our wireless license acquisition costs to their fair value. We then assessed the carrying amount of our goodwill for possible impairment. For goodwill, there is a two-step approach for assessing impairment. The first step requires an evaluation of our fair value as a company to our carrying amount, including goodwill. Our fair value was determined based on estimated future discounted cash flows. It was determined that our estimated fair value as a company exceeded our carrying amount and thus, our goodwill was not deemed to be impaired. Since our goodwill was not deemed to be impaired as of January 1, 2002, the second step of the impairment test, which is used to measure the amount of impairment loss was not required to be completed.

      Based on factors and circumstances impacting us and the business climate in which we operated as of June 30, 2002, we determined that it was necessary to re-evaluate the carrying value of our goodwill and indefinite life intangible assets in accordance with SFAS No. 142. The legal factors include the non-compliance with our total leverage ratio covenant on our existing credit facility, which gave our lenders the right to accelerate the repayment of the entire amount outstanding under our existing credit facility. In addition, our business climate was impacted due to the fact that the rural wireless industry had continued to experience a significant deterioration in public equity valuations during the second quarter of 2002. As a result of the re-evaluation of our wireless license acquisition costs and goodwill, we concluded that the fair value of our wireless license acquisition costs, as determined upon implementation of SFAS No. 142, had not changed and deemed that there was no further impairment of these assets. In performing the impairment test on our goodwill, we concluded that the overall assumptions used in first quarter 2002 were still valid with the exception of the risk-based discount factor and enterprise valuations. With the revised assumptions at June 30, 2002, we determined that our goodwill was impaired and as a result, we recorded an impairment loss totaling $377.0 million.

      In addition, during fourth quarter 2002, we continued to have factors impacting our business for which a re-evaluation was necessary. We continue to be out of compliance with our total leverage ratio covenant of our existing credit facility, which has given our lenders the right to accelerate the repayment of the entire amount outstanding under our existing credit facility. To date, no such acceleration has occurred and we continue to hold discussions with our bank lenders and with representatives of certain of our bondholders concerning a potential reorganization. Based on these discussions and other factors, including an increase in a risk-based discount factor, we determined that our goodwill continued to be impaired based on current enterprise valuations. Therefore, we recorded an additional impairment loss of $423.9 million at December 31, 2002, bringing our total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002.

      We believe it is necessary for an understanding of our significant accounting policies to read the above in conjunction with Note 2 of the Notes to our Consolidated Financial Statements.

Results of Operations

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

Basis of Presentation

      The combined period ended September 30, 2003 results of operations combine the results of operations for the period from January 1, 2003 through August 18, 2003 (the period prior to our acquisition by Dobson Communications) and the results of operations for the period from August 19, 2003 through September 30, 2003 (the period subsequent to our acquisition by Dobson Communications). For comparison purposes, any reference in this “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” to the period ended September 30, 2003 refers to the combined period ended September 30, 2003.

      The following table sets forth the components of our results of operations for the periods indicated:

	January 1,	August 19,	Combined
	2003	2003	Nine Months	Nine Months
	through	through	Ended	Ended
	August 18,	September 30,	September 30,	September 30,
	2003	2003	2003	2002

	($ in thousands)
Operating revenue:
Service revenue	$195,787	$38,630	$234,417	$225,877
Roaming revenue	82,387	14,539	96,926	102,423
Equipment and other revenue	10,552	1,994	12,546	11,595

Total operating revenue	288,726	55,163	343,889	339,895
Operating expenses:
Cost of service	62,225	11,612	73,837	85,040
Cost of equipment	23,618	4,500	28,118	24,203
Marketing and selling	31,180	6,553	37,733	43,418
General and administrative	44,435	8,872	53,307	52,033
Impairment of goodwill	—	—	—	377,000
Depreciation and amortization	43,591	8,861	52,452	49,696

Total operating expenses	205,049	40,398	245,447	631,390

Operating income (loss)	83,677	14,765	98,442	(291,495)
Interest expense	(78,136)	(13,849)	(91,985)	(109,248)
Dividends on mandatorily redeemable preferred stock	(703)	—	(703)	—
Other income (expense)	(538)	142	(396)	964

Income (loss) before income taxes	4,300	1,058	5,358	(399,779)
Income tax benefit (provision)	(1,961)	(402)	(2,363)	9,112

Income (loss) from continuing operations	2,339	656	2,995	(390,667)
Discontinued operations	—	—	—	12,818
Cumulative effect of change in accounting principle	—	—	—	(281,640)
Extraordinary gain	131,009	—	131,009	—

Net income (loss)	$133,348	$656	$134,004	$(659,489)

      Operating revenue. For the nine months ended September 30, 2003, our total operating revenue increased $4.0 million, or 1.2%, to $343.9 million from $339.9 million for the comparable period in 2002. The following table sets forth the components of our operating revenue for the periods indicated:

	Nine Months Ended September 30,

	2003		2002

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Service revenue	$234,417	68.2%	$225,877	66.5%
Roaming revenue	96,926	28.2%	102,423	30.1%
Equipment and other revenue	12,546	3.6%	11,595	3.4%

Total	$343,889	100.0%	$339,895	100.0%

      For the nine months ended September 30, 2003, our service revenue increased $8.5 million, or 3.8%, to $234.4 million from $225.9 million for the nine months ended September 30, 2002. The increase was primarily attributable to increased penetration and usage. Our average subscriber base increased 5.9% to 660,500 at September 30, 2003 from 623,900 at September 30, 2002. Our average monthly service revenue per subscriber decrease to $39 for the nine months ended September 30, 2003 compared to $40 for the nine months ended September 30, 2002.

      For the nine months ended September 30, 2003, our roaming revenue decreased $5.5 million, or 5.4%, to $96.9 million from $102.4 million for the nine months ended September 30, 2002. This decrease was primarily attributable to a 22.6% decline in our roaming revenue per minute-of-use and increased usage, however it was offset by a 22.3% increase in roaming minutes in our markets due to expanded coverage areas.

      For the nine months ended September 30, 2003, our equipment and other revenue increased $0.9 million, or 8.2%, to $12.5 million from $11.6 million for the nine months ended September 30, 2002. This increase primarily resulted from an increased amount of wireless equipment upgrades during the nine months ended September 30, 2003 compared to the same period in 2002.

      Cost of service. For the nine months ended September 30, 2003, our total cost of service decreased $11.2 million, or 13.2%, to $73.8 million from $85.0 million for the comparable period in 2002. The following table sets forth the components of our cost of service for the periods indicated:

	Nine Months Ended September 30,

	2003		2002

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Network costs	$40,507	54.9%	$39,412	46.3%
Roaming costs	33,330	45.1%	45,628	53.7%

Total cost of service	$73,837	100.0%	$85,040	100.0%

      For the nine months ended September 30, 2003, our network costs, which are the costs incurred from operating our wireless network and providing service to our customers, increased $1.1 million, or 2.8%, to $40.5 million from $39.4 million for the comparable period in 2002. This increase primarily resulted from the increase in our network capacity necessary to handle minute-of-use growth.

      For the nine months ended September 30, 2003, roaming costs decreased by $12.3 million, or 27.0%, to $33.3 million from $45.6 million for the same period in 2002. This decrease was the result of a 25.7% decline in rates charged by third-party wireless providers resulting from new lower rate agreements and a 1.7% decrease in the minutes used by our customers on those providers’ networks.

      Cost of equipment. For the nine months ended September 30, 2003, our cost of equipment increased $3.9 million, or 16.2%, to $28.1 million during 2003 from $24.2 million in 2002. This increase resulted from an increase in the equipment upgrades during the nine months ended September 30, 2003 compared to the same period in 2002.

      Marketing and selling costs. For the nine months ended September 30, 2003, our marketing and selling costs decreased $5.7 million, or 13.1%, to $37.7 million from $43.4 million for the nine months ended September 30, 2002, due to a decrease in gross subscriber additions. Gross subscriber additions were 120,300 for the nine months ended September 30, 2003 compared to 145,400 for the nine months ended September 30, 2002.

      General and administrative costs. For the nine months ended September 30, 2003, our general and administrative costs increased $1.3 million, or 2.4%, to $53.3 million from $52.0 million for the nine months ended September 30, 2002. This increase is a result of increased infrastructure costs such as customer service, billing, collections and administrative costs as a result of the overall growth of our business. Our overall monthly general and administrative costs per subscriber remained constant at $9 for the nine months ended September 30, 2003 and 2002.

      Depreciation and amortization expense. For the nine months ended September 30, 2003, our depreciation and amortization expense increased $2.8 million, or 5.5%, to $52.5 million from $49.7 million for 2002. The increase was the result of additional depreciation on fixed assets acquired in 2002 and the first nine months of 2003.

      Interest expense. For the nine months ended September 30, 2003, our interest expense decreased $17.2 million, or 15.8%, to $92.0 million from $109.2 million for the nine months ended September 30, 2002. The decrease resulted primarily from the reduction of our total debt and decreased variable interest rates as a result of lower interest rates and the expiration of our hedges.

      Impairment of goodwill. For the nine months ended September 30, 2002, we recognized an impairment of our goodwill totaling $377.0 million. This impairment was a result of our periodic re-evaluation of our carrying values of goodwill and indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

      Net income (loss). For the nine months ended September 30, 2003, our net income was $134.0 million. Our net income increased $793.5 million, or 120.3%, from $659.5 million for the nine months ended September 30, 2002. The increase in our net income was primarily attributable to our extraordinary gain of $131.0 million during 2003 as a result of retiring our 9 1/2% senior subordinated notes at a discount and our cumulative effect of change in accounting principle related to the implementation of SFAS No. 142 and our impairment of goodwill in 2002, as described above.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Operating revenue. For the year ended December 31, 2002, our total operating revenue increased $35.6 million, or 8.5%, to $452.8 million from $417.2 million for the comparable period in 2001. The following table sets forth the components of our operating revenue for the periods indicated:

	Year Ended December 31,

	2002		2001

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Service revenue	$302,144	66.7%	$266,507	63.9%
Roaming revenue	135,148	29.9%	132,251	31.7%
Equipment and other revenue	15,538	3.4%	18,485	4.4%

Total	$452,830	100.0%	$417,243	100.0%

      For the year ended December 31, 2002, our service revenue increased $35.6 million, or 13.4%, to $302.1 million from $266.5 million for the year ended December 31, 2001. The increase was primarily attributable to increased market penetration and subscriber usage. Our subscriber base increased 9.2% to 690,400 at December 31, 2002 from 632,100 at December 31, 2001. Even though we have experienced increased competition and market pressure, our average monthly service revenue per subscriber remained constant at $39 for the years ended December 31, 2002 and 2001. This is a result of our service revenue being positively impacted by changes in the mix of digital and analog subscribers in our subscriber base. On December 31, 2002, 83.9% of our subscriber base was on digital rate plans compared to 72.6% at December 31, 2001. Our digital subscribers tend to use more minutes in a larger home area than our analog subscribers.

      For the year ended December 31, 2002, our roaming revenue increased $2.8 million, or 2.2%, to $135.1 million from $132.3 million for the year ended December 31, 2001. Roaming minutes have increased by 44.8% from 2001 to 2002, however, our roaming revenue per minute-of-use has decreased by 28.9%. As previously described, both the increase in roaming minutes, along with the decline in our roaming yield have resulted from roaming agreements we have entered into which encourage our roaming partners to send us additional traffic by offering them reduced roaming rates.

      For the year ended December 31, 2002, our equipment and other revenue decreased $3.0 million, or 15.9%, to $15.5 million from $18.5 million for the year ended December 31, 2001. This was primarily a result from a slow-down in the migration of existing subscribers from analog to digital service and a decrease in total gross subscriber additions during 2002 compared to 2001. We migrated 48,200 subscribers from analog to digital for the year ended December 31, 2002, compared to 69,900 for the year ended December 31, 2001. Gross subscriber additions were 198,400 for the year ended December 31, 2002 compared to 201,900 for the year ended December 31, 2001.

      Cost of service. For the year ended December 31, 2002, our total cost of service increased $3.7 million, or 3.5%, to $110.4 million from $106.7 million for the comparable period in 2001. The following table sets forth the components of our cost of service for the periods indicated:

	Year Ended December 31,

	2002		2001

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Network costs	$52,775	47.8%	$43,313	40.6%
Roaming costs	57,637	52.2%	63,394	59.4%

Total cost of service	$110,412	100.0%	$106,707	100.0%

      For the year ended December 31, 2002, our network costs, which are the costs we incur from operating our wireless network and providing service to our customers, increased $9.5 million, or 21.8%, to $52.8 million from $43.3 million for the comparable period in 2001. This increase was primarily the result of an approximate $2.9 million increase in rent incurred from our cell site leases as a result of the continued build-out of our network, an approximate $3.2 million increase in cost of features resulting from the cost to provide handset insurance to our customers, and a $3.4 million increase in toll charges. Toll charges have increased as a result of offering more national and regional rate plans, which often have a certain amount of free long-distance minutes included in the fixed monthly access charge.

      For the year ended December 31, 2002, roaming costs decreased by $5.8 million, or 9.1%, to $57.6 million from $63.4 million for the same period in 2001. This decrease was the result of a 25.0% decline in rates charged by those providers resulting from new lower rate agreements, offset by a 25.0% increase in the minutes used by our customers on third-party wireless providers networks.

      Cost of equipment. For the year ended December 31, 2002, our cost of equipment decreased $3.0 million, or 8.0%, to $34.2 million during 2002 from $37.2 million in 2001, resulting from decreases in the volume of equipment sold due to the decrease in gross subscriber additions and the decrease in the migration of subscribers from analog to digital service.

      Marketing and selling costs. For the year ended December 31, 2002, our marketing and selling costs increased slightly by $1.1 million, or 2.1%, to $57.6 million from $56.5 million for the year ended December 31, 2001 due to a slight increase in selling costs primarily as a result of increased advertising related to the introduction of a new line of rate plans in the second quarter of 2002.

      General and administrative costs. For the year ended December 31, 2002, our general and administrative costs increased $9.4 million, or 15.3%, to $70.3 million from $60.9 million for the year ended December 31, 2001. This increase is a result of increased infrastructure costs such as customer service, billing, collections and administrative costs as a result of the overall growth of our business. Our overall monthly general and administrative costs per subscriber remained constant at $9 for the years ended December 31, 2002 and 2001.

      Depreciation and amortization expense. For the year ended December 31, 2002, our depreciation and amortization expense decreased $115.9 million, or 63.5%, to $66.7 million from $182.6 million for 2001. The decrease is a result of the implementation of SFAS No. 142, “Goodwill and other Intangible Assets”, which required companies to stop amortizing existing goodwill and intangible assets with indefinite lives effective January 1, 2002. Under this new rule we treat our wireless license acquisition costs as indefinite life intangible assets. For the year ended December 31, 2001, the aggregate amount of amortization expense attributable to our goodwill was $58.3 million and the aggregate amount of amortization expense attributable to our wireless license acquisition costs was $57.5 million.

      Interest expense. For the year ended December 31, 2002, our interest expense decreased $23.5 million, or 14.2%, to $142.0 million from $165.5 million for 2001. Of this decrease, $4.8 million resulted from the expiration of our interest rate swap agreement in June 2002. The remaining decrease primarily resulted from an overall decrease in our variable interest rates and the reduction of the outstanding balance on our credit facility.

      Impairment of goodwill. For the year ended December 31, 2002, we recognized an impairment of our goodwill totaling $800.9 million. This impairment was a result of our re-evaluation of our carrying values of goodwill and indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

      Loss from discontinued operations. For the year ended December 31, 2002, we had a net loss from discontinued operations of $0.7 million, compared to $1.4 million for the year ended December 31, 2001. These losses from discontinued operations reflect our losses from Tennessee 4 RSA, which we sold to Verizon Wireless on February 8, 2002.

      Gain from sale of discontinued operations. For the year ended December 31, 2002, we had a gain from sale of discontinued operations of $13.5 million, net of tax. This gain reflects our sale of our Tennessee 4 RSA market, which we sold to Verizon Wireless on February 8, 2002.

      Cumulative effect of change in accounting principle. For the year ended December 31, 2002, we recognized an impairment on our wireless license acquisition costs of $281.6 million, net of tax benefit, as a result of implementing SFAS No. 142 “Goodwill and Other Intangible Assets”.

      Net loss. For the year ended December 31, 2002, our net loss was $1.1 billion. Our net loss increased $944.7 million, from $137.7 million for the year ended December 31, 2001. The increase in our net loss was attributable to our impairment of goodwill and the cumulative effect of change in accounting principle related to the implementation of SFAS No. 142, both described above.

      Dividends on preferred stock. For the year ended December 31, 2002, our dividends on preferred stock increased $2.6 million, or 117.9%, to $4.7 million from $2.1 million. They are the result of the purchase of 35,000 shares of preferred stock with a liquidation value of $1,000 per share, by one of our principal owners, Dobson Communications, on June 29, 2001.

Year Ended December 31, 2001 Compared to the Combined Year Ended December 31, 2000

Basis of Presentation

      The combined year ended December 31, 2000 results of operations combine the results of operations for the period from January 1, 2000 through February 24, 2000 (the period prior to our acquisition by AT&T Wireless and Dobson Communications) and the results of operations for the period from February 25, 2000 through December 31, 2000 (the period subsequent to our acquisition by AT&T Wireless and Dobson Communications). For comparison purposes, any reference in this “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” to the period ended December 31, 2000 refers to the combined period ended December 31, 2000. The following table sets forth the components of our results of operations for the periods indicated:

		January 1, 2000	February 25,	Combined
	Year Ended	through	2000 through	Year Ended
	December 31,	February 24,	December 31,	December 31,
	2001	2000	2000	2000

	($ in thousands)
Operating revenue:
Service revenue	$266,507	$31,189	$181,275	$212,464
Roaming revenue	132,251	21,005	113,108	134,113
Equipment and other revenue	18,485	2,469	14,960	17,429

Total operating revenue	417,243	54,663	309,343	364,006
Operating expenses:
Cost of service (exclusive of items shown separately below)	106,707	10,165	61,062	71,227
Cost of equipment	37,182	3,510	26,769	30,279
Marketing and selling	56,462	5,347	36,580	41,927
General and administrative	60,944	8,301	38,769	47,070
Depreciation and amortization	182,637	16,720	147,257	163,977

Total operating expenses	443,932	44,043	310,437	354,480

Operating (loss) income	(26,689)	10,620	(1,094)	9,526
Interest expense	(165,457)	(16,051)	(133,270)	(149,321)
Other income (expense), net	3,723	(520)	537	17

Loss before income taxes	(188,423)	(5,951)	(133,827)	(139,778)
Income tax benefit (expense)	52,199	(154)	33,242	33,088

Loss from continuing operations	(136,224)	(6,105)	(100,585)	(106,690)
(Loss) income from discontinued operations	(1,439)	—	1,342	1,342

Net loss	(137,663)	(6,105)	(99,243)	(105,348)
Dividends on preferred stock	(2,139)	—	—	—

Net loss applicable to common stockholder	$(139,802)	$(6,105)	$(99,243)	$(105,348)

      Operating revenue. For the year ended December 31, 2001, our total operating revenue increased $53.2 million, or 14.6%, to $417.2 million from $364.0 million for the comparable period in 2000. The following table sets forth the components of our operating revenue for the periods indicated:

	Year Ended December 31,

	2001		2000

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Service revenue	$266,507	63.9%	$212,464	58.4%
Roaming revenue	132,251	31.7%	134,113	36.8%
Equipment and other revenue	18,485	4.4%	17,429	4.8%

Total	$417,243	100.0%	$364,006	100.0%

      For the year ended December 31, 2001, our service revenue increased $54.0 million, or 25.4%, to $266.5 million from $212.5 million for the year ended December 31, 2000. The increase was primarily attributable to increased penetration and usage in the existing company markets. Our subscriber base increased 19.0% to 632,100 at December 31, 2001 from 531,200 at December 31, 2000. Our average monthly service revenue per subscriber increased 2.7% to $39 for the year ended December 31, 2001 from $38 for the comparable period in 2000. Our average monthly service revenue per subscriber has been positively impacted by changes in the mix of digital and analog subscribers in our subscriber base. On December 31, 2001, 72.6% of our subscriber base was on digital rate plans compared to 44.6% at December 31, 2000. Our digital rate plans typically produce higher service revenue per subscriber and allow subscribers to use more minutes in a larger home area than our analog rate plan.

      For the year ended December 31, 2001, our roaming revenue decreased $1.8 million, or 1.4%, to $132.3 million from $134.1 million for the year ended December 31, 2000. Roaming minutes have increased by 44.5% from 2000 to 2001, however, our roaming revenue per minute-of-use has decreased by 30.9%. As previously described, both the increase in roaming minutes, along with the decline in our roaming yield have resulted from roaming agreements we have entered into which encourage our roaming partners to send us additional traffic by offering them reduced roaming rates.

      For the year ended December 31, 2001, our equipment and other revenue increased $1.1 million, or 6.1%, to $18.5 million from $17.4 million for the year ended December 31, 2000. This increase was a result of increased equipment sales as a result of growth in subscriber additions, offset by increased phone discounts due to more competitive markets.

      Cost of service. For the year ended December 31, 2001, our total cost of service increased $35.5 million, or 49.8% to $106.7 million from $71.2 million for the comparable period in 2000. The following table sets forth the components of our cost of service for the periods indicated:

	Year Ended December 31,

	2001		2000

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Network costs	$43,313	40.6%	$26,484	37.2%
Roaming costs	63,394	59.4%	44,743	62.8%

Total cost of service	$106,707	100.0%	$71,227	100.0%

      For the year ended December 31, 2001, our network costs, which are the costs we incur from operating our wireless network and providing service to our customers, increased $16.8 million, or 63.5%, to $43.3 million from $26.5 million for the comparable period in 2000. This increase was primarily the result of increased network costs such as leased circuits, interconnection charges and wholesale toll charges due to increased usage by our subscribers, along with increases in rent incurred from our cell site leases as a result of the continued build-out of our network.

      For the year ended December 31, 2001, roaming costs increased by $18.7 million, or 41.7%, to $63.4 million from $44.7 million compared to the same period in 2000. This increase was the result of a 116.3% increase in the minutes used by our customers on third-party wireless providers networks, offset by a 36.4% decrease in rates charged by those providers resulting from new lower rate agreements.

      Cost of equipment. For the year ended December 31, 2001, our cost of equipment increased $6.9 million, or 22.8%, to $37.2 million during 2001 from $30.3 million in 2000, resulting from increases in the volume of equipment sold due to the growth in gross subscriber additions and the migration of subscribers from analog to digital service.

      Marketing and selling costs. For the year ended December 31, 2001, our marketing and selling costs increased $14.6 million, or 34.7%, to $56.5 million from $41.9 million for the year ended December 31, 2000 due to growth in gross subscriber additions. We had 201,900 gross subscriber additions during the year ended December 31, 2001 compared to 200,800 gross subscriber additions during the year ended December 31, 2000.

      General and administrative costs. For the year ended December 31, 2001, our general and administrative costs increased $13.8 million, or 29.5%, to $60.9 million from $47.1 million for the year ended December 31, 2000. This increase is a result of increased infrastructure costs such as customer service, billing, collections and administrative costs as a result of the overall growth of our business.

      Depreciation and amortization expense. For the year ended December 31, 2001, our depreciation and amortization expense increased $18.6 million, or 11.4%, to $182.6 million from $164.0 million for 2000. The increase is a result of additional depreciation on fixed assets and amortization on intangible assets acquired during 2001 and 2000.

      Interest expense. For the year ended December 31, 2001, our interest expense increased $16.2 million, or 10.8%, to $165.5 million from $149.3 million. The increase primarily resulted from an overall increase in our outstanding debt and an increase in interest rates incurred as a result of our interest rate hedges on our credit facility.

      (Loss) income from discontinued operations. For the year ended December 31, 2001, we had a net loss from discontinued operations of $1.4 million, compared to net income of $1.3 million for the year ended December 31, 2000. This increase of $2.7 million in our loss from discontinued operations reflects our increased losses from the Tennessee 4 RSA market, which we sold to Verizon Wireless on February 8, 2002. This increase was primarily from increased interest expense allocated to Tennessee 4 RSA.

      Net loss. For the year ended December 31, 2001, our net loss was $137.7 million. Our net loss increased $32.4 million, or 30.7%, from $105.3 million for the year ended December 31, 2000. The increase in our net loss was primarily attributable to increased depreciation and amortization expense and interest expense.

      Dividends on preferred stock. For the year ended December 31, 2001, our dividends on preferred stock were $2.1 million. They are the result of the purchase of 35,000 shares of preferred stock with a liquidation value of $1,000 per share, by one of our principal owners, Dobson Communications, on June 29, 2001.

Liquidity and Capital Resources

      We have required, and will likely continue to require, substantial capital to further develop, expand and upgrade our wireless systems and those we may acquire. We have financed our operations through cash flows from operating activities, bank debt, which may not be available to us in the future, the sale of debt securities and infusions of equity capital from one of our parents and its affiliates.

      At September 30, 2003, we had $49.7 million of unrestricted cash and $4.2 million in restricted cash. Upon execution of a new secured credit facility, we expect to have sufficient resources to satisfy our expected capital expenditures, working capital and debt service obligations for the foreseeable future.

Net Cash Flow

      At September 30, 2003, we had a working capital of $18.3 million, a ratio of current assets to current liabilities of 1.2:1 and an unrestricted cash balance of $49.7 million, which compares to a working capital deficit of $1.6 billion, a ratio of current assets to current liabilities of 0.06:1, and an unrestricted cash balance of $15.9 million at December 31, 2002. Our callable long-term debt of $1.56 billion at June 30, 2003 and $1.59 billion at December 31, 2002, is included in our current liabilities. Without consideration of our long-term debt, we would have had working capital of $31.2 million at December 31, 2002.

      Our net cash provided by operating activities totaled $74.8 million for the combined nine months ended September 30, 2003 compared to $20.6 million for the nine months ended September 30, 2002. The increase is primarily due to increases from operating income in 2003 and changes, in our current assets and liabilities.

      Our net cash provided by operating activities totaled $19.2 million for 2002, while our net cash used in operating activities was $9.9 million for 2001 and our net cash provided by operating activities was $19.5 million for the period from February 25, 2000 through December 31, 2000. Net cash provided by operating activities increased $29.1 million in 2002 compared to 2001, primarily due to decreases in our deferred income taxes, offset by changes in our current assets and liabilities. The decrease of $29.4 million from the period from February 25, 2000 through December 31, 2000, to 2001 was primarily due to an increase in our net loss.

      Our net cash used in investing activities totaled $23.6 million for the combined nine months ended September 30, 2003 compared to net cash provided by investing activities of $156.6 million for the nine months ended September 30, 2002. This decrease is related primarily to the net proceeds from the sale of Tennessee 4 RSA to Verizon Wireless for a total of approximately $202.6 million, less approximately $8.1 million reserved in escrow received in 2002. Capital expenditures were $62.3 million for the nine months ended June 30, 2003 and $38.8 million for the nine months ended June 30, 2002.

      Our net cash provided by investing activities, totaled $145.3 million for the year ended December 31, 2002, while our net cash used in investing activities was $55.8 million for the year ended December 31, 2001 and $41.0 million for the period from February 25, 2000 to December 31, 2000. During 2002, cash was provided from investing activities as a result of the proceeds received from the sale of Tennessee 4 RSA totaling $194.4 million and a decrease in capital expenditures. Capital expenditures were $48.8 million for the year ended December 31, 2002, $74.9 million for the year ended December 31, 2001, and $58.4 million for the period from February 25, 2000 to December 31, 2000.

      Net cash provided by financing activities was $18.4 million for the combined nine months ended September 30, 2003 compared to net cash used in financing activities of $177.1 million for the nine months ended September 30, 2002. This increase compared to 2002 is primarily due to the issuance of $900.0 million of debt and the related pay down of $894.3 million on our credit facility.

      Net cash used in financing activities was $154.6 million for the year ended December 31, 2002, while our net cash provided by financing activities was $56.7 million for the year ended December 31, 2001 and $11.0 million for the period from February 25, 2000 to December 31, 2000. Financing activities for the year ended December 31, 2002 consisted of repayments of long-term debt totaling $347.1 million, primarily funded from proceeds from the sale of Tennessee 4 RSA, which was offset by proceeds from long-term debt of $127.8 million and maturities of restricted investments of $66.5 million. Financing activity sources for the year ended December 31, 2001 consisted of proceeds from long-term debt of $233.0 million, proceeds from senior subordinated notes of $693.0 million, proceeds from issuance of preferred stock of $35.0 million, maturities of restricted investments of $39.0 million and a capital contribution of $16.4 million, which was offset by repayments of long-term debt totaling $797.4 million, purchase of restricted investments of $133.2 million and deferred financing costs of $19.9 million.

Capital Resources

      On February 25, 2000, we obtained a $1.75 billion bank credit facility that included a $300.0 million revolving credit facility and $1.45 billion of term loans. Our credit facility was amended on March 14, 2001, when we permanently repaid $200.0 million of the term loans. We used proceeds from the March 2001 issuance of our $450.0 million senior subordinated notes due 2009, to reduce our credit facility to $1.55 billion. We further amended our credit facility on June 4, 2001, when we permanently repaid $201.3 million of the term loan with proceeds from our issuance of an additional $250.0 million senior subordinated notes due 2009, which reduced our credit facility to $1.34 billion. On September 27, 2001, our lenders and we agreed to a third amendment of the credit facility, which modified certain financial covenants (as described below). In addition to our financial covenants, we are required to make prepayments of proceeds received from significant asset sales, new borrowings and a portion of excess cash flow. Therefore, when we completed the sale of Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million during February 2002, we permanently prepaid $190.0 million of this credit facility. The maximum availability of the credit facility was limited by restrictions, such as certain financial ratios. During August 2003, we had outstanding borrowings under our credit facility of $864.3 million, with no additional amounts available for future borrowings.

      Our credit facility imposed a number of restrictive covenants that, among other things, limited our ability to incur additional indebtedness, create liens and pay dividends. In addition, we were required to maintain certain financial ratios, including, but not limited to:

•	a ratio of senior indebtedness to operating cash flow of 5.75 to 1 at August 2003, decreasing over time to 2.50 to 1;

•	a ratio of total indebtedness to operating cash flow of 7.50 to 1 at August 2003, decreasing over time to 4.00 to 1;

•	a ratio of operating cash flow to debt service requirements of 1.20 to 1 at August 2003 and thereafter;

•	a ratio of operating cash flow to interest expense requirement of 1.80 to 1 at August 2003, increasing over time to 2.50 to 1; and

•	a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of 1.00 to 1.

      Through September 2002, interest on the revolving credit facility and the term loan facilities was variable and was based on a prime rate or a LIBOR formula. As a result of our non-compliance with a financial covenant contained in the credit facility, beginning in October 2002, all borrowings under our credit facility are only available based on prime rate. The weighted average interest rate for the eight months ended August 2003 was 5.8% and interest rates have ranged in total between 4.4% and 10.0% since inception.

      Our credit facility included a financial covenant requiring that we not exceed a total debt leverage ratio of 7.50 to 1.00 in the third quarter of 2003. At June 30, 2002 and continuing through August 2003, we had failed to comply with this covenant. Our lenders had the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under the credit facility. Acceleration under the credit facility would have allowed the holders of our senior subordinated notes to declare the principal and interest of the senior subordinated notes immediately due and payable. We would have then been required to either refinance the debt or repay the amounts due. No such acceleration occurred. On June 30, 2002 and continuing through August 18, 2003, we classified all of our long-term debt as current. Until such non-compliance was resolved, there continued to be substantial doubt about our ability to continue as a going concern, as expressed in the independent auditors reports on our 2002 and 2001 financial statements. Also as a result of our non-compliance, beginning in October 2002, all borrowings under our credit facility were only available based on prime rate, which had increased our borrowing rate. On August 8, 2003, however, we and ACC Escrow Corp., a recently formed, wholly-owned, indirect subsidiary of Dobson Communications, completed a private offering of $900 million aggregate principal amount of 10% Series A senior notes due 2011, for which proceeds were placed in escrow. Upon consummation of the exchange offer, the net proceeds of this offer were used to repay our credit facility, as part of the restructuring plan.

      We expect to enter into a new senior credit facility, to be secured by certain of our assets, with availability up to $30 million. However, we do not currently have commitments for any such facility.

      On March 14, 2001, we sold $450.0 million principal amount of our 9 1/2% senior subordinated notes due 2009 at a discount of $3.3 million. These notes bear interest at an annual rate of 9.5%. The discount will be amortized over the life of the notes. On June 4, 2001, we sold an additional $250.0 million principal amount of our 9 1/2% senior subordinated notes due 2009 at a discount of $3.6 million that also bear interest at an annual rate of 9.5%. The discount will be amortized over the life of the notes.

      On June 29, 2001, we received $35.0 million from Dobson Communications Corporation from its purchase of 35,000 shares of our 12.0% Series A preferred stock.

Capital Commitments

      We had capital expenditures of $62.3 million for the nine month ended September 30, 2003 and $48.8 million for the year ended December 31, 2002. On July 18, 2003 we announced our plans to accelerate our GSM/GPRS overlay of networks and thus, we revised our expected capital expenditures for 2003. While we originally projected 2003 capital expenditures of approximately $60.0 million, we now plan to accelerate construction from 2004 into the current year, thus increasing 2003’s capital expenditures to approximately $90.0 million. We plan on investing in our property and equipment from operating cash flows expected to be generated during 2003 and the proceeds of our new secured credit facility. The amount and timing of capital expenditures may vary depending on the rate at which we expand and develop our wireless systems, new regulatory requirements, and whether we consummate additional acquisitions.

      We were obligated under an agreement to purchase approximately $49.5 million of cell site and switching equipment from Nortel Network Corp. prior to July 15, 2005. As of September 30, 2003 we had fulfilled this contractual obligation.

Effect of the Restructuring

      As a result of the consummation of the restructuring, we became a wholly-owned subsidiary of Dobson Communications and its subsidiaries. Our existing credit facility was repaid in full and terminated, and our existing notes were exchanged for cash and Dobson Communications common and convertible preferred stock. We expect to enter into a new senior credit facility, to be secured by certain of our assets, with an availability of up to $30.0 million, subject to customary borrowing conditions. We do not currently have commitments for any such facility. There can be no assurance we will be able to obtain one on acceptable terms. We believe that cash on hand, cash generated by our operations and the proceeds available to us under the proposed new senior credit facility will be adequate to satisfy our expected capital expenditures, anticipated working capital requirements and debt service obligations for the foreseeable future.

      Because the new notes are not guaranteed by Dobson Communications or any of its subsidiaries other than our domestic restricted subsidiaries, and because we and our subsidiaries will not be guarantors of Dobson Communications indebtedness, there will be restrictions on the ability of Dobson Communications to contribute cash to us for working capital needs, and conversely, to obtain cash from us, either as dividends or borrowings. As a result, despite our status as a consolidated subsidiary of Dobson Communications for tax and financial reporting purposes, it is anticipated that we and our subsidiaries, on the one hand, and Dobson Communications and its subsidiaries, on the other hand, will need to have and maintain separate sources of capital.

Effect of New Accounting Standards

      In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to stop the amortizing of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. Under the new rules, we are treating our wireless license acquisition costs as indefinite life intangible assets. As a result, effective January 1,2002, we ceased the amortization of wireless license acquisition costs. Instead, we will test our indefinite life intangible assets for impairment at least annually and will only adjust the carrying amount of these intangible assets upon an impairment of the indefinite life intangible assets. Through December 31, 2001, our accounting policy was to evaluate the carrying value of our intangible assets based on our undiscounted cash flows. However, as a result of implementing SFAS No. 142, we are now required to evaluate the carrying value of our indefinite life intangible assets using their fair values. As a result of our implementation of SFAS No. 142 on January 1, 2002, we recorded a charge, net of income tax benefit, of approximately $281.6 million to reflect the write down of our wireless license acquisition costs to their fair value.

      For the years ended December 31, 2001 and 2000, we recorded $58.3 million and $50.3 million of amortization expense related to our goodwill and $34.5 million and $28.7 million of amortization expense, net of income tax benefit, related to our wireless license acquisition costs. Without this amortization, our 2001 and 2000 operating results would have been:

	2001	2000

	($ in thousands except
	per share data)
Net loss	$44,858	$20,236
Net loss applicable to common stockholder	46,997	20,236
Net loss applicable to common stockholder per common share	$469,966	$202,361

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. We adopted this standard on January 1, 2003, with no material effect on our financial condition or operations.

      The FASB’s Emerging Issues Task Force issued “EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables,” to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. We adopted EITF 00-21 in July 2003 and it did not have a material impact on our financial condition or operations.

Forward-Looking Statements

      The description of our plans set forth herein, including planned capital expenditures and acquisitions, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These plans involve a number of risks and uncertainties. Important factors that could cause actual capital expenditures, acquisition activity or our performance to differ materially from the plans include, without limitation, our ability to satisfy the financial covenants of our outstanding debt and preferred stock instruments and to raise additional capital; our ability to manage our rapid growth successfully and to compete effectively in our wireless business against competitors with greater financial, technical, marketing and other resources; changes in end-user requirements and preferences; the development of other technologies and products that may gain more commercial acceptance than those of ours; and adverse regulatory changes. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

Quantitative and Qualitative Disclosures About Market Risk

      Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. The objective of our financial risk management is to minimize the negative impact of interest rate fluctuations on our earnings and equity. At December 31, 2002 and September 30, 2003, we were not involved with any derivatives or other financial instruments, due to the fact that our previous interest rate swaps expired on June 4, 2002.

      At December 31, 2002, we had total debt outstanding of $1.6 billion, of which, $894.3 million bears interest at floating rates. These rates averaged 5.0% for the year ended December 31, 2002. One percentage point of interest rate adjustment would change our cash interest payments on an annual basis by approximately $8.9 million.

      At September 30, 2003, we had debt outstanding of $912.6 million, all of which bears a fixed interest rate. Prior to our acquisition by Dobson Communications, our credit facility bore interest at floating rates, which averaged 5.8% for the eight months ended August 31, 2003. As of September 30, 2003 the credit facilities have been paid in full.

Controls and Procedures

      As of the end of the period covered by this report, an evaluation was carried out under the supervision and with the participation of our management, including our Principal Executive Officer and Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) as required by Rule 13a-15(b). Based upon that evaluation, the Principal Executive Officer and Principal Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective.

BUSINESS

      We are one of the largest rural and suburban providers of wireless communications services in the United States. At September 30, 2003, our wireless telephone systems covered a total population of approximately 5.0 million, and we had approximately 701,700 subscribers with an aggregate market penetration of approximately 14.0%. We provide wireless telephone service in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin. We offer digital voice and digital feature services to all of our covered population through our existing Time Division Multiple Access, or TDMA, digital network. As of September 30, 2003, approximately 90% of our subscribers utilized TDMA digital service and used tri-mode, dual-band handsets. We are currently in the process of deploying Global System for Mobile Communications, or GSM, and General Packet Radio Service, or GPRS, digital networks which will enable us to offer enhanced data services to our subscribers and roaming partners in the future. As of September 30, 2003, we had deployed GSM/GPRS network coverage in our New York markets for our roaming partners and intend to substantially complete the deployment in New York and in the remainder of our markets for both our own subscribers and those of our roaming partners by the end of the first quarter of 2004 and complete the deployment by the end of the second quarter of 2004. On a pro forma basis for the nine months ended September 30, 2003, we had total revenue of $343.9 million, and net income from continuing operations of $3.0 million. ARPU over this period was $39 and our average monthly churn was 1.9%. On a pro forma basis for the year ended December 31, 2002, we had total revenue of $452.8 million and a loss from continuing operations of $784.8 million.

      Dobson Communications, through a wholly-owned subsidiary, manages our day-to-day operations in accordance with a management agreement. Under the terms of this agreement, Dobson Communications has fully integrated our operations with its own operations such that Dobson Communications and we share common management and administrative/ back-office functions. In addition, Dobson Communications and we operate in a manner that takes advantage of our combined scale in as many areas as possible. We have interoperable customer networks, market our products under the CELLULAR ONE® trademark, have common rate-plan pricing and marketing strategies and utilize a common billing vendor. Because of the services provided by Dobson Communications under the management agreement, we have no employees or officers who work exclusively for us. We also benefit from certain equipment sharing and leasing arrangements with Dobson Communications.

      We have entered into long-term roaming agreements with AT&T Wireless Services, Inc. and Cingular Wireless LLC to provide their subscribers with TDMA and GSM services when they roam in our markets. Key features of these agreements are set forth below.

      AT&T Wireless GSM Roaming and Operating Agreements.

•	Term. The agreements extend through July 11, 2008.

•	Rates. We will receive what we believe to be attractive roaming rates that decline annually over the term of our agreements, subject to certain renegotiation provisions for years four and five.

•	Noncompetition. Subject to certain circumstances and except in our Kentucky markets, AT&T Wireless has agreed not to compete with us in any of our markets for the first three years of the agreements and, if rates are renegotiated for years four and five, for those years as well.

•	Preferred Roaming Partner. Subject to certain circumstances, we are the preferred roaming partner for substantially all of AT&T Wireless’ customers that roam in our markets.

      AT&T Wireless TDMA Operating Agreement.

•	Term. The agreement extends through February 25, 2020, subject to separate termination dates for specific provisions as explained below.

•	Rates. We will receive what we believe to be attractive roaming rates that decline every one to two years through June 30, 2007, at which point the rates will need to be renegotiated.

•	Noncompetition. Subject to certain circumstances and except in our Kentucky markets, AT&T Wireless has agreed not to compete with us in any of our markets until February 25, 2005.

•	Preferred Roaming Partner. We are the preferred roaming partner for substantially all of AT&T Wireless’ customers that roam in our markets until February 25, 2005.

      Cingular GSM and TDMA Roaming Agreement.

•	Term. The agreement extends through December 31, 2011.

•	Rates. We will receive what we believe to be attractive roaming rates that decline over the term of the agreement.

•	Preferred Roaming Partner. Subject to certain circumstances, we are the preferred roaming partner for GSM and TDMA services for substantially all of Cingular’s customers that roam in our markets.

      These agreements can be terminated early upon the occurrence of certain circumstances. See “Business — Roaming.”

      For the nine months ended September 30, 2003, approximately 86% of our roaming traffic was attributable to AT&T Wireless and Cingular. Our ability to benefit from our AT&T Wireless and Cingular GSM roaming and operating agreements depends on our timely build-out of the GSM technology over our markets.

      Our long-term contracts with AT&T Wireless and Cingular allow our subscribers to roam outside of our service area on their networks at rates we believe to be attractive. Our markets have significant roaming activity due in part to their concentration of expressway corridors and their proximity to densely populated urban areas, including New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati and Louisville. For the nine months ended September 30, 2003, we had $96.9 million in roaming revenue, comprising approximately 28.2% of our total revenue. For the year ended December 31, 2002, we had $135.1 million in roaming revenue, comprising approximately 29.8% of our total revenue.

      Our total net subscriber additions were approximately 4,200 for the third quarter ended September 30, 2003, compared with approximately 15,200 for the same period in 2002 and 5,400 in the second quarter of 2003.

      Our postpaid customer churn for the third quarter ended September 30, 2003 was 2.0%, in line with churn for the same quarter in 2002 and compared with 1.7% in the second quarter of 2003. Our gross subscriber additions were approximately 43,900 for the third quarter of 2003, compared with 49,900 gross subscriber additions for the same period in 2002 and 37,900 in the second quarter of 2003.

      We include both postpaid and prepaid subscribers in net subscriber additions. We report gross subscriber additions and churn on a postpaid basis only.

Competitive Strengths

      Strong Position in Attractive Markets. We have significant market share in our wireless markets. These markets have demonstrated positive demographic growth trends, enjoy a higher population density relative to many other rural and suburban markets and generally have fewer competitors than metropolitan markets. Also, our markets are attractive due to their proximity to major metropolitan statistical areas, or MSAs, such as New York City, Minneapolis-St. Paul, Pittsburgh, Cincinnati and Louisville. This proximity along with our long-term roaming agreements allow us to offer rate plans that include these MSA’s in our “home area” footprint, which makes our rate plans more competitive. The proximity also enhances our roaming revenue. Our markets have a relatively high density of highway and other traffic corridors and strong tourist activity due to seasonal activity. In addition we believe that our licenses, substantially all of which are 850 MHz, allow us to provide higher quality service at lower costs than those competitors that operate in the 1900 MHz frequency. The 850 MHz frequency requires substantially fewer cell sites and less equipment than the 1900 MHz frequency to serve the rural and suburban markets in which we operate.

      High Quality of Service. We believe we offer a high quality of service to our subscribers through our digital network and customer service capabilities. At September 30, 2003, approximately 90% of our customers subscribed to our digital TDMA service plans, which provides a low level of blocked and dropped calls during peak usage times. We are currently deploying a GSM/GPRS network to enable us to offer enhanced data capabilities to our customers and persons who roam on our network. We support local customer service through retail stores, a direct sales force, and regional customer service call centers that offer 24-hour services. The regional presence of our call centers enhances our knowledge of local markets, which improves our ability to provide customer service, credit and collection and order activation. Our high quality service and customer satisfaction have been demonstrated by our low churn rates, which for the nine month period ended September 30, 2003 was 1.9%.

      Localized Management of Distribution Channels. We distribute our products primarily through a combination of retail outlets, a direct sales force and independent dealers. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. Their presence fosters a sense of customer service and community spirit. Local management designs marketing programs and tailors distinctive rate plans to emphasize the quality, value and advantage of our services.

      Long-Term Roaming Agreements. We maintain long-term roaming relationships with operators of wireless systems in MSAs near our wireless markets. These roaming agreements allow our subscribers and the subscribers of our roaming partners to roam on each other’s networks at favorable rates. In addition, we deploy technology in our markets that is the same as that selected by our roaming partners in the neighboring MSA. We believe these long-term roaming agreements enable us to maximize our roaming revenue and offer our subscribers a larger “home area” footprint at an attractive price. Our two most significant long-term roaming agreements are with AT&T Wireless and Cingular.

      Experienced Management Team. Dobson Communications has managed our operations since February 2000 and will continue to manage our operations following the Reorganization pursuant to a management agreement. With more than 50 years of telecommunications experience on a combined basis, our senior management team, consisting of Everett R. Dobson, Douglas B. Stephens and Bruce R. Knooihuizen, is extremely knowledgeable and well regarded in the telecommunications industry.

      Continued Relationship with Dobson Communications. Since 2000, our operations have been integrated with Dobson Communications, which provides us with significant benefits. On a consolidated basis, giving effect to the Reorganization, Dobson Communications will be the largest rural wireless carrier in the United States. Our licensed areas, combined with those of Dobson Communications, cover an estimated population of more than 11.1 million, and together we served approximately 1.6 million subscribers at September 30, 2003. This size and scale enables us to reduce our operating costs and receive technical, network and operational efficiencies from Dobson Communications’ existing corporate infrastructure.

Business Strategy

      Our strategy is to capitalize on our competitive strengths and further develop and operate our rural and suburban wireless systems. With Dobson Communications, we have developed organizational, marketing and operational programs designed to increase the number of our subscribers, promote superior customer service, enhance roaming revenue, control operating costs and improve the profitability of our operations. We plan to attract additional subscribers and increase our market penetration by leveraging the quality of our local networks, roaming relationships, digital technologies, local sales channels and diverse service offerings, including national, regional and local rate plans.

Operations

Markets and Systems

      The following table sets forth information with respect to our existing wireless markets. Information with respect to populations in licensed areas is as of September 30, 2003 and is our estimate based upon the Claritas 2000 Bureau of Census results, adjusted to exclude those portions of our rural service areas, or RSAs, and MSAs not covered by our licenses. Net population represents total population less minority ownership interests in our licenses. Information with respect to subscribers is our estimate as of September 30, 2003 and excludes the market we sold to Verizon Wireless in February 2002. We determine market penetration by dividing the total number of subscribers in each of our FCC wireless licensed areas at the end of the period by the estimated total population covered by the applicable wireless license.

	Total	Net
Markets:	Population	Population

Central Region
Northeast Oklahoma/ Southeast Kansas PCS	259,400	259,400

Total Central Region	259,400	259,400

Northwest Region
Alton, IL MSA	21,700	18,900
MI 1 RSA	202,700	202,700
Duluth MN MSA	243,800	243,800
MN 2 RSA	31,800	31,800
MN 3 RSA	58,400	58,400
MN 4 RSA	16,300	16,300
MN 5 RSA	214,700	214,700
MN 6 RSA	274,500	274,500
Eau Claire WI MSA	148,300	145,300
Wausau WI MSA	125,800	123,300
WI 1 RSA	118,000	118,000
WI 2 RSA	86,100	86,100
WI 3 RSA	142,900	142,900
WI 4 RSA	124,300	124,300
WI 5 RSA	83,900	83,900
WI 6 RSA	33,600	33,600

Total Northwest Region	1,926,800	1,918,500

East Region
Orange County NY MSA	341,400	341,400
Poughkeepsie NY MSA	280,200	269,000
NY 5 RSA	393,100	393,100
NY 6 RSA	111,300	111,300
OH 7 RSA	261,500	261,500
OH 10 RSA	62,300	62,300
KY 4 RSA	260,300	260,300
KY 5 RSA	164,400	164,400
KY 6 RSA	277,700	277,700
KY 8 RSA	124,500	124,500
PA 9 RSA	189,300	189,300
WV 2 RSA	76,600	76,600

	Total	Net
Markets:	Population	Population

WV 3 RSA	268,200	268,200

Total East Region	2,810,800	2,799,600

Total — American Cellular regions combined	4,997,000	4,977,500

Total subscribers	701,700

Total penetration	14.0%

Service and Features

      We offer some of the most advanced wireless products and services. From a fully digital network to the introduction of a wireless Internet product, we strive to consistently deliver advanced services and technologies to our customer base. We attempt to maximize the choices available to our customers through offering the latest line of hand-held wireless phones from a wide variety of manufacturers. We design our rate plans to fit the specific needs of our customers. We balance the needs of the customer with our on-going objective to increase profitability. We solidify our commitment to our customer base through the high priority we place on offering the latest products, services and competitive rate plans.

      The following are key components of our service offerings:

      Wireless Calling. Our primary service offering is wireless telephone service. We currently offer digital service using the TDMA digital standard, in all of our wireless markets. In addition, we offer various custom-calling features, including voice mail, call forwarding, call waiting, three-way calling, no answer transfer, caller ID, message waiting indicator, sleep mode for longer battery life, voice activated dialing, and mobile originated and mobile terminated short message service. As of September 30, 2003, we had deployed GSM/GPRS network coverage in our New York markets for our roaming partners and intend to substantially complete the deployment in New York and in the remainder of our markets for both our own subscribers and those of our roaming partners by the end of the first quarter of 2004 and complete the deployment by the end of the second quarter of 2004. GSM/GPRS will allow us to provide more advanced wireless data services to our subscribers.

      Digital technology is inherently more secure than analog technologies, and provides increased voice privacy and enhanced fraud protection for our customers.

      Tri-Mode Handsets. As of September 30, 2003, approximately 90% of our subscribers utilized digital technology. Our digital subscribers use tri-mode, dual-band handsets. These handsets are compatible with analog cellular, digital cellular and digital PCS service, allowing our subscribers access to AT&T Wireless’ national footprint, as well as the extensive coverage areas of our other roaming wireless carriers and Cingular Wireless.

Marketing

      The following are key components of our marketing strategy:

      Branding. We offer wireless service under the CELLULAR ONE® trademark. We believe the national support offered by the Cellular One Group has enhanced our advertising exposure. We also believe that we have obtained significant marketing benefits from the high name recognition associated with this widely used service mark.

      We use the CELLULAR ONE® trademark pursuant to licensing agreements with Cellular One Group. We pay licensing and advertising fees based upon the population of the licensed areas. Our licensing agreements with the Cellular One Group are for five-year terms expiring on various dates. These agreements may be renewed at our option for at least one additional five-year term. From time-to-time, we may consider alternative brand name strategies and service marks.

      Advertising. Our advertising strategy is focused on establishing a strong local presence in each of our markets. We direct our media efforts at the market level by advertising in local publications and sponsoring local and regional events. We also use mass media outlets such as television, radio, newspaper, magazine and outdoor advertising, as well as direct marketing, to augment our efforts at the community level.

      We focus our marketing program on attracting subscribers who we believe are likely to generate high monthly revenue and low churn rates. We undertake extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our wireless service. We market our service offerings primarily through our direct sales force and company-owned retail stores. We also use a network of dealers, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, our marketing team continuously evaluates other, less traditional, methods of distributing our services and products, such as targeted telemarketing and direct mail programs.

      Segmented Rate Plans. We offer our subscribers a diverse array of rate plans, so that each subscriber can choose the plan that best fits that subscriber’s expected calling needs. Our offerings include our Clear Across AmericaTM national rate plans, which use our network along with those of AT&T Wireless and Cingular Wireless. We also offer regional and local rate plans at a variety of pricing tiers. The majority of our new digital subscribers are on our local rate plans, which generally include only areas covered by our network as the “home” area. Our rate plans generally combine a fixed monthly access charge, a designated number of minutes-of-use, per minute usage charges for minutes in excess of the included amount and additional charges for certain custom-calling features. Most of our plans include some features such as voice mail, caller ID, call forwarding and call waiting. These plans offer value to the customer while enhancing airtime usage and revenue.

Sales and Distribution

      We primarily sell and distribute our wireless services, phones and accessories through three distribution channels: retail stores, direct sales and independent dealers. For the year ended December 31, 2002, approximately 50% of our gross subscriber additions were added through our retail stores, while our direct sales force was responsible for over 10% and our independent dealers added almost 30%.

      As of September 30, 2003, we had approximately 90 retail stores and outlets. Most of our retail stores are fully equipped to handle customer service. Some of these stores are also authorized warranty repair centers. Our stores provide customer-friendly retail environments, including extended hours, a large selection of products and services, a well trained sales staff and convenient locations, which are designed to make the sales process quick and easy for the subscriber.

      We train and compensate our sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. We believe that our direct sales force is able to select and screen new subscribers and select pricing plans that match subscriber needs. As a result, we believe that our direct sales force reduces our marketing costs because our subscriber retention rate is higher than when we use independent dealers. As of September 30, 2003, we had approximately 65 direct sales representatives.

      As of September 30, 2003, we had approximately 160 independent dealers, or agents. These independent dealers allow us a third distribution channel by offering our services and equipment through retail outlets, such as car dealerships, electronics stores, paging service companies and independent contractors.

      We believe that our after-sale telemarketing program, which includes courtesy calls to our new customers and is conducted by our sales force and customer service personnel, helps to reduce our churn rates. This program enhances customer loyalty and allows our sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

Customer Service

      Customer service is an essential element of our marketing and operating philosophy. We attract new subscribers and retain existing subscribers by providing high-quality customer service. Our customers benefit from a local staff, including a market manager, customer service field representatives, technical and engineering staff, sales representatives and installation and repair facilities. Local offices and installation and repair facilities allow us to better service our customers, schedule installations and make repairs. As of September 30, 2003, our markets were serviced by four regional call centers, which, in aggregate, employed approximately 450 customer care representatives. The regional presence of these call centers enhances our knowledge of the local markets, which improves our ability to provide customer service.

      In addition, our customers are able to report wireless telephone service or account problems 24-hours a day to our customer service centers on a toll-free access number with no airtime charge. We believe that our emphasis on customer service affords us a competitive advantage over our larger competitors. We frequently contact our subscribers in order to evaluate and measure, on an ongoing basis, the quality and competitiveness of our services.

Roaming

      Roaming is an important service component for our business. Accordingly, where possible, we attempt to arrange roaming agreements that allow customers to roam at competitive prices. We believe this increases usage on all wireless systems, including our own. We operate many systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors. These systems tend to have a significant amount of roaming activity.

AT&T Wireless

      Our most significant roaming partner is AT&T Wireless. For the year ended December 31, 2002 and the nine months ended September 30, 2003, AT&T Wireless’ customers accounted for approximately 49% and 49% of our roaming revenue, or approximately 15% and 14% of our total operating revenue. On July 11, 2003, we entered into a five-year GSM roaming agreement and a five-year GSM operating agreement with AT&T Wireless. The following is a summary of our GSM/GPRS operating and roaming agreements and our TDMA operating agreement with AT&T Wireless.

      AT&T Wireless GSM Roaming Agreement. Our roaming agreement will expire on July 11, 2008, subject to earlier termination under certain circumstances, including the technical or commercial impracticability of using a party’s roaming network, the occurrence of an unacceptable level of unauthorized use, or the revocation or nonrenewal of either party’s GSM licenses. In certain circumstances, our roaming agreement may be extended beyond July 11, 2008.

      The roaming agreement provides for scheduled roaming rates for GSM/GPRS in AT&T Wireless’ and our respective markets. These rates decline for the first three years, subject to modification in limited circumstances. We can initiate negotiations for new rates for years four and five. If we do not initiate rate negotiations, or if we initiate negotiations, but AT&T Wireless and we are unable to agree upon new rates, the rates in effect for year three will continue for years four and five, and AT&T Wireless may compete against us in our markets.

      AT&T Wireless GSM Operating Agreement. Our operating agreement will expire on July 11, 2008, or (iv) the holders of the existing notes have not released AT&T Wireless and its affiliates from all claims arising from the ownership of existing notes in a manner acceptable to AT&T Wireless.

      Under the operating agreement, we have agreed to construct and operate facilities-based mobile wireless telecommunications systems using EDGE compatible GSM/GPRS technology in specified markets. If we fail to meet our construction obligation, AT&T Wireless will have the right to co-locate GSM/GPRS telecommunications equipment on our cell sites. We have agreed to cause our systems to be technologically compatible with AT&T Wireless’ GSM/GPRS systems and will comply substantially with the AT&T Wireless network performance standards. With respect to any mobile wireless services using new technology deployed by AT&T

Wireless in its markets, we may elect to be the preferential roaming provider for AT&T Wireless if it and we reach agreement on mutually satisfactory terms within 30 days of commencement of discussions.

      Subject to certain exceptions and except in our Kentucky markets, for the first three years of the operating agreement, AT&T Wireless and its controlled affiliates will not, directly or indirectly, engage in a business that provides or resells, or grants a license that facilitates or enables the provision or resale of, facilities-based mobile wireless telecommunications services using GSM/GPRS on any spectrum in any of our markets. Subject to the provisions of the roaming agreement, we may elect to extend the exclusivity period for the last two years of the operating agreement. However, AT&T Wireless may engage in investments, asset sales or other business combination transactions involving markets overlapping with us if the overlap is less than 25% of the total markets involved in the transaction (measured by population) subject to our right to buy such overlapping markets at fair market value. If we do not do so, AT&T Wireless may retain such markets and its customers would no longer need to roam on our systems in such markets.

      AT&T Wireless has agreed that substantially all of its customers, when roaming in any of our markets, will seek GSM or GPRS roaming service from us prior to seeking such service from another carrier, so long as we are in compliance with our construction, operational and other requirements under the operating and roaming agreements. Similarly, we will be the sole providers of toll services for all of AT&T Wireless’ TDMA, GSM and GPRS roaming traffic in our market.

      AT&T Wireless may terminate the preferred GSM roaming provider and noncompetition provisions of the operating agreement if we cease to be in compliance with our construction, operational and other requirements under the operating and roaming agreements, or if a major competitor of AT&T Wireless acquires us or Dobson.

      AT&T Wireless TDMA Operating Agreement. Our existing TDMA operating agreement with AT&T Wireless, as amended and restated, extends through February 25, 2020 with roaming rates scheduled through June 30, 2007. These rates decline every one to two years and must be renegotiated after June 30, 2007. Subject to certain circumstances, and except in our Kentucky markets, AT&T Wireless has agreed not to construct, own or acquire a controlling interest in, or manage a communications system that provides TDMA mobile wireless service in areas in which we operate our cellular systems until February 25, 2005. However, AT&T Wireless may engage in investments, asset sales or other business combination transactions involving markets overlapping with ours if the overlap is less than 25% of the total markets in the transaction (measured by population); in such event, AT&T Wireless customers would no longer need to roam on our systems in such markets. Subject to certain circumstances, we will be the preferred provider of roaming services of AT&T Wireless’ subscribers who roam in our markets until February 25, 2005.

Cingular

      Another significant roaming partner is Cingular. For the year ended December 31, 2002 and the nine months ended September 30, 2003, Cingular’s customers accounted for approximately 19% and 30% of our roaming revenue, or approximately 6% and 8% of our total operating revenue. Under our Cingular roaming agreement, Cingular and we charge each other favorable roaming rates for both usage of TDMA and GSM in our respective markets. These rates will decrease over time. Our roaming agreement with Cingular requires that we maintain and provide certain call features and related services to roaming customers, such as call waiting, call forwarding, three-way calling, caller ID and voice mail. This roaming agreement may be terminated or suspended by either party if the FCC revokes a license covering a material portion of either party’s markets, or if either party fails to control subscriber fraud, fails to adhere to system technical requirements and upgrades or breaches any of the material terms of the roaming agreement. The roaming agreement expires in December 2011.

      We are included in the North American Cellular Network, or NACN, which is the largest wireless telephone network system in the world linking wireless operators throughout the United States and Canada and enabling customers to use their wireless phones to place and receive calls in these areas as easily as they do in their home areas. Through this network, customers are able to receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and

Canada. In addition, the NACN enables special services such as call forwarding and call waiting, to automatically follow subscribers as they travel.

Billing System

      Through December 2002, Verisign Telecommunications Services, or VTS, provided exclusive billing functions for all of our wireless operations. In November 2002, we signed a five year contract with Convergys Corporation for use of their billing and customer care systems under a service bureau arrangement. Beginning in the third quarter of 2003, we will replace the VTS systems with the Convergys Atlys® billing and customer care systems operating in a Convergys data center to support wireless voice and data services as well as emerging technology offerings. Consistent with the billing services previously offered by VTS, Convergys will provide billing for all our subscribers across all regions. Convergys will also handle all the administration and maintenance of the Atlys® application and the associated infrastructure. Convergys and their partners will be responsible for the processing and printing of all customer invoices.

Network Operations

      Network Communications Equipment. Our network communications equipment is provided by a variety of leading network suppliers, including Nortel Networks. We often aggregate our orders for network equipment with those of Dobson Communications, to obtain additional equipment discounts.

      Connection Agreements. Our wireless network connects to the public switched telephone network system through local exchange carriers. We have interconnection agreements with BellSouth, SBC (Ameritech, Southwestern Bell), Verizon (Bell Atlantic, GTE), Sprint, Qwest (US West) and other local exchange carriers within our markets. The expiration dates of these agreements vary from one to three years. Unless notice of termination is given by either party, the agreements automatically renew for six months to one year.

      Network Operations. Our network operations are monitored by regional network personnel, who provide monitoring on a real-time basis for items including alarm monitoring, power outages, tower lighting problems and traffic patterns.

      Cell Sites and Transmission Towers. At September 30, 2003, we operated 739 cell sites, of which we owned 207 towers.

System Development and Technology

      System Development. We develop or build out our service areas in response to projected subscriber demand and competitive factors by adding voice circuits to existing cell sites and by building new cell sites to increase capacity with an emphasis on improving coverage for hand-held phones in high-traffic areas. We develop projected subscriber service demand for each market area on a cell-by-cell basis.

      We expect our network expansion to enable us to continue to add and retain subscribers, enhance subscriber use of our systems, increase roaming traffic due to the large geographic area covered by our network and further enhance the overall efficiency of our systems. We believe that the increased coverage and capacity will continue to have a positive impact on market penetration and subscriber usage.

      Digital Technology. Our TDMA digital technology divides each channel into three voice circuits providing service to three simultaneous users instead of using the same spectrum for one analog voice circuit. Our digital services include digital voice circuits, short messaging services, message waiting indicator, increased battery life and caller ID services.

      We began to overlay selected markets with GSM voice network in the second half of 2002. This network will also support the GPRS data technology. With this data network, we expect to be able to offer 40Kb to 60Kb individual data speeds to subscribers and roamers. As of September 30, 2003 we had deployed the GSM/ GPRS network coverage in our New York markets for our roaming partners and anticipate completing the GSM/ GPRS deployment in New York and in the remainder of our markets for both our own subscribers and those of our roaming partners by the end of the second quarter of 2004. GSM/ GPRS is the technology choice of both AT&T Wireless and Cingular Wireless.

Competition

      We compete with one or more companies in all of our markets throughout our regions. These companies include AT&T Wireless (Telecorp), Alltel, Cingular Wireless, Nextel, Rural Cellular, Sprint PCS, T-Mobile, US Cellular and Verizon Wireless.

      The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. Accordingly, we expect competition in the wireless telecommunications industry to be dynamic and intense as a result of competitors and the development of new technologies, products and services. Many of our competitors have been operating for a number of years, operate nationwide systems, currently serve a substantial subscriber base and have significantly greater financial, personnel, technical, marketing, sales and distribution resources than we do. In addition, the FCC will require all wireless carriers to provide for wireless number portability for their customers. Once number portability is effective, wireless customers will have the ability to change wireless carriers and retain their wireless telephone numbers. Number portability may result in an increase in churn throughout the industry. Some competitors have begun to market enhanced data services, such as single carrier radio transmission technology, or 1XRTT, and GPRS. We are currently in the process of upgrading our networks to GSM/GPRS.

      We compete against other facilities-based cellular carriers, personal communications service, or PCS, carriers and enhanced specialized mobile radio service, or ESMR, carriers in each of our markets. We compete for customers based principally upon price, the services and enhancements offered, the quality of our system, customer service, system coverage and capacity. This competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better-capitalized and more experienced wireless operators that may be able to offer consumers certain network advantages.

      Subject to certain conditions, AT&T Wireless has agreed not to build PCS networks using TDMA or analog technology in any of the markets currently served by us until February 25, 2005. AT&T Wireless currently operates a PCS TDMA network that competes with portions of our markets in Kentucky. AT&T Wireless inherited these competing networks with their purchase of Telecorp and they have plans to deploy GSM/ GPRS technologies in Kentucky during 2003.

      The FCC has created potential sources of new competition by auctioning additional PCS licenses, as well as licenses for wireless communications services, local multipoint distribution service, 39 GHz service and 220 to 222 MHz service. Further, the FCC has announced plans to auction licenses in the 4.9 GHz, 24 GHz and 700 MHz bands that may be usable for mobile services. The FCC has also recently allocated an additional 90 MHz of spectrum (in the 1.7 GHz and 2.1 GHz bands) for advanced wireless services, and adopted service and auction rules for these bands. The FCC has also initiated a number of rule making proceedings to allocate additional spectrum to wireless use, much of which can be licensed for commercial wireless purposes. In the future, we may also compete more directly with traditional landline telephone service providers.

      We also face, to a lesser extent, competition from mobile satellite service, or MSS, providers, as well as from resellers of these services and wireless service. The FCC recently granted MSS providers the flexibility to deploy an ancillary terrestrial component to their satellite services. This added flexibility might enhance MSS providers’ ability to offer more competitive mobile services.

      Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of the competitive services offered by operators using these other technologies, future competition from these operators could be intense.

Regulation

      The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. The enactment of the Telecommunications Act of 1996 has had an impact on many aspects of this regulation. In addition, this regulation currently is the subject of administrative rulemakings and judicial proceedings that are significant to us.

Federal Regulation

      The licensing, construction, modification, operation, ownership and acquisition of wireless telephone systems are subject to regulations and policies adopted by the FCC under the Communications Act of 1934, as amended (the “Communications Act”). These regulations and policies govern, among other things, applications for licenses to construct and operate wireless communications systems, ownership of wireless licenses and the transfer of control or assignment of such licenses, and the ongoing technical and operational requirements under which wireless licensees must operate.

General Licensing Requirements

      The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 MSAs and 428 rural RSAs. In each market, the FCC licenses two cellular systems operating on different 25 MHz frequency blocks designated as Block A and Block B. Apart from the different frequency blocks, there is no technical difference between the two cellular systems and the operational requirements imposed on each by the FCC are the same. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the cellular geographic service area. The cellular geographic service area may conform exactly to the boundaries of the FCC-designated MSA or RSA, or it may be smaller if a licensee has chosen not to provide services to certain areas. A cellular licensee has the exclusive right to expand its cellular geographic service area boundaries within the licensee’s MSA or RSA for a period of five years after grant of the licensee’s initial construction permit. At the end of this five-year build-out period, however, other entities may apply to serve portions of the MSA or RSA in areas outside the licensee’s then-designated cellular geographic service area. The five year build-out period has expired for all of the cellular licenses we currently hold and the FCC has granted several “unserved area” applications filed by us and by other parties for the MSAs and RSAs in which we are a licensee.

      PCS licenses are awarded by the FCC for protected geographic service areas called major trading areas (“MTAs”) and basic trading areas (“BTAs”), which are defined by Rand McNally & Company. Under this scheme, the United States and its possessions and territories are divided into 493 BTAs, all of which are included within 51 MTAs. Each PCS license authorizes operation on one of six frequency blocks allocated for broadband PCS. The FCC has allocated 120 MHz of radio spectrum in the 1.9 GHz band for licensed broadband PCS. The FCC divided the 120 MHz of spectrum into two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, for a total of more than 2,000 licenses.

      The FCC has adopted construction benchmarks for PCS licenses. All 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area within five years, and two-thirds of the population within ten years, of their initial license grants. All 10 MHz and 15 MHz Block licensees must provide service to 25% of the service area within five years of their initial license, or make a showing of substantial service. While the FCC has granted limited extensions and waivers of these requirements, licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. We have satisfied the initial construction requirements for all of the PCS licenses we currently hold.

      The FCC generally grants cellular and PCS licenses for terms of ten years that are renewable upon application to the FCC. Near the conclusion of the license term, we must file applications for renewal of licenses to obtain authority to operate for an additional 10-year term. To date, the FCC has renewed for a new ten-year term each of our licenses for which a renewal application was required. The FCC may revoke our licenses and may deny our license renewal applications for cause after appropriate notice and hearing. The

FCC will award a renewal expectancy to us if we meet certain standards of past performance. If we receive a renewal expectancy, it is very likely that the FCC will renew our existing cellular and PCS licenses so that they will not become subject to competing applications. To receive a renewal expectancy, we must show that we have provided “substantial” service during our past license term, and have substantially complied with applicable FCC rules and policies and the Communications Act. The FCC defines “substantial” service as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If a licensee does not receive a renewal expectancy, then the FCC will accept competing applications for the license, subject to a comparative hearing, and the FCC may award the license to another entity.

      The FCC may deny applications for FCC authority, and in extreme cases revoke licenses, if it finds that an entity lacks the requisite “character” qualifications to be a licensee. In making this determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. To our knowledge, there are no activities and no judicial or administrative proceedings involving either the licensees in which we hold a controlling interest or us that would warrant such a finding by the FCC.

      Cellular and PCS providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One requirement of cellular providers is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of cellular base station transmitting facilities and the type of signals they emit must fall within specified parameters. PCS providers may not exceed a certain field strength limit at the market boundary without the consent of the neighboring PCS licensee.

      The Commission recently adopted a Report and Order that removed or significantly reduced the impact of many outdated cellular rules, eliminated a number of technical requirements and granted additional technical and operational flexibility. Among the changes is a phase-out over a five-year period of the requirement that all cellular carriers provide analog service throughout their territory. These new rule changes became effective on February 18, 2003, and should enable us to operate more efficiently and to utilize our licensed spectrum more effectively in providing services that meet our customers’ requirements.

      The FCC also regulates a number of other aspects of the cellular business. Federal legislation enacted in 1993 requires the FCC to reduce the disparities in the regulatory treatment of similar mobile services, such as cellular, PCS and ESMR services. Under this regulatory structure, all of our cellular and PCS licenses are classified as CMRS licenses. As a CMRS provider, the FCC regulates us as a common carrier. The FCC, however, has exempted cellular and PCS offerings from some typical common carrier regulations, such as tariff and interstate certification filings, thereby allowing us to respond more quickly to our competition in the marketplace. The 1993 federal legislation also preempted state rate and entry regulation.

      The FCC permits cellular, broadband PCS, paging and ESMR licensees to offer fixed services on a co-primary basis along with mobile services. This rule may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband PCS and ESMR licensees, although the extent of lawful state regulation of such “wireless local loop” service is undetermined. While we do not presently have a fixed service offering, our network is fully capable of accommodating such a service. We continue to evaluate our service offerings which may include a fixed service plan at some point in the future.

      Until April 4, 2005, the FCC prohibits a PCS licensee from interfering with existing licensees that operate certain fixed microwave systems within its license area. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will share the cost of the relocation. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. We have completed all of our relocation obligations (and related payments) for our PCS markets.

Ownership Restrictions

      Pursuant to a Report and Order adopted on November 8, 2001, while the FCC no longer restricts an entity’s ability to own interests in both cellular frequency blocks in an MSA market (the so-called cellular cross interest rule), the FCC continues to apply the cross interest rule to ownership interests in RSAs. We have joined with three other carriers to request reconsideration of the FCC’s decision to retain the cellular cross interest restriction with respect to ownership interests in RSAs, as we believe the record does not provide any support for distinguishing between interests in RSAs and similar interests in MSAs. In a Notice of Proposed Rulemaking released on October 6, 2003, the FCC proposed rule changes to discontinue the cellular cross-interest restriction where there are more than three competitors in a particular RSA. The FCC is also seeking comment on whether it should remove this restriction for all RSAs where the ownership interest being transferred, assigned or acquired is not a controlling interest.

      Also pursuant to that Report and Order, as of January 1, 2003, the FCC no longer enforces a particular limit on the amount of CMRS spectrum in which an entity may hold an attributable interest (formerly known as the “spectrum cap”). The FCC now engages in a case-by case review of transactions that would raise concerns similar to those that the spectrum cap was designed to address. By eliminating a hard cap in favor of the more flexible analysis, we believe the changes adopted by the FCC in the November 8, 2001 Report and Order could further increase the ability of wireless operators to attract capital or to make investments in other wireless operators.

      The FCC may prohibit or impose conditions on transfers of licenses. The Communications Act requires prior FCC approval for substantive, non-pro forma transfers or assignments to or from us of a controlling interest in any license or construction permit, or of any rights thereunder. Although we cannot assure you that the FCC will approve or act in a timely fashion upon any future requests for approval of applications that we file, we have no reason to believe that the FCC would not approve or grant such requests or applications in due course. Because an FCC license is necessary to lawfully provide cellular or PCS service, if the FCC were to disapprove any such filing our business plans would be adversely affected. In a Report and Order released October 6, 2003, the FCC adopted a streamlined transfer and assignment process that will be instituted beginning April 5, 2004. Under this new process, certain assignment or transfer of control applications may be granted within a timeframe shorter than the current rules allow.

      FCC rules restrict the voluntary assignments or transfers of control of certain licenses in the C and F Blocks (the “Entrepreneurs’ Blocks”), which were awarded in auctions in which bidding was limited to entities below a certain size and in which certain bidding enhancements (i.e., bidding credits and installment payment plans) were offered. During the first five years of the license term (or until the licensee satisfies the five-year construction benchmark), assignments or transfers affecting control of such licenses are permitted only to assignees or transferees that meet the eligibility criteria for participation in the Entrepreneurs’ Block auction at the time the application for assignment or transfer of control is filed or, if the proposed assignee or transferee holds other licenses for C Block and F Block, met the same eligibility criteria at the time of receipt of such licenses. The FCC also requires that “entrepreneurs” make “unjust enrichment payments” if they seek to transfer control of or assign an Entrepreneurs’ Block license to an entity that does not qualify for the same level of benefits. During the entire ten-year initial license term, if a license is being paid for in installments, the FCC will condition its approval of a transfer or assignment on remittance of all unpaid principal and accrued interest on the license if the proposed transferee or assignee does not qualify for the installment payment plan. In addition, during the first five years of the license term, an entrepreneur seeking to transfer control of or assign a licensee must repay to the government all or part of any bidding credit it benefited from in the auction if the proposed transferee or assignee does not qualify for the same level of bidding credit. We do not hold any Entrepreneurs’ Block licenses, but these rules could restrict our ability to acquire licenses from other entities.

      The Communications Act includes provisions that authorize the FCC to restrict the level of ownership that foreign nationals or their representatives, a foreign government or its representative or any corporation organized under the laws of a foreign country may have in us. The law permits indirect ownership of as much as 25 percent of our equity without the need for any action by the FCC. If FCC determines that the public interest would be so served, it may revoke licenses or require an ownership restructuring in the event that such ownership exceeds the statutory 25 percent benchmark. The FCC generally permits, however, additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization. For investors from countries that are not members of the World Trade Organization, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called “equivalent competitive opportunities” to U.S. entities. If these opportunities do not exist, the FCC may not permit investment beyond the 25 percent benchmark. These restrictions could adversely affect our ability to attract additional equity financing. We have no knowledge that any foreign entity directly or indirectly owns a significant percentage of our capital stock.

General Regulatory Obligations

      The Communications Act and the FCC’s rules impose a number of requirements upon cellular and PCS licensees. These requirements could increase our costs of doing business.

      We are obligated to pay annual regulatory fees and assessments to support the FCC’s regulation of the cellular and PCS industries, as well as fees necessary to support federal universal service programs, number portability, regional database costs, centralized administration of telephone numbering, telecommunications relay service for the hearing-impaired and application filing fees.

      The FCC has adopted requirements for cellular, PCS and other CMRS providers to implement basic and enhanced 911, or E-911, services. These services provide state and local emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. Our obligations to implement these services occur in stages, and on a market-by-market basis as emergency service providers request the implementation of E-911 services within their locales. In June 2002, the FCC extended the deadlines for meeting certain of these 911 requirements — the “Phase II” capabilities whereby emergency service providers receive the 911 caller’s geographic location — to March 1, 2003, at the earliest (the actual date for implementing this capability in any given locale will be based on the readiness of public safety agencies to participate in E-911 services). We are currently constructing facilities to implement these capabilities in several markets, although we cannot state at this time whether we will be able to meet all of the requirements imposed by the FCC, whether some additional relief from these regulations will be required, or whether the FCC would grant such relief if we request that it do so. The extent to which we are required to deploy E-911 services will affect our capital spending obligations. The FCC in 1999 amended its rules to eliminate a requirement that carriers be compensated for enhanced 911 costs and expand the circumstances under which wireless carriers may be required to offer E-911 services. Federal legislation enacted in 1999 may limit our liability for uncompleted 911 calls to a degree commensurate with wireline carriers in our markets.

      Under certain circumstances, federal law also requires cellular and PCS carriers to provide law enforcement agencies with capacity to support lawful wiretaps and technical capabilities for wiretaps. We have obtained an interim waiver of these requirements through November 19, 2003 for packet-mode services and requested an additional two-year extension of this waiver through November 19, 2005, and have obtained an interim waiver for certain other capabilities associated with voice services. Federal law also requires compliance with wiretap-related record-keeping and personnel-related obligations. Maintaining compliance with these wireless 911 and law enforcement wiretap requirements may create additional capital obligations for us to make necessary system upgrades.

      Because the availability of telephone numbers is dwindling, the FCC has changed the way that telephone numbers generally are allocated through “number pooling” rules. Number pooling is only mandatory at this point within the wireline rate centers in which we have drawn numbers and which are located in counties that are included in the “Top 100 MSAs” as defined by the FCC’s rules. A number of our markets may be partially or wholly contained within the Top 100 MSAs. We have expended capital preparing for number pooling in these markets as well as preparing to support the roaming of pooled numbers into our markets. The FCC also has authorized states to initiate limited numbering administration to supplement federal requirements. Some of the states in which we provide service have been so authorized.

      In addition, the FCC has ordered all carriers, including wireless carriers, to adopt a method for providing customers with telephone number portability, i.e., the ability to keep their telephone numbers when they change telecommunications carriers, either wireless to wireless or, in some instances, wireline to wireless, and vice versa. Under the local number portability rules, a CMRS carrier located in one of the Top 100 MSAs that received a request by February 24, 2003, from another carrier to allow end-users to port their telephone numbers, must be capable of doing so by November 24, 2003. Outside of the Top 100 MSAs, CMRS carriers that receive a request to allow end users to port their telephone numbers must be capable of doing so within six months after receiving the request by May 24, 2004, whichever is later. In addition, all CMRS carriers have been required since November 24, 2002 to support roaming nationwide for customers with ported or pooled numbers. These number portability requirements are likely to result in added capital expenditures for us to make necessary system changes. We intervened in support of an appeal of these requirements filed by the wireless industry with the United States Court of Appeals for the District of Columbia Circuit. The Court rejected the industry’s claims on a variety of substantive and procedural grounds. The Cellular Telecommunications and Internet Association, a trade group of which we are members, has filed a petition with the FCC asking that the effective date be delayed unless the FCC clarifies a number of implementation questions by September 1, 2003. We have received number portability requests and are planning to meet the November 24, 2003 deadline, or the May 24, 2004 deadline, as applicable.

      The FCC has adopted rules to govern customer billing by CMRS providers and is considering whether to extend billing rules currently applicable to landline carriers to CMRS carriers. Adoption of some of the FCC’s proposals could increase the complexity and costs of our billing processes and/or limit the manner in which we bill for services.

      The FCC is required to implement policies that mandate local exchange carriers to pay reciprocal compensation for the exchange of traffic with other carriers, including CMRS carriers such as us, at rates more closely related to cost. In a rulemaking proceeding pertaining to interconnection between local exchange carriers and CMRS providers such as us, the FCC concluded that local exchange carriers are required to compensate CMRS providers for the reasonable costs incurred by these providers in terminating traffic that originates on local exchange carrier facilities, and vice versa. The FCC is currently considering changes to local exchange carrier-CMRS interconnection and other so-called “intercarrier compensation” schemes, and the outcome of the proceeding may affect the manner in which CMRS carriers are charged or compensated for such traffic.

      The FCC has adopted rules that require interstate communications carriers, including cellular and PCS carriers, to “make an equitable and non-discriminatory contribution” to a Universal Service Fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. We have made such payments, as the FCC has required. The FCC recently initiated a rule making proceeding in which it solicits public comment on ways of reforming both the manner by which it assesses carrier contributions to the Universal Service Fund and the way in which carriers may recover their costs from customers. Effective April 1, 2003, the FCC prospectively forbade carriers from recovering their administrative costs associated with administering the universal service assessments that carriers are required to pay. The FCC’s new rules require that carriers’ USF recovery charges to customers may not exceed the assessment rate that the carrier pays times the proportion of interstate telecommunications revenue on the bill. We are working diligently to comply with these new requirements. They may have an impact on our ability to recover our administrative costs for administering our participation in the program.

      Wireless carriers may be designated as “Eligible Telecommunications Carriers” (“ETC”) and may receive universal service support for providing service to consumers that use wireless service in high cost areas as their only phone service, as well as to consumers in these areas who also maintain wireline service. Other wireless carriers operating in states where we operate have obtained or applied for ETC status. Such other carriers’ receipt of universal service support funds may affect our competitive status in a particular market. We are currently contemplating whether and where to apply for this designation in the various jurisdictions in which we provide wireless services to qualifying high cost areas. If such payments are made available to us, they would be an additional source of revenue to us that could be used to support the service we provide in the high cost areas.

      Cellular and PCS carriers are exempt from the obligation to provide equal access to interstate long distance carriers. However, the FCC has the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. Our customers have access to alternative long distance carriers using toll-free numbers.

      There are restrictions on a telecommunications carrier’s use of customer proprietary network information without prior customer approval. FCC rules implementing these restrictions have been revised. Given our current marketing activities, these revised rules have limited potential to impose upon us new costs, obligations or burdens.

      Telecommunications carriers are required to make their services accessible to persons with disabilities and the FCC’s rules implementing these requirements are in effect. These rules generally require service providers to offer equipment and services that are accessible to and usable by persons with disabilities, if readily achievable, and to comply with complaint/grievance procedures for violations of these provisions. These rules are largely untested and are subject to interpretation through the FCC’s complaint process. While much of the focus of these rules is on the manufacture of equipment, we could be subject to the imposition of costly new requirements and, if found to have violated the rules, be subject to fines as well. As a related matter, on July 10, 2003, the FCC adopted an order requiring digital wireless phone manufacturers and wireless service providers (including us) to take steps to ensure the availability of digital wireless phones that are compatible with hearing aids, which may increase our costs for certain handsets we sell.

      The FCC has determined that interexchange (long distance) service offerings of CMRS providers are subject to rate averaging and rate integration requirements of the Communications Act. Rate averaging requires us to average our intrastate long distance CMRS rates between rural and high cost areas and urban areas. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans pending further reconsideration of its rules, and has delayed the requirement that CMRS carriers integrate their rates among CMRS affiliates. Other aspects of the FCC’s rules have been vacated by the United States Court of Appeals for the District of Columbia Circuit, and are subject to further consideration by the FCC. There is a pending proceeding in which the FCC will determine how integration requirements apply to CMRS offerings, including single rate plans. To the extent that we offer services subject to these requirements, our pricing flexibility is reduced, and there is no assurance that the FCC will decline to impose these requirements on us and/or across our various CMRS affiliates.

State, Local and Other Regulation

      The Communications Act preempts state or local regulation of the market entry of, or the rates charged by, any CMRS provider, which include cellular telephone service and PCS providers. The FCC denied the petitions of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which we operate maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers of licenses and resolution of customer complaints. However, states may continue to regulate “other terms and conditions” of wireless service, and a number of state authorities have initiated actions or investigations of various wireless carrier practices. The outcome of these proceedings is uncertain and could require us to change certain of our marketing practices and ultimately increase state regulatory authority over the wireless industry.

      The location and construction of our cellular and PCS transmitter towers and antennas are subject to FCC and Federal Aviation Administration regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before we can put a system into commercial operation, we must obtain all necessary zoning and building permit approvals for the cell site and microwave tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. Additionally, any proposed site must comply with the FCC’s environmental rules. If zoning approval or requisite state permits cannot be obtained, or if environmental rules make construction impossible or infeasible on a particular site, our network design might be adversely affected, network design costs could increase and the service provided to our customers might be reduced.

      We cannot assure you that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities, which currently have none. Such changes could impose new obligations on us that would adversely affect our operating results.

Future Regulation

      From time to time, federal or state legislators propose legislation that could affect us, either beneficially or adversely. We cannot assure you that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities that might adversely affect our business. Changes such as the allocation by the FCC of radio spectrum for services that compete with our business could adversely affect our operating results.

Legal Proceedings

      We are not currently aware of any pending or threatened litigation against us or our subsidiaries that we expect would have a material adverse effect on our financial condition, results of operations or cash flows.

Employees and Management Agreement

      We have no employees. Our operations are managed entirely by Dobson Communications pursuant to our management agreement with Dobson Communications. Our existing management agreement with Dobson Communications will be modified as part of the Reorganization and will provide for substantially similar terms, duties, responsibilities and compensation as provided for in the existing management agreement, but will have changes to reflect that AT&T Wireless will no longer be an owner of American Cellular following the Reorganization. This management agreement may be terminable by either party in the event of a change of control of us following the Reorganization.

Properties

      As our operations are managed entirely by Dobson Communications, we utilize four of the five regional call centers operated by Dobson Communications. Of the four regional call centers we utilize, two are actually leased by us in our existing wireless markets located in Duluth, Minnesota and Poughkeepsie, New York. In addition, our wireless operations leased approximately 90 retail locations throughout our markets. We review these leases from time to time and, in the future, may lease or acquire new facilities as needed. We do not anticipate encountering any material difficulties in meeting our future needs for leased space.

MANAGEMENT

Directors and Executive Officers

      Upon consummation of the Reorganization, our directors and executive officers are as set forth below. Each of our directors are also directors of Dobson Communications. The ages and position titles of the persons set forth below are as of October 31, 2003.

Name	Age	Position

Everett R. Dobson(1)	44	President, Chief Executive Officer, Chairman of the Board and Director
Douglas B. Stephens	44	Senior Vice President and Chief Operating Officer
Bruce R. Knooihuizen	47	Executive Vice President and Chief Financial Officer
Timothy J. Duffy	43	Senior Vice President and Chief Technical Officer
R. Thomas Morgan	47	Senior Vice President and Chief Information Officer
Richard D. Sewell, Jr.	46	Treasurer
Stephen T. Dobson(1)	40	Secretary and Director
Russell L. Dobson	68	Director
Fred J. Hall	51	Director
Justin L. Jaschke	45	Director
Albert H. Pharis, Jr.	53	Director
Two director nominees of the holders of the existing notes(2)

(1)	Everett R. Dobson and Stephen T. Dobson are brothers.

(2)	Our board of directors is expected to consist of the same persons as the board of directors of Dobson Communications.

      Everett R. Dobson has served as our President, Chief Executive Officer, Chairman of the Board and Director since August 19, 2003 and served as our President and Director, and a member of the management committee of our former parent, ACC Acquisition LLC, since February 2000. Since April 1996, Mr. Dobson has served as Chairman of the Board, President and Chief Executive Officer and as a director of Dobson Communications. From 1990 to 1996, he was a director, President and Chief Operating Officer of Dobson Communications. Mr. Dobson currently serves on the Board of Directors and the Executive Committee of the Cellular Telecommunications & Internet Association. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its foundation Board and chairs its Investment Committee. Mr. Dobson was Chairman of the Board and Chief Executive Officer of DWL Holding Company, or DWL, formerly known as Logix Communications Enterprises, or Logix, until March 2002. Mr. Dobson again became Chairman of the Board of DWL on April 25, 2003.

      Douglas B. Stephens has served as our Senior Vice President and Chief Operating Officer since August 19, 2003 and served as Chief Operating Officer of our former parent ACC Acquisition LLC, since August 2002 and as our Vice President from January 2002 until August 19, 2003. Mr. Stephens served as Interim Chief Operating Officer of Dobson Communications since December 2001. Mr. Stephens was Regional Vice President for Dobson Communications Central Region from April 1997 until December 2001. In this capacity, his responsibilities included all sales and operations for the wireless properties throughout Texas, Oklahoma, Kansas and Missouri. Mr. Stephens has 19 years wireless experience. From March 1990 until March 1997, he was employed by United States Cellular, serving as National Accounts Manager and then as General Manager, responsible for its Indiana, Kentucky and Ohio cluster. Prior to that, Mr. Stephens was Director of Sales and Marketing for Cellular Communications Inc. out of Cleveland, Ohio. Mr. Stephens received a Bachelor of Science in business management from the University of Nebraska of Lincoln.

      Bruce R. Knooihuizen has served as our Executive Vice President and Chief Financial Officer since August 19, 2003 and served as our Treasurer and Director, and as a member of the management committee of our former parent, ACC Acquisition LLC, since February 2000. He has served as Vice President and Chief Financial Officer of Dobson Communications since July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider that was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988, he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in Finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

      Timothy J. Duffy has served as Senior Vice President and Chief Technical Officer since August 19, 2003 and served as Vice President of our former parent ACC Acquisition LLC since October 2000. He has served as Chief Technical Officer and Senior Vice President of Network Operations and Engineering for Dobson Cellular Systems since December 1998. In this capacity, he manages Dobson Communications’ wireless network facilities as well as engineering, design and build out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983, he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982, he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a degree in Electrical Engineering from Pennsylvania State University.

      R. Thomas Morgan has served as our Senior Vice President and Chief Information Officer since August 19, 2003, and was our Vice President and Chief Information Officer from December 1997 until August 19, 1993. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Systems Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1978 to 1981. Mr. Morgan holds a B.S. in Systems Analysis from Miami University in Oxford, Ohio.

      Richard D. Sewell, Jr. has served as our Treasurer since August 19, 2003 and served as Assistant Treasurer of our former parent ACC Acquisition, LLC, since February 2000. Mr. Sewell is Treasurer of Dobson Communications. He was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President — Finance from 1997 to 1998, as Vice President — Treasurer from 1995 to 1997 and as Vice President — Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in Accounting from the University of Missouri — Kansas City.

      Stephen T. Dobson became a director after the consummation of the Reorganization. Mr. Dobson has served as a director of Dobson Communications since 1990. He served as Dobson Communications’ Treasurer from 1990 until September 1998, and he has served as Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He became President of Logix in January 1997 and Vice Chairman of Logix in 1999. Mr. Dobson is a member of the Western Rural Telephone Association, National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in Business Administration from the University of Central Oklahoma. Mr. Dobson became Vice Chairman of the Board and Chief Executive Officer of DWL on April 25, 2003.

      Russell L. Dobson has served as a director of Dobson Communications since 1990 and was Chairman of the Board and as its Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Dobson Telephone Company in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father’s interest. He has been active in many industry-related groups, including the Oklahoma Telephone Association, Western Rural Telephone Company and Organization for the Protection and Advancement of Small Telephone Companies. Mr. Dobson is a director of DWL.

      Fred J. Hall became a director after the consummation of the Reorganization. Mr. Hall became a director of Dobson Communications in May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately-held company headquartered in Oklahoma City, Oklahoma. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs from 1986 to 1998. Mr. Hall is serving on the Budget and Audit Committees of the Oklahoma Turnpike Authority, and served as Chairman of the Oklahoma Turnpike Authority from 1995 to 2002. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science in Business Administration from the University of Southern California in 1976.

      Justin L. Jaschke became a director after the consummation of the Reorganization. Mr. Jaschke has served as a director of Dobson Communications since 1996. Mr. Jaschke has been the Chief Executive Officer and a director of Verio Inc., an Internet services provider based in Englewood, Colorado, since its inception in March 1996. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm’s President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke served on the Board of Directors of Metricom, Inc., a wireless data communications provider until November 2001. Mr. Jaschke was a director of Logix from March 1998 until April 2003. Mr. Jaschke currently serves on the Board of Trustees of the University of Puget Sound, on the Board of Directors of BlueStar Solutions, an application service provider and on the Board of Directors of Positive Networks, a leading provider of remote access service. Mr. Jaschke has a B.S. in Mathematics from the University of Puget Sound and an M.S. in Management from the Massachusetts Institute of Technology Sloan School of Management.

      Albert H. Pharis, Jr. became a director after the consummation of the Reorganization. Mr. Pharis has served as a director and a consultant of Dobson Communications since December 1998. Since February 2003, Mr. Pharis has been Chairman of the Board, Chief Executive Officer and a director of Ortheon Medical, a medical device company based in Orlando, Florida. Mr. Pharis became a director and the Chief Executive Officer of Logix in September 1999. He ceased to be the Chief Executive Officer in April 2001 and, in April 2003, he ceased to be a director of Logix. Mr. Pharis served as President, Chief Executive Officer and Director of Sygnet Wireless, Inc. and Sygnet Communications Company, Inc. from 1985 to December 1998. He has been active as a board member of the Cellular Telecommunications Internet Association since 1985 and as a member of its Executive Committee since 1989. He has also been Chairman of its Small Operators Caucus.

Board Composition

      Each member of our board of directors serves for a one-year term. Our directors serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers serve at the discretion of our board of directors. Our officers are appointed at the board’s first meeting after each annual meeting of stockholders.

Director and Officer Compensation

      We reimburse directors for out-of-pocket expenses incurred in attending board meetings. None of our officers or directors receive any compensation for serving as officers or directors. All compensation of our officers is paid by their primary employer.

Other Matters

      Everett R. Dobson, Stephen T. Dobson, Justin L. Jaschke and Albert H. Pharis, Jr. served as directors, executive officers or both of Logix Communications Enterprises, Inc. Logix Communications Enterprises, Inc. and its subsidiary, Logix Communications Corporation, filed voluntary petitions on February 28, 2002 under Chapter 11 of the United States Bankruptcy Code to restructure their operations.

RELATED PARTY TRANSACTIONS

Management Agreement

      Dobson Cellular Systems, Inc., a wholly-owned subsidiary of Dobson Communications, provides all supervision, design, construction and management for us under a management agreement entered into in February 2000. The management services provided include administration, accounting, billing, credit, collection, insurance, purchasing and clerical services; operational, engineering, maintenance and construction services; and marketing, sales and advertising services. To the extent employees of Dobson Cellular perform services for us under the management agreement, we reimburse Dobson Cellular for the allocable cost of the service provided, which for indirect services is generally based on the relative size of our populations or subscribers. Because of the services provided by Dobson Cellular under the management agreement, we have no employees of our own.

      The management agreement may be terminated:

•	by either party in the event of the bankruptcy, insolvency, dissolution, winding up or liquidation of the other party;

•	by us upon a material breach by Dobson Cellular, upon a failure by us to satisfy certain quality or financial performance standards established by Dobson Communications, and in the event of certain changes of control of Dobson Communications or transfers by Dobson Communications of its interests in us; and

•	by Dobson Cellular upon a material breach by us.

      We reimbursed Dobson Communications $17.1 million during 2002, $10.6 million during 2001 and $4.1 million during 2000, for our share of allocated shared costs. In addition, we reimbursed Dobson Communications for other expenses incurred by them on our behalf, primarily related to compensation-related expenses, totaling $42.9 million for 2002, $40.4 million for 2001 and $27.8 million for 2000.

      We intend to enter into a new management agreement with Dobson Communications either prior to or upon consummation of the Reorganization. It is expected that the new management agreement will provide for substantially similar terms, duties, responsibilities and compensation as provided for in the current management agreement, but will have changes that reflect that AT&T Wireless is no longer an owner of us and the new management agreement may be terminable by either party in the event of our change of control.

Operating Agreements with AT&T Wireless and Dobson Communications

      We entered into twenty-year operating agreements dated February 25, 2000, with each of AT&T Wireless and Dobson Cellular Systems, a subsidiary of Dobson Communications.

      Under the terms of these agreements, until February 25, 2005:

•	Dobson Cellular will be the preferred provider of roaming services for our subscribers who roam in Dobson Cellular’s markets;

•	AT&T Wireless will be the preferred provider of roaming services for our subscribers who roam in AT&T Wireless’ markets; and

•	we will be the preferred provider of roaming services for Dobson Cellular’s subscribers and AT&T Wireless’ subscribers who roam in our markets.

In addition, the operating agreements contain provisions providing for declining rates over the term of each agreement.

      We also executed new GSM/GPRS roaming and operating agreements, and an amended and restated TDMA operating agreement with AT&T Wireless on July 11, 2003. See “Business — Roaming” for a description of these agreements.

      We received $66.3 million during 2002, $55.5 million during 2001 and $46.6 million during 2000, in roaming fees from AT&T Wireless and paid AT&T Wireless $24.2 million during 2002, $20.0 million during 2001 and $8.5 million during 2000 in roaming fees. We received $0.7 million during 2002, $0.6 million during 2001 and $1.4 million during 2000, in roaming fees from Dobson Communications and paid Dobson Communications $1.3 million during 2002, $1.5 million during 2001 and $1.3 million during 2000, in roaming fees.

      Prior to the execution of our amended and restated TDMA operating agreement with AT&T Wireless on July 11, 2003, AT&T Corp. was our preferred provider of long distance service for our subscribers who roamed in AT&T Wireless’ markets. Upon consummation of the Reorganization, AT&T Wireless will no longer be an affiliate of ours.

Equipment Lease and Switch Sharing Agreements

      Effective January 1, 2003 we entered into various equipment lease agreements and switch sharing agreements with either Dobson Operating Co., LLC or Sygnet Communications, Inc., both wholly-owned subsidiaries of Dobson Communications. These agreements provide for the leasing, sharing or other use of telecommunications equipment and facilities, including, without limitation, switches, buildings, computer equipment, computer software, office equipment, furniture, vehicles, land, leasehold improvements and other communications equipment between us and the other parties to the agreements. We believe the terms of these agreements are at least as favorable to us as could be obtained from unaffiliated third parties.

      Each equipment lease agreement has a term of one year and is automatically renewed for successive one-year terms unless either party notifies the other of its intention to cancel the agreement. The expenses under the equipment leases are subject to annual adjustment by mutual agreement. Each switch sharing agreement has a term of four years and is automatically renewed for successive one-year terms unless either party notifies the other of its intention to cancel the agreement.

      Aggregate expenses are generally allocated under these agreements based on either a fixed fee or the greater of a minimum specified fee or usage. For the nine months ended September 30, 2003, our aggregate expenses under these agreements were $4.2 million. Based on current expectations we believe to be reasonable, we estimate that our aggregate expenses under these agreements will be $6.2 million for 2003.

Tax Sharing Agreement

      In connection with the Reorganization we entered into a tax sharing agreement with Dobson Communications which provides, among other things, that as long as we are a member of a consolidated group with Dobson Communications, we will calculate our federal and state income tax liability on a “stand-alone basis” as though we were not a member of the group, giving effect to any net operating loss carry-forward deduction to which we are entitled. We will pay the amount of such putative tax liability to Dobson Communications, who will be responsible for payment of the consolidated group’s federal and applicable state income taxes.

Issuance of Preferred Stock

      On June 29, 2001, we received $35.0 million from one of our principal owners, Dobson Communications, for the purchase of 35,000 shares of our Series A preferred stock. Each share of Series A preferred stock is entitled to cumulative annual dividends on the liquidation preference of $1,000 per share. Dividends will accrue but will not be paid until declared by our Board of Directors or when redeemed on June 29, 2011, whichever occurs first. Our Series A preferred stock will be cancelled as part of the Reorganization.

Contribution Agreement

      On January 18, 2001, pursuant to a contribution agreement among affiliates of AT&T Wireless, Dobson Communications and ACC Acquisition LLC, Dobson Communications made a capital contribution of $16.4 million in cash and AT&T Wireless contributed PCS licenses and other assets in certain portions of northwest Oklahoma and southeast Kansas to our parent, ACC Acquisition LLC. ACC Acquisition LLC then contributed the cash and licenses to us.

DESCRIPTION OF EXISTING NOTES

      American Cellular has outstanding $18.1 million aggregate principal amount of 9 1/2% senior subordinated notes, which mature on October 15, 2009. These notes were issued under an indenture with Bank of New York as successor to United States Trust Company of New York, as Trustee. The American Cellular notes bear interest at an annual rate of 9.5%, payable semi-annual on each April 15 and October 15.

DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.”

      ACC Escrow Corp. issued the notes under an indenture between itself and Bank of Oklahoma, National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Upon the merger of ACC Escrow Corp. with American Cellular Corporation, or ACC, ACC assumed all obligations of ACC Escrow Corp. under the notes and the indenture. In this description, the word the “Company” refers only to ACC Escrow Corp. before the merger and to ACC (but not any of ACC’s subsidiaries) after the merger.

      The following description is a summary of the material provisions of the indenture, the registration rights agreement and the escrow agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the escrow agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the registration rights agreement and the escrow agreement are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	will be general unsecured obligations of the Company;

•	will be pari passu in right of payment to all senior unsecured borrowings of the Company;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be unconditionally guaranteed by the Guarantors.

      The notes will also be effectively subordinated to the extent of any collateral securing any future secured debt of the Company, including, in the event of the merger with ACC described elsewhere herein, the proposed new senior credit facility.

The Guarantees

      Initially, the notes will not be guaranteed because as of the date of the indenture Escrow Corp. will not have any subsidiaries. Upon consummation of the Reorganization described elsewhere herein, including the merger, the notes will be guaranteed by all of the Company’s current and future Domestic Subsidiaries.

      Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment to all senior unsecured borrowings of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

      The guarantees will also be effectively subordinated to the extent of any collateral securing any future secured guarantees of the Guarantors, including the subsidiary guarantees under the proposed new senior credit facility.

      Under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

      The Company may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Escrow Corp. will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 1, 2011.

      Interest on the notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2004. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Company will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

      The notes will be guaranteed by all of the Company’s current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

      See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

      At any time prior to August 1, 2006, the Company may on any one or more occasions redeem a portion of the outstanding notes, as long as at least $600.0 million in aggregate principal amount of notes (including any additional notes subsequently issued under the indenture) remains outstanding after the redemption, at a redemption price of 110.000% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings (other than Disqualified Stock); provided that the redemption occurs within 60 days of the date of the closing of such Equity Offering.

      Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company’s option prior to August 1, 2007.

      On or after August 1, 2007, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2007	105.000%
2008	102.500%
2009 and thereafter	100.000%

      Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within ten business days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

(1) to repay Indebtedness and other Obligations under Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company or, if the Company, within 360 days after the receipt of any Net Proceeds from an Asset Sale enters into a written and binding agreement for such acquisition, the Company may apply those Net Proceeds toward such acquisition provided such acquisition is consummated within 18 months of such Asset Sale;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

      Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

      The Company’s future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which may, in turn, constitute a default under our other future indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Limitation on Restricted Payments

      The Company will maintain an account (the “Restricted Payments Account”) to be calculated as set forth below and shall cause the value of the Restricted Payments Account as so calculated to at all times exceed $1.00 except as provided below. The Restricted Payments Account will be an internal account of the Company for computational purposes in proving compliance with this covenant and shall not be required to be funded in cash or otherwise.

      The Restricted Payments Account shall initially be established on the date of the indenture at $15.0 million and will thereafter be increased by:

(1) an amount equal to the Company’s Consolidated Cash Flow, less interest income, from the first day of the Company’s first full fiscal quarter which commences after the consummation of the Reorganization, to the end of the Company’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.35 times the sum of (a) the Company’s Consolidated Interest Expense net of interest income and (b) the Company’s Capital Expenditures with both (a) and (b) calculated from the first day of the Company’s first full fiscal quarter which commences after the Reorganization, to the end of the Company’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period (provided that if the resulting difference is negative, the Restricted Payments Account will be reduced by the absolute value of such difference), plus

(2) an amount equal to the net cash proceeds received by the Company from the sale of Equity Interests after the date of the consummation of the Reorganization (other than (a) sales of Disqualified Stock and (b) Equity Interests sold to any of the Company’s Subsidiaries) or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary), plus

(3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold or otherwise liquidated or repaid, the lesser of (a) the cash return of capital (or the Fair Market Value of any non-cash return of capital) and (b) the initial amount of such Restricted Investment.

      To the extent that the Company or any of its Restricted Subsidiaries, directly or indirectly:

(1) declares or pays any dividend or makes any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company);

(2) purchases, redeems or otherwise acquires or retires for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) makes any payment on or with respect to, or purchases, redeems, defeases or otherwise acquires or retires for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) makes any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), the Restricted Payments Account will be reduced by the amount of such Restricted Payment except in the case of Restricted Payments of the type described in clauses (2), (3), (4), (6), and (8) of the third succeeding paragraph.

      In addition, the Company will maintain its Debt to Cash Flow Ratio as set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” of no greater than 5.0 to 1.

      Notwithstanding the foregoing, except as set forth below, the Company agrees that it will not make, and will not permit any Restricted Subsidiary to make, any Restricted Payment if:

(1) any Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; or

(2) the Company would not, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(3) immediately prior to such Restricted Payment and after giving pro forma effect thereto the Restricted Payments Account is or would be less than $1.00.

      So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the foregoing paragraph shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture provided that the amount of such dividend reduces the Restricted Payments Account;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (2) of the second paragraph of this section;

(3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent of the Company of a Restricted Subsidiary held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company of a Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period and provided that such transaction reduces the Restricted Payments Account in the amount of such repurchase, redemption or other acquisition or retirement;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Debt to Cash Flow Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that the amount of such dividend reduces the Restricted Payments Account;

(8) payments in connection with a Tax-Sharing Agreement; and

(9) other Restricted Payments from and after the date of the indenture not to exceed $20.0 million in the aggregate.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

      Notwithstanding the foregoing, it shall not constitute a breach of or failure to comply with this covenant if the Restricted Payments Account fails to exceed $1.00 if such failure is directly attributable to a reduction under clause (1) of the second paragraph of this covenant or if the Company shall have a Debt to Cash Flow Ratio as set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” of greater than 5.0 to 1.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Company’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Company’s Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 5.0 to 1.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding permanent commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of cellular wireless licenses, design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (12) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(12) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $50.0 million.

      The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness, if any, under Credit Facilities of the Company outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the outstanding and unpaid principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such asset at the date of determination, and

(b) the amount of the Indebtedness of the other Person.

Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Reorganization and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any refinancings thereof; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Escrow Corp. with ACC;

(2) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; and

(3) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

     Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Certain Covenants — Limitation on Restricted Payments;”

(7) loans or advances to employees in the ordinary course of business of the Company or a Restricted Subsidiary of the Company not to exceed $3.0 million in the aggregate at any one time outstanding;

(8) payments under a Tax-Sharing Agreement;

(9) payments under the Management Agreement;

(10) payments under the Equipment Lease and Switch Sharing Agreements;

(11) any merger between Escrow Corp. and ACC which is permitted by the “Merger, Consolidation or Sales of Assets” covenant and transactions reasonably related or ancillary thereto as contemplated by the Out-of-Court Exchange Offer or the Pre-Packaged Plan, as the case may be; and

(12) any Restricted Payment or Permitted Investment permitted under the provisions described under the caption “— Certain Covenants — Limitation on Restricted Payments.”

Business Activities

      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

      If the Company or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Subsidiary of the Company), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      In addition, the Company will not permit any Wholly-Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.

Reports

      Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the trustee to furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants; provided, that certifications required under the Sarbanes-Oxley Act and any corresponding rules of the Commission shall be required to be provided only to the extent required of so-called “voluntary filers.” In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing).

      If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      In addition, the Company and the Subsidiary Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the covenants described under the captions “— Escrow of Proceeds; Special Mandatory Redemption,” “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Limitation on Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Reorganization, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $35.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) failure of the Escrow Agreement, at any time, to be in full force and effect (unless the Escrow Deposit is released by the escrow agent) or any contest by the Company or any of its Subsidiaries or Parent of the validity or enforceability of the Escrow Agreement;

(8) failure by Escrow Corp. to redeem the notes pursuant to the provisions described under the caption “— Escrow of Proceeds; Special Mandatory Redemption;”

(9) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(10) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

      Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

      The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to August 1, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to August 1, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

      The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

      The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this offering memorandum may obtain a copy of the indenture and registration rights agreement without charge by writing to Escrow Corp., care of Dobson JV Co., 14201 Wireless Way, Oklahoma City, OK 73134, Attention: President.

Same Day Settlement and Payment

      The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See “— Additional Information.”

      The Company, the Guarantors and the Initial Purchasers entered into the registration rights agreement on August 9, 2003. Pursuant to the registration rights agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (which term, as used in this subsection, is used as defined in the registration rights agreement and not as a component of the Reorganization) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

      If:

(1) the Company and the Guarantors are not

(a) required to file the Exchange Offer Registration Statement; or

(b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b) it may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

      For purposes of the preceding, “Transfer Restricted Securities” means each note until:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

      The registration rights agreement will provide that:

(1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to the later to occur of (a) 90 days from the closing of this offering or (b) 30 days after the closing of the Reorganization;

(2) the Company and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to the later to occur of (a) 180 days from the closing of this offering or (b) 120 days after the closing of the Reorganization;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will

(a) commence the Exchange Offer; and

(b) use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, exchange notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

      If:

(1) the Company and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted

Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”),

then the Company and the Guarantors will pay Liquidated Damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

      The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.05 per week per $1,000 principal amount of notes.

      All accrued Liquidated Damages will be paid by the Company and the Guarantors on the next scheduled interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

      Holders of notes will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “ACC” means American Cellular Corporation.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a sale, transfer or other disposition of assets, including Capital Stock of Restricted Subsidiaries, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or businesses of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition;

(3) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(5) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents; and

(7) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment.

      “Asset Sale Offer” has the meaning assigned to such term in the indenture governing the notes.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Permitted Holder or a Related Party of the Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) that is not a Permitted Holder or its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided that no Change of Control will be deemed to occur pursuant to this clause (3) if the “person” is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody’s for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in accordance with GAAP;

in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

      “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, except to the extent of any distributions thereof made in cash to the specified Person or one of its Restricted Subsidiaries.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors immediately following date of the Indenture or consummation of the Reorganization; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders and other financial institutions providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, or one or more indentures or similar agreements including any related bonds, notes, debentures, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced, extended, supplemented or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Debt to Cash Flow Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

      “Dobson” means Dobson Communications Corporation.

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

      “Equipment Lease and Switch Sharing Agreements” means the three Equipment Lease Agreements and the three Switch Sharing Agreements between Dobson Operating Co., LLC and ACC, and the one Equipment Lease Agreement between Sygnet Communications, Inc. and ACC, all dated as of January 1, 2003, which provide for the leasing or sharing of certain telecommunications equipment between the parties thereto, including any amendments or modifications thereto; provided, however, that such amendments or modifications may not adversely affect ACC when compared with the provisions in place immediately prior to the time of such amendment.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offerings” means one or more public or private offerings of Equity Interests (other than Disqualified Stock) of the Company or cash capital contributions received by the Company in respect of such Equity Interests.

      “Existing Indebtedness” means up to $35.0 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Reorganization, including the unpaid principal amount, if any, of ACC’s outstanding 9 1/2% Senior Subordinated Notes due 2009 remaining outstanding upon consummation of the Reorganization.

      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by the Commission or a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

      “Guarantors” means each subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

      “Indebtedness” means, with respect to any specified Person, any outstanding indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      “Investment Grade” means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody’s.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Equity Interests in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Liquidated Damages” means all Liquidated Damages then owing pursuant to the registration rights agreement.

      “Management Agreement” means the Amended and Restated Management Agreement between Dobson Cellular Systems, Inc. and ACC Acquisition LLC, dated as of February 25, 2000, together with any amendments or changes thereto made in connection with the Reorganization to provide for substantially similar terms, duties, responsibilities and compensation and to reflect that AT&T Wireless will no longer be an owner of ACC.

      “Moody’s” means Moody’s Investors Service, Inc.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means (1) the delivery or distribution of telecommunications, voice, data, internet or video services and (2) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by Dobson or ACC on the date of the indenture and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (1) of this definition.

      “Permitted Holder” means Dobson Communications Corporation and its Subsidiaries, Dobson CC Limited Partnership and/or Everett R. Dobson.

      “Permitted Investments” means:

(1) any Investment in the Company or in a 75% owned Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or a Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $3.0 million at any one time outstanding;

(9) repurchases of the notes; and

(10) other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $5.0 million.

      “Permitted Liens” means:

(1) Liens on assets of the Company or any Guarantor or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to either clause (1) or clause (12) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or Guarantees of the notes);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(13) Liens on property of ACC existing at the time Escrow Corp. merges with ACC, except for Liens created or otherwise incurred to secure any of ACC’s outstanding 9 1/2% Senior Subordinated Notes due 2009; and

(14) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or any other Restricted Subsidiary that is a Guarantor.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Related Party” means:

(1) any immediate family member of a Permitted Holder; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consists of a Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Group.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and as amended from time to time.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Tax-Sharing Agreement” means for so long as Escrow Corp. (or any successor, including by way of merger with ACC, if applicable) is a member of a group filing a consolidated or combined tax return with Dobson, the agreement, as amended, restated, modified, renewed or replaced in whole or in part from time to time, governing payments to Dobson provided that the amount of such payments shall equal the amount of the relevant tax (including any penalties and interest) that the Company (or such successor) would owe if the Company (or such successor) were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of its consolidated or combined group), taking into account any carryovers of tax attributes (such as net operating losses) of the Company (or such successor) and such Subsidiaries from other taxable years.

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation and (3) if such Restricted Subsidiary is a Domestic Subsidiary, it issues the guarantee of the notes as required by the indenture.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

      The following is a general discussion of the material anticipated United States federal income and estate tax consequences of the ownership and disposition of the notes by an initial beneficial owner of the notes who is a “United States person.” For purposes of this discussion, a “United States person” means (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on such date. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). For certain purposes (including the imposition of withholding tax discussed below in “Non-United States Holders”) a partnership, or other pass-through owner may not be treated as a beneficial owner of a note.

      This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed herein. The tax treatment of the holders of the notes may vary depending upon their particular situations. In addition, certain holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not included in this discussion. Except where noted, this discussion deals only with notes held by a United States person (a “United States Holder”) as capital assets within the meaning of Section 1221 of the Code. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance the IRS will not challenge one or more of the tax consequences described herein. You should consult your own tax advisor concerning the consequences of the ownership and disposition of the notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in United States federal or other tax laws.

United States Holders

     Stated Interest

      Interest on a note will be includible by a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for tax purposes.

     Certain Modifications or Assumptions

      The terms of the notes may be modified with the consent of a specified percentage of holders and, in some instances, without the consent of the holders. In addition, the notes may be assumed under related party transactions in which we are involved. The modification or assumption of a note could, in certain instances, give rise to a deemed exchange of a note for a new note for U.S. federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, the amount and timing of taxable income required to be recognized by a United States Holder with respect to a note could be affected.

     Market Discount

      If a United States Holder acquires a note issued for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount,” unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement, or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount not previously included in income. Market discount generally accrues on a straight-line basis over the remaining term of the note. A United States Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such note. A United States Holder may, however, elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the United States Holder so elects, on a constant-yield basis), in which case the interest deduction deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Amortizable Bond Premium

      A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a “premium.” A United States Holder generally may elect to amortize such premium over the remaining term of the note on a constant-yield method. The amount amortized in any year will be treated as a reduction of the United States Holder’s interest income from the note. Bond premium on a note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant-yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. United States Holders should consult their own tax advisors as to the advisability of such an election.

     Sale, Exchange or Redemption of the Notes

      Upon the disposition of a note by sale, exchange, or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the United States Holder’s tax basis in the note. A United States Holder’s tax basis in a note generally will equal the cost of the note (other than any cost attributable to accrued interest as of the date the United States Holder acquired the note) increased by any market discount previously included in income by the United States Holder with respect to the note and reduced by any cash payments on the note other than qualified stated interest and by any amounts deducted with respect to amortizable bond premium.

      Such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the United States Holder has held such note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

      The exchange of a note by a United States Holder for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A United States Holder should have the same tax basis and holding period in the Exchange Note as it did in the note.

     Backup Withholding and Information Reporting

      A United States Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions the note. The withholding requirement will apply only if the holder (i) fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against such holder’s United States federal income tax liability (and may entitle such holder to a refund), provided the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. United States Holders of notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

Non-United States Holders

     Withholding Tax on Payments of Interest on Notes

      Interest paid on the notes by us or our paying agent to a non-United States Holder will qualify for the so-called “portfolio-interest-exemption” and, therefore, will not be subject to United States federal income tax or withholding tax provided that such interest income is not effectively connected with a United States trade or business of the non-United States Holder and provided that:

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not (A) a controlled foreign corporation related to us actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code, or (B) a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	the interest paid to the non-United States Holder is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder; and

•	the beneficial owner satisfies the statement requirements set forth in Section 871(h) and 881(c) of the Code and the regulations thereunder.

      Currently, the statement requirements will be satisfied in either of the following circumstances:

•	first, this requirement will be satisfied if, in accordance with specified procedures, the non-United States Holder provides to us or our paying agent a Form W-8BEN or a suitable substitute or successor form that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a United States person; or

•	second, the requirement will be satisfied if (a) the Non-United States Holder provides a Form W-8BEN or a suitable substitute or successor form, signed under penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of a beneficial owner, and (b) the qualified intermediary certifies to us, or our paying agent, under penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes us or our paying agent with a copy thereof.

      Recently finalized Treasury Regulations provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents.

      Interest received by a non-United States Holder that is effectively connected with a United States trade or business conducted by such holder (or if a treaty applies, attributable to a permanent establishment) will be taxed at the graduated rates applicable to United States persons. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest will be subject to federal income tax and possibly subject to the branch profits tax, it will not be subject to withholding if the non-United States Holder delivers a properly executed IRS Form W-8ECI or suitable substitute or successor form to us or our agent.

      Interest that does not qualify for the portfolio interest exemption or is not effectively connected with a U.S. trade or business (or attributable to a permanent establishment) will be subject to tax at a 30% rate unless a treaty applies to reduce or eliminate withholding.

     Gain on Disposition of the Notes

      A non-United States Holder generally will not be required to pay U.S. federal income tax on gain realized on the sale, exchange or redemption of a note, including the exchange of a note for an Exchange note, unless:

•	in the case of an individual non-United States Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and meets certain other requirements;

•	the non-United States Holder is required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of, or, if a tax treaty applies, is attributable to a U.S. permanent establishment of, the non-United States Holder.

      If a non-United States Holder is required to pay U.S. federal income tax on gain realized on the sale, exchange, or redemption of a note because the gain is effectively connected with the conduct of a U.S. trade or business, (or if a treaty applies, applicable to a permanent establishment), the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to United States persons and, if the non-United States Holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the effectively connected income will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the non-United States Holder delivers a properly executed IRS Form W-8ECI or a suitable substitute or successor form to us or our agent.

      If an individual non-United States Holder is required to pay U.S. federal income tax on gain realized on the sale, exchange, or redemption of a note because such holder is present in the United States for 183 days or more in the year of such sale, and certain other requirements are met, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the United States were to exceed such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

     Surrender of Note for Exchange Note

      The exchange of a note by a non-United States Holder for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A non-United States Holder should have the same tax basis and holding period in the Exchange Note as it did in the note.

     U.S. Federal Estate Taxes

      If interest on the notes is exempt from U.S. federal income tax under the portfolio interest exemption, the notes will not be included in the estate of a deceased non-United States Holder for U.S. federal income tax purposes. In addition, an estate treaty may apply to exclude such notes from the estate of a deceased non-United States Holder.

     Backup Withholding and Information Reporting

      We must report annually to the IRS and to each non-United States Holder the amount of any interest paid to, and the tax withheld with respect to, such non-United States Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

      Backup withholding and information reporting will not apply to payments of interest or principal on the notes by us or our agent to a non-United States Holder if the non-United States Holder certifies as to its non-United States Holder status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our agents have actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

      Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of the notes by a non-United States Holder are as follows:

•	If the proceeds are paid to or through the United States office of a broker, they generally will be subject to information reporting and backup withholding at a rate of 31%. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a non-United States Holder under penalties of perjury on an IRS form W-8BEN or suitable substitute or successor form or otherwise establishes an exemption; and (ii) the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person or a “United States related person,” as defined below, they will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is either a United States person or a “United States related person,” they generally will be subject to information reporting. However, no such reporting is required if (i) the holder certifies as to its status as a non-United States Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-United States Holder’s foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments made through foreign offices of a United States person or United States related person.

      For purposes of this paragraph, a “United States related person” is:

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a United States trade or business.

      Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a refund or a credit against such non-United States Holder’s U.S. federal income tax liability provided that the requisite procedures are followed.

PLAN OF DISTRIBUTION

      There has previously been only a limited secondary market and no public market for the old notes. We do not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The notes are eligible for trading in the PORTAL market. We have been advised by the initial purchasers that the initial purchasers currently intend to make a market in the notes; however, the initial purchasers are not obligated to do so and any market making may be discontinued by the initial purchasers at any time. In addition, such market making activity may be limited during the exchange offer. Therefore, there can be no assurance that an active market for the old notes or the new notes will develop. If a trading market does not develop or is not maintained, holders of notes may experience difficulty in reselling notes. If a trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

      Broker-Dealers who did not acquire old notes as a result of market making activities or trading activities may not participate in the exchange offer.

      With respect to resale of new notes, based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act or a “broker” or “dealer” registered under the Exchange Act) who exchanges old notes for new notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes, will be allowed to resell the new notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

      As contemplated by the no-action letters mentioned above and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

•	the new notes are to be acquired by the holder in the ordinary course of business;

•	the holder is not engaging and does not intend to engage in the distribution of the new notes; and

•	the holder acknowledges that, if such holder participates in the exchange offer for the purpose of distributing the new notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

      Any broker or dealer registered under the Exchange Act (each a “Broker-Dealer”) who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from us or our affiliate) may exchange such old notes for new notes pursuant to the exchange offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this prospectus. We have agreed to cause the exchange offer Registration Statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the exchange date, and to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes received by it in the exchange offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of new notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. We will not receive any proceeds from any sale of new notes by a Broker-Dealer.

      New notes received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such new notes.

LEGAL MATTERS

      Certain legal matters with respect to the validity of the notes offered hereby are being passed upon for us by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

EXPERTS

      The consolidated balance sheet of American Cellular Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholder’s equity and cash flows for the year then ended have been included in this prospectus in reliance upon the report of KPMG LLP, independent public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2002 financial statements contains an explanatory paragraph that states that there is substantial doubt about American Cellular Corporation’s ability to continue as a going concern.

      The consolidated financial statements of American Cellular Corporation and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2001 and the period from February 25, 2000 through December 31, 2000, and included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen’s report, dated March 22, 2002, on those consolidated financial statements was unqualified and included an explanatory paragraph that described an uncertainty that American Cellular Corporation would continue operating as a going concern, the change in its method for accounting for derivative instruments and hedging activities and the disposal of long lived assets.

      Representatives of Arthur Andersen LLP are not available to consent to the inclusion of their report on American Cellular Corporation’s consolidated financial statements for those years included in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report included in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in American Cellular Corporation’s consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

American Cellular Corporation and Subsidiaries
Condensed Consolidated Balance Sheets as of September 30, 2003	F-2
Condensed Consolidated Statements of Operations for the period from formation (June 23, 2003) through September 30, 2003	F-3
Condensed Consolidated Statements of Cash Flows for the period from formation (June 23, 2003) through September 30, 2003	F-4
Notes to Condensed Consolidated Financial Statements	F-5

American Cellular (The Predecessor Company)
Condensed Consolidated Balance Sheets as of December 31, 2002	F-8

Condensed Consolidated Statements of Operations for the period from July 1, 2003 through August 18, 2003, the three months ended September 30, 2002, the period from January 1, 2003 through August 18, 2003, and the nine months ended September 30, 2002
F-9
Condensed Consolidated Statements of Cash Flows for the period from January 1, 2003 through August 18, 2003 and the nine months ended September 30, 2002	F-10
Notes to Condensed Consolidated Financial Statements	F-11

Independent Auditor’s Report	F-15
Report of Independent Public Accountants	F-17
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-18
Consolidated Statements of Operations for the years ended December 31, 2002 and December 31, 2001 and for the period from February 25, 2000 through December 31, 2000	F-19
Consolidated Statements of Stockholder’s (Deficit) Equity for the years ended December 31, 2002 and December 31, 2001 and for the period from February 25, 2000 through December 31, 2000	F-20
Consolidated Statements of Cash Flows for the years ended December 31, 2002 and December 31, 2001 and for the period from February 25, 2000 through December 31, 2000	F-21
Notes to Consolidated Financial Statements	F-22

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30,
2003

(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,652,537
Accounts receivable, net	42,823,132
Restricted cash and investments	4,239,190
Inventory	3,308,221
Prepaid expenses and other	6,752,984

Total current assets	106,776,064

PROPERTY, PLANT AND EQUIPMENT, NET	206,538,608

OTHER ASSETS:
Receivables-affiliates	646,602
Customer list, net	79,253,333
Wireless license acquisition costs	569,168,796
Deferred financing costs and other, net	18,769,476
Goodwill	646,756,797
Other non-current assets	619,707

Total other assets	1,315,214,711

Total assets	$1,628,529,383

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$50,337,260
Accrued expenses	9,318,655
Accrued interest payable	17,298,610
Deferred revenue and customer deposits	11,551,659

Total current liabilities	88,506,184

OTHER LIABILITIES:
Long-term debt	912,634,982
Deferred tax liabilities	145,370,177
Other non-current liabilities	6,814,500
STOCKHOLDER’S EQUITY:
Class A Common Stock, $0.01 par value, 50 shares authorized and issued	1
Class B Common Stock, $0.01 par value, 300 shares authorized and issued	3
Paid-in capital	474,547,248
Retained earnings	656,288

Total stockholder’s equity	475,203,540

Total liabilities and stockholder’s equity	$1,628,529,383

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the period
from formation
(June 23, 2003)
through
September 30, 2003

(Unaudited)
OPERATING REVENUE:
Service revenue	$38,630,058
Roaming revenue	14,538,581
Equipment and other revenue	1,994,122

Total operating revenue	55,162,761

OPERATING EXPENSES:
Cost of service (exclusive of items shown separately below)	11,611,427
Cost of equipment	4,499,836
Marketing and selling	6,553,282
General and administrative	8,871,968
Depreciation and amortization	8,861,318

Total operating expenses	40,397,831

OPERATING INCOME	14,764,930
OTHER (EXPENSE) INCOME:
Interest expense	(13,849,099)
Other income, net	142,700

INCOME BEFORE INCOME TAXES	1,058,531
Income tax expense	(402,243)

NET INCOME	$656,288

NET INCOME APPLICABLE TO COMMON STOCKHOLDER PER COMMON SHARE	$1,875

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	350

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period
from formation
(June 23, 2003)
through
September 30, 2003

(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$656,288
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities —
Depreciation and amortization	8,861,318
Amortization of bond premium and financing costs	269,481
Deferred income taxes	201,302
Changes in current assets and liabilities —
Accounts receivable	3,594,711
Inventory	100,602
Prepaid expenses and other	(1,134,660)
Accounts payable	26,291,879
Accrued expenses	(649,878)
Deferred revenue and customer deposits	299,686

Net cash provided by operating activities	38,490,729

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,843,242)
Cash acquired from acquisition of American Cellular	35,819,121
Change in receivable/ payable-affiliates	(11,009,313)
Other investing activities	140,500

Net cash used in investing activities	(3,892,934)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	900,000,000
Repayments of long-term debt	(864,294,281)
Deferred financing costs and other	(20,650,985)

Net cash provided by financing activities	15,054,734

NET INCREASE IN CASH AND CASH EQUIVALENTS	49,652,529
CASH AND CASH EQUIVALENTS, beginning of period	—

CASH AND CASH EQUIVALENTS, end of period	$49,652,529

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
Cash paid for —
Interest, net of amounts capitalized	$6,600,373
Income taxes	$1,104,500

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

      The condensed consolidated balance sheets of American Cellular Corporation, or ACC, and subsidiaries (collectively with ACC, the “Company”) as of September 30, 2003, the condensed consolidated statement of operations for the period from formation of ACC Escrow Corp. (June 23, 2003) through September 30, 2003, and the condensed consolidated statements of cash flows for the period from formation of ACC Escrow Corp. (June 23, 2003) through September 30, 2003 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

1.	Organization

      ACC Escrow Corp, a wholly-owned, indirect subsidiary of Dobson Communications Corporation, was formed on June 23, 2003 and began operations on August 8, 2003, when it completed the sale of $900.0 million senior subordinated notes, the proceeds of which were used in the Company’s restructuring. On August 19, 2003, ACC Escrow Corp. was merged into the Company, when the Company completed an exchange offer for its existing 9.5% senior subordinated notes due 2009 (the “existing notes”). This exchange offer resulted in the restructuring of the Company’s indebtedness and equity ownership. As part of the restructuring, holders of $681.9 million of the $700.0 million of notes tendered their notes. In exchange for the tendered notes, the old noteholders received from Dobson Communications 43.9 million shares of its class A common stock, 681,900 shares of its convertible preferred stock with an aggregate liquidation preference of $121.8 million, convertible into a maximum of 13.9 million shares of Dobson Communications’ class A common stock, and $48.7 million in cash. In addition, Dobson Communications issued an additional 4,301 shares of their series F convertible preferred stock and 276,848 shares of its class A common stock in payment of certain fees. Upon consummation of the restructuring, the Company became a wholly-owned subsidiary of Dobson Communications. Therefore, the financial statements and the related notes presented here for the quarter ended September 30, 2003, are for the period from formation of ACC Escrow Corp (June 23, 2003), through September 30, 2003. The Company is a provider of rural and suburban wireless telephone services in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin.

      The Company operates in one business segment pursuant to Statement of Financial Accounting Standards, or SFAS, No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

2.	Long-Term Debt

      The Company’s long-term debt consists of the following:

September 30, 2003

($ in thousands)
10.0% Senior Subordinated Notes	$900,000
Other notes payable, net	12,635

Total debt	912,635
Less — Current maturities	—

Total long-term debt	$912,635

Senior Subordinated Notes

      On August 8, 2003, ACC Escrow Corp. completed the sale of $900.0 million aggregate principal amount of 10% senior subordinated notes due 2011. All material subsidiaries of the Company’s are the guarantors of these senior notes. The notes were issued at par and bear interest at an annual rate of 10.0%. Interest

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the notes is payable semi-annually in arrears on February 1 and August 1, commencing February 1, 2004. The Company may, at its option, redeem, with a premium that begins at 110% and declines to 100%, for some or all of the notes at any time on or after August 1, 2007. Prior to August 1, 2006, the Company may, at its option, use the proceeds of certain equity offerings to redeem at a premium of 110%, a portion of the outstanding notes as long as at least $600.0 million in aggregate principal amounts of the notes remain outstanding immediately after the redemption. The indenture imposes a number of restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, make restricted payments and grant liens.

3.	Acquisition

      On August 19, 2003, as described above, the Company completed an exchange offer for its existing notes. This exchange offer resulted in the restructuring of the Company’s indebtedness and equity ownership. Upon consummation of the restructuring, the Company became a wholly-owned, subsidiary of Dobson Communications.

      The purchase price of the Company given by Dobson Communications and the allocation of the acquired assets and assumed liabilities for the Company are as follows:

(In millions, except
share price)

Calculation and preliminary allocation of purchase price:
Shares of Dobson common stock issued	44.2
Dobson stock price at acquisition	$6.84

Fair value of common stock issued	$302.0
Plus fair value of Dobson convertible preferred stock issued	122.5
Plus cash paid to the Company’s noteholders	50.0

Total purchase price	474.5
Plus fair value of liabilities assumed by Dobson:
Current liabilities	71.3
Long-term debt	912.6
Other non-current liabilities	1.8
Deferred income taxes	145.2

Total purchase price plus liabilities assumed	$1,605.4

Fair value of assets acquired by Dobson:
Current assets	104.8
Property, plant and equipment	184.7
Wireless licenses	569.2
Customer lists	81.1
Deferred financing costs	19.0
Other non-current assets	0.6
Goodwill (none deductible for income taxes)	646.0

Total fair value of assets acquired	$1,605.4

      The Company’s remaining equity interest was acquired by Dobson Communications to continue the combined strategy of owning rural and suburban wireless telecommunication service areas. Dobson Communi-

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cations previously managed the operations of the Company under an arrangement with its joint venture partner.

      Prior to the restructuring, the Company had net operating loss, or NOL, carryforwards of approximately $320.0 million. The restructuring transactions resulted in the reduction of those NOL carryforwards by approximately $200.0 million. After the restructuring, approximately $120.0 million of NOL carryforwards remained available to the Company. However, the restructuring also resulted in an ownership change within the meaning of the Internal Revenue Code Section 382 and the regulations thereunder. This ownership change, limits the amount of previously generated NOL carryforwards that the Company can utilize to offset future taxable income. The Company has reviewed the need for a valuation allowance against these NOL carryforwards. Based on a review of taxable income, history and trends, forecasted taxable income, expiration of carryforwards and limitations on the annual use of the carryforwards, the Company has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the NOL carryforwards of the Company will be realized prior to their expiration.

4.	Commitments

      The Company was a party to an equipment supply agreement with Nortel Networks Inc., in which the Company had agreed to purchase approximately $49.5 million of cell site and switching equipment by July 15, 2005. As of September 30, 2003, the Company had fulfilled this contractual obligation.

5.	Contingencies

      The Company is party to various other legal actions arising in the normal course of business. None of the actions are believed by management to involve amounts that would be material to the Company’s consolidated financial position, results of operation, or liquidity.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES (The Predecessor Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,865,547
Accounts receivable, net	38,545,920
Restricted cash and investments	38,206,378
Inventory	4,327,769
Prepaid expenses and other	5,253,085

Total current assets	102,198,699

PROPERTY, PLANT AND EQUIPMENT, NET	185,935,029

OTHER ASSETS:
Receivables-affiliates	1,278,034
Restricted investments	4,122,232
Wireless license acquisition costs	569,168,796
Goodwill	285,107,091
Deferred financing costs and other, net	41,007,037
Customer list, net	20,562,127
Other non-current assets	539,264

Total other assets	921,784,581

Total assets	$1,209,918,309

LIABILITIES AND STOCKHOLDER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$35,865,934
Accrued expenses	2,814,310
Accrued interest payable	14,499,071
Accrued dividends payable	6,799,945
Deferred revenue and customer deposits	11,014,222
Current portion of long-term debt	1,588,509,275

Total current liabilities	1,659,502,757

OTHER LIABILITIES:
Deferred tax liabilities	43,690,897
Series A preferred stock	35,000,000
STOCKHOLDER’S DEFICIT:
Class A Common Stock, $0.01 par value, 3,000 shares authorized and 100 shares issued	1
Paid-in capital	797,827,564
Retained deficit	(1,326,102,910)

Total stockholder’s deficit	(528,275,345)

Total liabilities and stockholder’s deficit	$1,209,918,309

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES (The Predecessor Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the period from		For the period from
	July 1, 2003	Three Months	January 1, 2003	Nine Months
	through	Ended	through	Ended
	August 18, 2003	September 30, 2002	August 18, 2003	September 30, 2002

	(Unaudited)
OPERATING REVENUE:
Service revenue	$42,492,000	$79,430,083	$195,787,153	$225,877,101
Roaming revenue	19,989,346	40,237,474	82,387,324	102,422,849
Equipment and other revenue	2,818,953	4,534,483	10,552,294	11,594,931

Total operating revenue	65,300,299	124,202,040	288,726,771	339,894,881

OPERATING EXPENSES:
Cost of service (exclusive of items shown separately below)	13,802,001	28,392,059	62,225,347	85,039,681
Cost of equipment	5,527,489	9,053,094	23,618,299	24,202,783
Marketing and selling	6,347,704	15,031,214	31,180,136	43,418,395
General and administrative	9,488,025	18,395,427	44,434,982	52,033,296
Impairment of goodwill	—	—	—	377,000,000
Depreciation and amortization	9,013,916	16,951,001	43,590,974	49,695,596

Total operating expenses	44,179,135	87,822,795	205,049,738	631,389,751

OPERATING INCOME	21,121,164	36,379,245	83,677,033	(291,494,870)
OTHER (EXPENSE) INCOME:
Interest expense	(15,671,827)	(29,925,510)	(78,136,350)	(109,247,715)
Dividends on mandatorily redeemable preferred stock	(703,442)	—	(703,442)	—
Other income (expense), net	58,153	679,678	(538,070)	964,027

INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	4,804,048	7,133,413	4,299,171	(399,778,558)
Income tax (expense) benefit	(2,162,410)	(2,853,369)	(1,960,532)	9,111,420

INCOME (LOSS) FROM CONTINUING OPERATIONS	2,641,638	4,280,044	2,338,639	(390,667,138)
DISCONTINUED OPERATIONS: (Note 2) Loss from discontinued operations, net of income tax benefit of $435,838	—	—	—	(653,909)
Gain from sale of discontinued operations, net of income tax expense of $50,282,976	—	—	—	13,472,110

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	2,641,638	4,280,044	2,338,639	(377,848,937)
Cumulative effect of change in accounting principle, net of income tax benefit of $187,760,000	—	—	—	(281,640,000)

INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS:	2,641,638	4,280,044	2,338,639	(659,488,937)
Extraordinary gain, net of income tax expense of $80,296,256 (Note 3)	131,009,680	—	131,009,680	—

NET INCOME (LOSS)	133,651,318	4,280,044	133,348,319	(659,488,937)
DIVIDENDS ON PREFERRED STOCK	—	(1,182,015)	(2,545,617)	(3,443,762)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDER	$133,651,318	$3,098,029	$130,802,702	$(662,932,699)

BASIC NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDER PER COMMON SHARE:
Continuing operations	26,416	42,800	23,386	(3,906,671)
Discontinued operations	—	—	—	128,182
Cumulative effect of change in accounting principle	—	—	—	(2,816,400)
Extraordinary item	1,310,097	—	1,310,097	—
Dividends on preferred stock	—	(11,820)	(25,456)	(34,438)

BASIC NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDER PER COMMON SHARE	$1,336,513	$30,980	$1,308,027	$(6,629,327)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	100	100	100	100

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES (The Predecessor Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the period from	Nine months
	January 1, 2003 through	ended
	August 18, 2003	September 30, 2002

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continuing operations	$2,338,639	$(390,667,138)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities —
Depreciation and amortization	43,590,974	49,695,596
Amortization of bond premium and financing costs	4,074,039	4,707,810
Deferred income taxes	1,418,796	(5,532,097)
Noncash mandatorily redeemable preferred stock	703,442	—
Cash used in operating activities of discontinued operations	—	(7,175,022)
Loss on ineffective hedge transaction	—	1,072,919
Impairment of goodwill	—	377,000,000
Gain on sale of assets	—	14,845
Changes in current assets and liabilities —
Accounts receivable	(6,052,315)	(3,154,827)
Inventory	913,720	4,105,828
Prepaid expenses and other	(551,559)	(2,462,069)
Interest receivable	814,090	—
Accounts payable	(9,007,368)	(15,231,910)
Accrued expenses	(1,768,257)	9,133,194
Deferred revenue and customer deposits	(168,108)	(948,601)

Net cash provided by operating activities	36,306,093	20,558,528

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,468,429)	(38,779,344)
Net proceeds from sale of discontinued operations	—	194,427,958
Change in receivable/ payable-affiliates	9,738,668	—
Proceeds from sale of assets	14,409	—
Receipt of funds held in escrow for contingencies on sold assets	4,112,154	—
Other investing activities	(80,431)	953,105

Net cash (used in) provided by investing activities	(19,683,629)	156,601,719

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	127,800,000
Repayments of long-term debt	(30,019,975)	(336,486,718)
Deferred financing costs	101,085	(1,666,802)
Maturities of restricted investments	33,250,000	33,250,000

Net cash provided by (used in) financing activities	3,331,110	(177,103,520)

NET INCREASE IN CASH AND CASH EQUIVALENTS	19,953,574	56,727
CASH AND CASH EQUIVALENTS, beginning of period	15,865,547	5,962,148

CASH AND CASH EQUIVALENTS, end of period	$35,819,121	$6,018,875

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for —
Interest, net of amounts capitalized	$58,981,927	$97,073,008
Income taxes	$3,601,735	$3,871,125
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer of fixed assets from affiliates	$227,453	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES (The Predecessor Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

      The condensed consolidated statement of operations of American Cellular Corporation, or ACC, and subsidiaries (collectively ACC, the “Company”), for the period from July 1, 2003 through August 18, 2003, the period from January 1, 2003 through August 18, 2003, and for the three and nine months ended September 30, 2002, and the condensed consolidated statements of cash flows for the period from January 1, 2003 through August 18, 2003 and for the nine months ended September 30, 2002 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

      The condensed consolidated balance sheet data at December 31, 2002 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company’s December 31, 2002 consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2002.

1.	Organization

      American Cellular Corporation was originally formed on February 26, 1998, to acquire the operations of PriCellular Corporation. On February 25, 2000, the Company was acquired by ACC Acquisition LLC (“the Joint Venture”), an equally owned joint venture between Dobson Communications and AT&T Wireless. The acquisition costs as of February 25, 2000 were pushed down to the Company, thus creating a new basis in the assets and liabilities of the Company. The Company is a provider of rural and suburban wireless telephone services in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin.

      On August 19, 2003, the Company and Dobson Communications completed an exchange offer for the Company’s existing 9.5% senior subordinated notes due. This exchange offer resulted in the restructuring of the Company’s indebtedness and equity ownership. As part of the Company’s restructuring, holders of $681.9 million of the $700.0 million of notes tendered their notes. In exchange for the tendered notes, the old noteholders received from Dobson Communications 43.9 million shares of their class A common stock, 681,900 shares of their convertible preferred stock with an aggregate liquidation preference of $121.8 million, convertible into a maximum of 13.9 million shares of Dobson Communications’ class A common stock, and $48.7 million in cash. In addition, Dobson Communications issued an additional 4,301 shares of their series F convertible preferred stock and 276,848 shares of its class A common stock in payment of certain fees. Upon consummation of the restructuring, the Company became a wholly-owned subsidiary of Dobson Communications. The existing bank credit facility was repaid and terminated.

      The Company operates in one business segment pursuant to Statement of Financial Accounting Standards, or SFAS, No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

2.	Discontinued Operations

      On February 8, 2002, the Company sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. Proceeds from this transaction were primarily used to pay down bank debt. Tennessee 4 RSA covered a total population of approximately 290,800 and had a subscriber base of approximately 24,900 subscribers. As a result of this sale, the results of operations for Tennessee 4 RSA during the periods presented are included in the Company’s consolidated financial statements as discontinued operations.

      Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaced APB Opinion No. 30 for the disposal of segments of a business, the condensed consolidated financial statements have been reclassified for all periods presented to reflect the Tennessee 4 RSA operations, assets and liabilities as discontinued operations.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES (The Predecessor Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      The net loss from discontinued operations was classified on the condensed consolidated statement of operations as “Loss from discontinued operations.” Summarized results of discontinued operations are as follows:

For the Period
From
January 1, 2002
Through
February 8, 2002

($ in thousands)
Operating revenue	$2,319
Loss before income taxes	(1,090)
Income tax benefit	436
Loss from discontinued operations	(654)

      The long-term debt of the Company is at the consolidated level, and is not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations based on Tennessee 4 RSA’s pro rata population coverage, to properly reflect the interest that was incurred to finance the Tennessee 4 RSA operations. The interest expense allocated to these operations was $1.0 million for the period from January 1, 2002 through February 8, 2002, the date of disposition.

      The Company completed the sale of Tennessee 4 RSA on February 8, 2002, and recorded operating losses totaling $0.7 million incurred through February 8, 2002, and the related gain on the sale totaling $13.5 million, net of tax expense.

3.	Long-Term Debt

      The Company’s long-term debt at December 31, 2002, consisted of the following:

December 31, 2002

($ in thousands)
Credit facility	$894,273
Senior Subordinated Notes, net of discount	694,236

Total debt	1,588,509
Less — Current maturities	1,588,509

Total long-term debt	$—

Credit Facility

      On February 25, 2000, the Company obtained a $1.75 billion credit facility to retire existing debt and complete the acquisition of the Company by the Joint Venture. This credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. On March 2, 2001, the Company and its lenders agreed to an amendment to the credit facility. This amendment became effective on March 14, 2001, when the Company permanently repaid $200.0 million of the term loans. The Company used proceeds from the issuance of its $450.0 million senior subordinated notes due 2009, to reduce the credit facility to $1.55 billion. On May 31, 2001, the Company and its lenders agreed to a second amendment to the credit facility. This amendment became effective on June 4, 2001, when the Company permanently repaid $201.3 million of the term notes under the credit facility with proceeds from the issuance of an additional $250.0 million senior subordinated notes due 2009, which reduced the credit facility to $1.34 billion. On September 27, 2001, the Company and its lenders agreed to a third amendment of the credit facility, which modified certain financial covenants (as described below). In addition to the Company’s financial covenants,

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES (The Predecessor Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

the Company was required to make prepayments of proceeds received from significant asset sales, new borrowings and a portion of excess cash flow. Therefore, when the Company completed the sale of Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million during February 2002, the Company permanently prepaid approximately $190.0 million of its credit facility. The maximum availability of the credit facility was limited by restrictions, such as certain financial ratios. As of August 18, 2003, the Company had outstanding borrowings under the credit facility of $864.3 million, with no additional amounts available for future borrowings.

      The Company’s credit facility imposed a number of restrictive covenants that, among other things, limited the Company’s ability to incur additional indebtedness, create liens and pay dividends. In addition, the Company was required to maintain certain financial ratios, including, but not limited to:

•	a ratio of senior indebtedness to operating cash flow of 5.75 to 1 at August, 2003, decreasing over time to 2.50 to 1;

•	a ratio of total indebtedness to operating cash flow of 7.50 to 1 at August, 2003, decreasing over time to 4.00 to 1;

•	a ratio of operating cash flow to debt service requirements of 1.20 to 1 at August, 2003, and thereafter;

•	a ratio of operating cash flow to interest expense requirement of 1.80 to 1 at August, 2003, increasing over time to 2.50 to 1; and

•	a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of 1.00 to 1.

      Through September 2002, interest on the revolving credit facility and the term loans was variable and was based on a prime rate or a LIBOR formula. As a result of the Company’s non-compliance with a financial covenant contained in the credit facility, beginning in October 2002, all borrowings under the credit facility were only available based on prime rate. The weighted average interest rate for the eight months ended August 2003 was 5.8%, and interest rates have ranged in total between 4.4% and 10.0% since inception. This credit facility was collateralized by substantially all of the assets of the Company.

      The Company’s credit facility included a financial covenant requiring the Company to not exceed a total debt leverage ratio of 7.50 to 1.00 in the second quarter of 2003. At June 30, 2002 and continuing through August 2003, the Company failed to comply with this covenant. The lenders had the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under the credit facility. Acceleration under the credit facility would have allowed the holders of the Senior Subordinated Notes to declare the principal and interest of the Senior Subordinated Notes immediately due and payable. The Company would have then been required to either refinance the debt or repay the amounts due. No such acceleration occurred. On June 30, 2002 and continuing through August 2003, the Company classified all of its long-term debt as current. Until such non-compliance was resolved, there continued to be substantial doubt about the Company’s ability to continue as a going concern, as expressed in the independent auditors report on the Company’s 2002 and 2001 financial statements. Also as a result of the Company’s non-compliance, beginning in October 2002, all borrowings under its credit facility were only available based on prime rate, which increased the Company’s borrowing rate. Upon consummation of the restructuring, as discussed in Note 1, the Company repaid all amounts outstanding under this credit facility.

      The Company expects to enter into a new senior credit facility, to be secured by certain of the Company’s assets, with availability up to $30 million. However, the Company does not currently have commitments for any such facility.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES (The Predecessor Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      As disclosed above, the credit facility and substantially all of the senior subordinated notes have been retired as a part of the restructuring plan. As a result of acquiring $681.9 million of the $700.0 million of senior subordinated notes for a value totaling $470.6 million, the Company recognized an extraordinary gain of $131.0 million, net of tax for the period from July 1, 2003 through August 18, 2003 and for the period from January 1, 2003 through August 18, 2003.

4.	Reclassifications

      Certain reclassifications have been made to the previously presented 2002 balances to conform them to the current presentation.

5.	Changes in Accounting Policies and Procedures

      In May, 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” This statement was effective for interim periods beginning after June 15, 2003 and required that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be charged to the Company’s statement of operations. Prior to June 15, 2003, the charges related to the mandatorily redeemable preferred stock were not reflected in net income (loss), but were reflected in determining net income (loss) applicable to common stockholder. At August 18, 2003, the carrying value of the Company’s mandatorily redeemable preferred stock was $35.0 million. The related dividends that would have been reflected as interest expense was $2.5 million for the six months ended June 30, 2003. Subsequent to the adoption of SFAS No. 150 for the period from July 1, 2003 through August 18, 2003, the Company has reflected $0.7 million of its accrued dividends to its net (loss) income.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholder of

American Cellular Corporation:

      We have audited the 2002 consolidated financial statements of American Cellular Corporation (a Delaware corporation) and subsidiaries as listed in the accompanying index. In connection with our audit of the 2002 consolidated financial statements, we also have audited the 2002 financial statement schedule as listed in item 15(a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit. The 2001 and 2000 consolidated financial statements and financial statements schedule of American Cellular Corporation as listed in the accompanying index were audited by other auditors who have ceased operations. Those auditors’ report, dated March 22, 2002, on those consolidated financial statements and financial statement schedule was unqualified and included an explanatory paragraph that described an uncertainty that the Company would continue operating as a going concern, the change in its method for accounting for derivative instruments and hedging activities and the disposal of long lived assets, discussed in Note 5, 2 and 3, respectively, to the consolidated financial statements.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Cellular Corporation and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related 2002 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the consolidated financial statements, the Company was not in compliance with certain of its credit facility debt covenants as of December 31, 2002, resulting in the lenders having the right to accelerate the repayment of the entire amount outstanding under the credit facility, which acceleration would allow the holders of the senior subordinated notes to declare the principal and interest of the senior subordinated notes immediately due and payable. Additionally, the Company may not generate sufficient cash flow from operations to meet its expected capital expenditures and its October 2003 scheduled interest payments on its senior subordinated notes. These factors raise substantial doubt about the Company’s ability to continue operating as a going concern. Management’s plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 2 to the consolidated financial statements as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 related to the change in accounting for identifiable intangible assets with indefinite lives and for goodwill.

      As discussed above, the financial statements of American Cellular Corporation as of December 31, 2001, and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. As described in Note 2, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (Statement) No. 142, Goodwill and Other Intangible Assets, which was adopted by American Cellular Corporation as of January 1, 2002. Our

audit procedures with respect to the disclosures in Note 2 with respect to 2001 and 2000 included (a) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense (including any related tax effects) recognized in those periods related to goodwill and intangible assets that are no longer being amortized, to American Cellular Corporation’s underlying records obtained from management and (b) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss applicable to common stockholders, and the related net loss per share amounts. In our opinion, the disclosures for 2001 and 2000 in Note 2 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of American Cellular Corporation other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

KPMG LLP

Oklahoma City, Oklahoma

March 6, 2003

NOTE:

      1. THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT.

      2. THE PREDECESSOR AUDITOR HAS NOT REISSUED THIS REPORT.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

American Cellular Corporation:

      We have audited the accompanying consolidated balance sheets of American Cellular Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2001 and the period from February 25, 2000 through December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Cellular Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001 and the period from February 25, 2000 through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the consolidated financial statements, the Company could violate one of the covenants of its bank debt agreement during 2002, resulting in its lenders having the right to declare its outstanding debt immediately due and payable, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As explained in Notes 2 and 3 to the consolidated financial statements, respectively, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities and the disposal of long-lived assets.

ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,

March 22, 2002

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,865,547	$5,962,148
Accounts receivable, net of allowance for doubtful accounts of $977,723 in 2002 and $1,548,098 in 2001.	38,545,920	43,548,758
Restricted cash and investments (Note 2)	38,206,378	65,678,101
Inventory (Note 2)	4,327,769	8,013,595
Deferred tax assets	2,151,000	6,500,891
Prepaid expenses	3,102,085	1,482,705

Total current assets	102,198,699	131,186,198

PROPERTY, PLANT AND EQUIPMENT, net (Note 4)	185,935,029	203,168,050

OTHER ASSETS:
Accounts receivable-affiliates	1,278,034	—
Restricted investments (Note 2)	4,122,232	32,184,495
Wireless license acquisition costs	569,168,796	1,039,523,681
Goodwill	285,107,091	1,077,123,680
Deferred financing costs, net of accumulated amortization of $14,629,268 in 2002 and $8,652,380 in 2001.	41,007,037	45,166,918
Customer list, net of accumulated amortization of $27,437,873 in 2002 and $17,681,703 in 2001.	20,562,127	30,318,297
Other non-current assets	539,264	504,391
Assets of discontinued operations	—	139,854,463

Total other assets	921,784,581	2,364,675,925

Total assets	$1,209,918,309	$2,699,030,173

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,865,934	$21,375,257
Accounts payable—affiliates	—	17,729,679
Accrued expenses	2,814,310	10,475,570
Accrued interest payable	14,499,071	31,308,522
Accrued dividends payable	6,799,945	2,138,711
Deferred revenue and customer deposits	11,014,222	11,745,161
Current portion of long-term debt	1,588,509,275	46,909,091

Total current liabilities	1,659,502,757	141,681,991

OTHER LIABILITIES:
Long-term debt, net of current portion	—	1,760,208,032
Deferred tax liabilities	43,690,897	186,382,124
Liabilities of discontinued operations	—	7,495,882
Other non-current liabilities	—	23,698,750
Commitments (Note 7)
Mandatorily redeemable Series A preferred stock (Note 8)	35,000,000	35,000,000
STOCKHOLDER’S (DEFICIT) EQUITY:
Class A Common Stock, $.01 par value, 3,000 shares authorized and 100 issued in 2002 and 2001.	1	1
Paid-in capital	797,827,564	797,827,564
Retained deficit	(1,326,102,910)	(239,044,921)
Accumulated other comprehensive loss, net of income tax benefit of $9,479,500 in 2001.	—	(14,219,250)

Total stockholder’s (deficit) equity	(528,275,345)	544,563,394

Total liabilities and stockholder’s (deficit) equity	$1,209,918,309	$2,699,030,173

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

			For the Period from
			February 25, 2000
	For the Year Ended	For the Year Ended	through
	December 31,	December 31,	December 31,
	2002	2001	2000

OPERATING REVENUE:
Service revenue	$302,144,063	$266,507,216	$181,274,795
Roaming revenue	135,147,615	132,250,992	113,108,060
Equipment and other revenue	15,537,979	18,484,430	14,960,111

Total operating revenue	452,829,657	417,242,638	309,342,966

OPERATING EXPENSES:
Cost of service (exclusive of items shown separately below)	110,412,273	106,706,736	61,062,239
Cost of equipment	34,205,796	37,182,246	26,768,354
Marketing and selling	57,623,167	56,462,163	36,580,294
General and administrative	70,290,928	60,944,109	38,768,894
Depreciation and amortization	66,745,545	182,636,954	147,256,833
Impairment of goodwill (Note 6)	800,893,860	—	—

Total operating expenses	1,140,171,569	443,932,208	310,436,614

OPERATING INCOME (LOSS)	(687,341,912)	(26,689,570)	(1,093,648)
OTHER INCOME (EXPENSE):
Interest expense	(142,003,848)	(165,456,826)	(133,270,017)
Other income, net	1,387,501	3,723,072	536,308

LOSS BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(827,958,259)	(188,423,324)	(133,827,357)
Income tax benefit	14,383,305	52,199,794	33,241,703

LOSS FROM CONTINUING OPERATIONS	(813,574,954)	(136,223,530)	(100,585,654)
DISCONTINUED OPERATIONS: (Note 3)
(Loss) income from discontinued operations, net of income tax benefit (expense) of $435,838 in 2002, $(1,188,394) in 2001 and $(2,548,131) in 2000.	(653,909)	(1,439,293)	1,342,266
Gain from sale of discontinued operations, net of income tax expense of $50,282,976 for the year ended December 31, 2002	13,472,110	—	—

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(800,756,753)	(137,662,823)	(99,243,388)
Cumulative effect of change in accounting principle, net of income tax benefit of $187,760,000 (Note 2)	(281,640,000)	—	—

NET LOSS	(1,082,396,753)	(137,662,823)	(99,243,388)
DIVIDENDS ON PREFERRED STOCK	(4,661,236)	(2,138,710)	—

NET LOSS APPLICABLE TO COMMON STOCKHOLDER	$(1,087,057,989)	$(139,801,533)	$(99,243,388)

BASIC AND DILUTED NET (LOSS) INCOME PER COMMON SHARE:
Continuing operations	(8,135,750)	(1,362,235)	(1,005,857)
Discontinued operations	128,182	(14,393)	13,423
Cumulative effect of change in accounting principle	(2,816,400)	—	—
Dividends on preferred stock	(46,612)	(21,387)	—

TOTAL BASIC AND DILUTED NET LOSS APPLICABLE TO COMMON STOCKHOLDER PER COMMON SHARE	$(10,870,580)	$(1,398,015)	$(992,434)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	100	100	100

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

		Stockholder’s (Deficit) Equity

						Accumulated
		Class A				Other	Total
	Comprehensive	Common		Paid in	Retained	Comprehensive	Stockholder’s
	Loss	Stock		Capital	Deficit	Loss	(Deficit) Equity

FEBRUARY 25, 2000		100	$1	$764,999,999	—	—	$765,000,000
Net loss		—	—	—	(99,243,388)	—	(99,243,388)

DECEMBER 31, 2000		100	1	764,999,999	(99,243,388)	—	665,756,612
Net loss	$(137,662,823)	—	—	—	(137,662,823)	—	(137,662,823)
Other comprehensive loss -
SFAS No. 133 transition adjustment, net of tax	(9,510,365)	—	—	—	—	(9,510,365)	(9,510,365)
SFAS No. 133 transition adjustment reclassified into earnings, net of tax	9,510,365	—	—	—	—	9,510,365	9,510,365
Change in fair value of hedge transactions, net of tax	(14,219,250)	—	—	—	—	(14,219,250)	(14,219,250)

Total comprehensive loss	$(151,882,073)

Capital contribution		—	—	32,827,565	—	—	32,827,565
Preferred stock dividends		—	—	—	(2,138,710)	—	(2,138,710)

DECEMBER 31, 2001		100	1	797,827,564	(239,044,921)	(14,219,250)	544,563,394
Net loss	$(1,082,396,753)	—	—	—	(1,082,396,753)	—	(1,082,396,753)
Amounts related to hedge transactions reclassified into earnings, net of tax	12,595,376	—	—	—	—	12,595,376	12,595,376
Ineffective hedge transaction reclassified into earnings, net of tax	643,751	—	—	—	—	643,751	643,751
Change in fair value of hedge transactions, net of tax	980,123	—	—	—	—	980,123	980,123

Total comprehensive loss	$(1,068,177,503)

Preferred stock dividends		—	—	—	(4,661,236)	—	(4,661,236)

DECEMBER 31, 2002		100	$1	$797,827,564	$(1,326,102,910)	$—	$(528,275,345)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period from
			February 25, 2000
	For the Year Ended	For the Year Ended	through
	December 31, 2002	December 31, 2001	December 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(813,574,954)	$(136,223,530)	$(100,585,654)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities—
Depreciation and amortization	66,745,545	182,636,954	147,256,833
Amortization of bond premium and financing costs	6,700,267	5,718,138	3,426,409
Deferred income taxes and investment tax credits, net	(15,766,622)	(58,021,420)	(27,900,333)
Cash used in operating activities of discontinued operations	(7,175,022)	—	—
Loss on ineffective hedge transaction	1,072,919	—	—
Impairment of goodwill	800,893,860	—	—
Loss (gain) on disposition of assets, net	18,463	481,208	(139,632)
Changes in current assets and liabilities -
Accounts receivable	5,002,838	2,660,505	(15,703,276)
Inventory	3,685,826	182,739	(4,310,319)
Prepaid expenses and other	1,662,299	(3,334,691)	(6,979,840)
Accounts payable	(3,145,151)	(11,036,387)	34,547,797
Accrued expenses	(26,145,000)	4,782,503	(13,688,395)
Deferred revenue and customer deposits	(730,939)	2,297,022	3,531,713

Net cash provided by (used in) operating activities	19,244,329	(9,856,959)	19,455,303

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48,798,472)	(74,850,030)	(58,449,899)
Increase in receivable affiliate	(1,278,034)	—	—
Proceeds from sale of PCS licenses	—	5,000,000	—
Net proceeds from sale of discontinued operations	194,427,958	—	—
Change in receivable from discontinued operations	—	11,454,868	17,509,334
Other investing activities	955,852	2,623,869	(23,788)

Net cash provided by (used in) investing activities	145,307,304	(55,771,293)	(40,964,353)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	127,800,000	233,000,000	114,000,000
Repayments of long-term debt	(347,131,227)	(797,395,544)	(111,000,000)
Proceeds from senior subordinated notes	—	693,020,500	—
Investment from Dobson Communications	—	35,000,000	—
Deferred financing costs	(1,817,007)	(19,920,432)	(1,154,410)
(Repayments to) advances from affiliate for capital expenditures	—	(9,193,025)	9,193,025
Capital contribution	—	16,413,782	—
Maturities of restricted investments	66,500,000	38,976,389	—
Purchase of restricted investments	—	(133,191,937)	—

Net cash (used in) provided by financing activities	(154,648,234)	56,709,733	11,038,615

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,903,399	(8,918,519)	(10,470,435)
CASH AND CASH EQUIVALENTS, beginning of year	5,962,148	14,880,667	25,351,102

CASH AND CASH EQUIVALENTS, end of year	$15,865,547	$5,962,148	$14,880,667

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for—
Interest, net of amounts capitalized	$153,476,700	$154,662,660	$124,274,707
Income taxes	$3,043,875	$1,171,633	$9,193
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Capital contribution of PCS licenses and certain other assets	$—	$16,413,783	$—

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

      American Cellular Corporation was originally formed on February 26, 1998, to acquire the operations of PriCellular Corporation. On February 25, 2000, American Cellular Corporation and its subsidiaries (“collectively, the Company”) were acquired by ACC Acquisition LLC (“the Joint Venture”), an equally owned joint venture between Dobson Communications and AT&T Wireless. The acquisition costs as of February 25, 2000 were pushed down to the Company, thus creating a new basis in the assets and liabilities of the Company. Therefore, the financial statements and the related notes presented here for the year ended December 31, 2000, are for the period from the acquisition date (February 25, 2000) through December 31, 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin.

Capital Resources and Growth

      The Company has substantial indebtedness and debt service requirements and is subject to significant financial restrictions and limitations. At June 30, 2002 and continuing through December 31, 2002, the Company was unable to satisfy all of the covenants under the credit facility. The Company is unable to borrow under the credit facility to fund its ongoing operations, planned capital expenditures or other permissible uses.

      The Company’s ability to manage future growth will depend upon its ability to monitor operations, control costs and maintain effective quality controls, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve its systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company’s business could have a material adverse effect on the Company’s business, financial condition and results of operations.

2. SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

      The consolidated financial statements of the Company include the accounts of all subsidiaries. For financial reporting purposes, the Company reports 100% of revenue and expenses for the markets for which it provides wireless services. Significant intercompany accounts and transactions have been eliminated.

Business Segment

      The Company operates in one business segment pursuant to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Cash and Cash Equivalents

      Cash and cash equivalents of $15.9 million at December 31, 2002 and $6.0 million at December 31, 2001 consist of cash and short-term investments with original maturities of three months or less.

Restricted Cash and Investments

      Restricted cash and investments totaled $42.3 million at December 31, 2002 and $97.9 million at December 31, 2001, of which $34.1 million at December 31, 2002 and the entire $97.9 million at December 31, 2001 was for the interest pledge deposits held in escrow for the senior subordinated notes. The interest pledge deposits include the initial deposit of $85.2 million for the $450.0 million senior subordinated notes, net of interest earned and interest payments issued to bondholders and the additional deposit of $48.0 million for the $250.0 million senior subordinated notes, net of interest earned and interest payments

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES: (Continued)

issued to bondholders. In addition, restricted cash and investments totaling $8.2 million at December 31, 2002 consisted of an escrow to cover any future contingencies related to the Company’s sale of Tennessee 4 RSA to Verizon Wireless during February 2002. Subsequent to year end the Company received $4.1 million of this escrow reserve. If there are no claims against this transaction, the Company will receive the remaining $4.1 million during February 2004.

Allowance for Doubtful Accounts

      Allowance for doubtful accounts of $1.0 million at December 31, 2002 and $1.5 million at December 31, 2001 are based on a percentage of aging receivables. The Company reviews it allowance for doubtful accounts monthly by evaluating balances for collectibility.

Inventory

      The Company values its inventory using the weighted average costing method of accounting.

Impairment of Long-Lived Assets

      Through December 31, 2001, the Company’s accounting policy for impairment of long-lived assets was to review the carrying value of its long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. The Company’s definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, the Company is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. To complete this evaluation, the Company first performed a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company’s policy to aggregate its wireless license acquisition costs. The Company determines the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. The Company then assesses the carrying amount of its goodwill for possible impairment. For goodwill, there is a two-step approach for assessing impairment. The first step requires an evaluation of the Company’s fair value to its carrying amount, including goodwill. The Company’s fair value is determined based on estimated future discounted cash flows. If it is determined that the Company’s estimated fair value exceeds its carrying amount, then its goodwill is deemed to be impaired. Then, the second step of the impairment test is used to measure the amount of impairment loss. During 2002, the Company has identified impairments relating to its goodwill and indefinite life intangible assets. See “Recently Issued Accounting Pronouncements” below for further details.

Wireless License Acquisition Costs

      Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide wireless services. Prior to the implementation of SFAS No. 142 “Goodwill and Other Intangible assets”, wireless license acquisition costs were being amortized on a straight-line basis over twenty years. Amortization expense of $57.5 million was recorded in 2001 and $47.9 million was recorded for the period from February 25, 2000 through December 31, 2000. Upon implementation of SFAS No. 142, effective January 1, 2002, the Company no longer amortizes wireless license acquisition costs. Instead, the Company is testing for the impairment of indefinite life intangible assets at least annually and will only adjust the carrying amount of these intangible assets upon an impairment of the indefinite life intangible assets.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES: (Continued)

      The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation. During 2002, the Company identified impairments relating to its wireless license acquisition costs, see “Recently Issued Accounting Pronouncements” below for further discussion.

Customer List

      Customer list consists of amounts paid to acquire wireless customer lists. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $9.8 million was recorded in 2002, $9.6 million was recorded in 2001 and $8.1 million was recorded for the period from February 25, 2000 through December 31, 2000. Based on the remaining life of the Company’s customer list acquisition costs, the remaining balance of $20.6 million will be substantially amortized over the next two years at approximately $9.6 million per year.

Goodwill

      Prior to the implementation of SFAS No. 142 “Goodwill and Other Intangible assets,” goodwill was being amortized on a straight-line basis over twenty years. Amortization expense related to goodwill of $58.3 million was recorded in 2001 and $50.3 million was recorded for the period from February 25, 2000 through December 31, 2000. Upon implementation of SFAS No. 142, effective January 1, 2002, the Company no longer amortizes goodwill. Instead, the Company is testing for the impairment of goodwill at least annually and will only adjust the carrying amount of goodwill upon an impairment of the goodwill.

      The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation. During 2002, the Company identified impairments relating to its goodwill, see “Recently Issued Accounting Pronouncements” below for further discussion.

Deferred Financing Costs

      Deferred financing costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the nine-year term of the debt and recorded as interest expense. Interest expense related to the amortization of these costs of $6.0 million was recorded in 2002, $5.2 million was recorded in 2001 and $3.4 million was recorded for the period from February 25, 2000 through December 31, 2000. Based on the current life of the Company’s long-term debt, the estimated amortization of deferred financing costs would be approximately $6.2 million per year until the costs are fully amortized in 2009.

Derivative Instruments and Hedging Activities

      On January 1, 2001, the Company implemented SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity”. With this implementation, the Company began recording a liability and a transition adjustment, net of income tax benefit, to other comprehensive loss during 2001 in connection with these derivative contracts. All derivatives are recognized on the balance sheet at their fair value. All of the Company’s derivatives that qualify for hedge accounting treatment are “cash flow” hedges. The Company designates its cash flow hedge derivatives as such on the date the derivative contract is entered into. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transaction. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES: (Continued)

      The Company’s accumulated other comprehensive loss, net of income tax benefit, was $14.2 million as of December 31, 2001. As a result of the expiration of the Company’s interest rate swap agreement on June 4, 2002, there is no balance at December 31, 2002. During 2002 and 2001, there were no gains or losses reclassified into earnings as a result of the discontinuance of hedge accounting treatment for any of the Company’s derivatives.

      By using derivative instruments to hedge exposures to changes in commodity prices and exchange rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. To mitigate this risk, the hedging instruments are usually placed with counterparties that the Company believes are minimal credit risks. It is the Company’s policy to only enter into derivative contracts with investment grade rated counterparties deemed by management to be competent and competitive market makers.

Revenue Recognition

      The Company records service revenue over the period it is earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenue for services provided of $3.0 million as of December 31, 2002 and $2.9 million as of December 31, 2001, which is included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Equipment revenue is recognized when the equipment is delivered to the customer. The Company’s ability to sell wireless equipment is independent of the Company’s ability to offer wireless services to its customers; therefore, the Company considers equipment sales a separate earnings process and accounts for it accordingly. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred.

      As of December 31, 2000, the Company implemented SEC Staff Accounting Bulletin, or SAB, No. 101 “Revenue Recognition.” The impact of implementing SAB 101 was not material to the Company’s revenue or results of operations.

Advertising Costs

      Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

Income Taxes

      The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity’s taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Disposal of Long-Lived Assets

      As of January 1, 2001, the Company implemented SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets. The discontinued operations described in (Note 3) are reflected in the financial statements as (Loss) Income from Discontinued Operations.” Periods prior to December 31, 2001, have been adjusted to reflect this change in accounting standard.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Earnings Per Share

      Basic earnings per common share is computed by the weighted average number of shares of common stock outstanding during the year. There were no potentially dilutive securities outstanding during 2002, 2001 and 2000.

Use of Estimates

      The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuations of intangible assets; valuation allowances for receivables and inventories; assets and obligations related to employee benefits; and obligations related to acquired and sold properties. Actual results could differ from those estimates.

Significant Concentrations

      In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers, which provide for agreed-upon billing rates between the parties. The percent of Company’s roaming revenue earned from three wireless carriers was 88% during the year ended December 31, 2002, 78% during the year ended December 31, 2001 and 70% for the period from February 25, 2000 through December 31, 2000.

Reclassifications

      Certain reclassifications have been made to the previously presented 2001 and 2000 balances to conform them to the current presentation.

Recently Issued Accounting Pronouncements

      In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to cease the amortization of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. As a result of the adoption of SFAS No. 142, the Company reassessed the useful lives of it intangible assets. A significant portion of its intangible assets is classified as “Wireless license acquisition costs,” which represents the Company’s costs associated with acquiring its FCC licenses. These licenses allow the Company to provide wireless services by giving the Company the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, the Company has determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, the Company’s wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety on January 1, 2002, the Company ceased the amortization of both goodwill and wireless license acquisition costs and now tests for impairment of goodwill and wireless license acquisition costs at least annually and only adjusts the carrying amount of these intangible assets upon an impairment of the goodwill or wireless license acquisition costs.

      The Company also determines on an annual basis whether facts and circumstances continue to support an indefinite useful life. For the year ended December 31, 2001, the Company recorded $58.3 million of

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES: (Continued)

amortization expense related to its goodwill and $34.5 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. For the period from February 25, 2000 through December 31, 2000, the Company recorded $50.3 million of amortization expense related to its goodwill and $28.7 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. Without this amortization, the Company’s 2001 and 2000 operating results would have been:

		For the
		Period from
	For the Year	February 25,
	Ended	2000 through
	December 31,	December 31,
	2001	2000

	($ in thousands except per
	share data)
Net loss	$(44,858)	$(20,236)
Net loss applicable to common stockholder	(46,997)	(20,236)
Net loss applicable to common stockholder per common share	$(469,966)	$(202,361)

      Through December 31, 2001, the Company’s accounting policy for impairment of long-lived assets was to review the carrying value of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. The Company’s definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, the Company is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

      Upon implementation of SFAS No. 142 on January 1, 2002, the Company first performed a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company’s policy to aggregate its wireless license acquisition costs. The Company determined the fair value of its wireless license acquisition costs based on their estimated future discounted cash flows. Based on the comparison, the Company determined that the carrying amount of its wireless license acquisition costs exceeded their estimated fair value. As a result, the Company recorded a charge in the first quarter of 2002, net of income tax benefit, of $281.6 million to reflect the write-down of its wireless license acquisition costs to their fair value. The Company then assessed the carrying amount of its goodwill for possible impairment. For goodwill, there is a two-step approach for assessing impairment. The first step requires a comparison of the fair value of the Company to its carrying amount, including goodwill. The Company’s fair value was determined based on estimated future discounted cash flows. It was determined that the estimated fair value of the Company exceeded its carrying amount and thus, its goodwill was not deemed to be impaired. Since the Company’s goodwill was not deemed to be impaired as of January 1, 2002, the second step of the impairment test, which is used to measure the amount of impairment loss was not required to be completed upon implementation of SFAS No. 142. See Note 6 below.

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES: (Continued)

liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company does not expect the adoption of SFAS No. 143 to have a material effect on its financial condition or operations. SFAS No. 143 is required to be implemented effective January 1, 2003.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” However, it maintains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business,” for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell. During the fourth quarter 2001, the Company entered into a definitive agreement to sell Tennessee 4 RSA. With this sale, the Company decided to early adopt this standard during the fourth quarter 2001, effective January 1, 2001, to properly reflect the results of operations, assets and liabilities of Tennessee 4 RSA as discontinued operations. See Note 3 below.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its financial condition or operations.

      The FASB’s Emerging Issues Task Force issued “EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables,” to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. The Company does not expect that the adoption of EITF 00-21 will have a material impact on its financial condition or operations.

      In May, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” This statement is effective for interim periods beginning after June 15, 2003, and will require that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be charged to our statement of operations. Currently, the charges related to the mandatorily redeemable preferred stock are not collected in net income (loss), but are reflected in determining net income (loss) applicable to common stockholder. At December 31, 2002, the carrying value of the Company’s mandatorily redeemable preferred stock that would have been reclassified as a liability was $35.0 million and the related dividends that would have been reflected as interest expense was $6.8 million.

3. DISCONTINUED OPERATIONS:

      On February 8, 2002, the Company completed the sale of Tennessee 4 RSA for a total purchase price of $202.0 million to Verizon Wireless. Proceeds from this transaction were primarily used to pay down bank debt. The Tennessee 4 RSA covered a total population of approximately 290,800 and had a subscriber base of approximately 24,900. As a result of this sale, the results of operations for Tennessee 4 RSA during the periods presented are included in the Company’s consolidated financial statements as discontinued operations.

      Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaced APB Opinion No. 30 for the disposal of segments of a business, the consolidated financial statements have been restated for all periods presented to reflect the Tennessee 4 RSA operations, assets and liabilities as discontinued operations. The assets and liabilities of such operations have been classified as “Assets of

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. DISCONTINUED OPERATIONS: (Continued)

discontinued operations” and “Liabilities of discontinued operations,” on the December 31, 2001 consolidated balance sheets and consist of the following:

December 31, 2001

($ in thousands)
Cash and cash equivalents	$85
Other current assets	4,442
Property, plant and equipment, net	9,647
Goodwill, net	63,044
Wireless license acquisition costs, net	61,303
Other assets	1,333

Total assets of discontinued operations	$139,854

Current liabilities	$1,744
Other liabilities	5,752

Total liabilities of discontinued operations	$7,496

      The net (loss) income from discontinued operations was classified on the consolidated statement of operations as “(Loss) income from discontinued operations.” Summarized results of discontinued operations are as follows:

	2002	2001	2000

	For the Period from	For the	For the Period from
	January 1, 2002	Year Ended	February 25, 2000
	through	December 31,	through
	Disposition	2001	December 31, 2000

	($ in thousands)
Operating revenue	$2,319	$30,976	$27,494
(Loss) income before income taxes	(1,090)	(251)	3,890
Income tax benefit (expense)	436	(1,188)	(2,548)
(Loss) income from discontinued operations	(654)	(1,439)	1,342

      The long-term debt of the Company is at the consolidated level, and is not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations based on Tennessee 4 RSA’s pro rata population coverage, to properly reflect the interest that was incurred to finance the Tennessee 4 RSA operations. The interest expense allocated to these operations was $1.0 million for the period from January 1, 2002 through disposition (February 8, 2002), $9.6 million for the year ended December 31, 2001 and $7.7 million for the period from February 25, 2000 through December 31, 2000.

      The Company completed the sale of Tennessee 4 RSA on February 8, 2002, and recorded operating losses totaling $0.7 million incurred through February 8, 2002, and the related gain on the sale totaling $13.5 million, net of tax expense.

4. PROPERTY, PLANT AND EQUIPMENT:

      Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. PROPERTY, PLANT AND EQUIPMENT: (Continued)

The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense totaling $57.0 million was recorded for the year ended December 31, 2002, $57.3 million was recorded for the year ended December 31, 2001 and $41.0 million was recorded for the period from February 25, 2000 through December 31, 2000.

      Listed below are the major classes of property, plant and equipment, their estimated useful lives, in years, and their balances as of December 31, 2002 and 2001:

	Useful
	Life	2002	2001

		($ in thousands)
Wireless systems and equipment	3-10	$299,259	$265,077
Buildings and improvements	5-40	20,466	17,635
Vehicles, aircraft and other work equipment	3-10	1,624	1,479
Furniture and office equipment	5-10	16,122	13,747
Plant under construction		8,490	1,979
Land		1,046	1,046

Property, plant and equipment		347,007	300,963
Accumulated depreciation		(161,072)	(97,795)

Property, plant and equipment, net		$185,935	$203,168

5. LONG-TERM DEBT:

      The Company’s long-term debt as of December 31, 2002 and 2001, consisted of the following:

	2002	2001

	($ in thousands)
Credit facility	$894,273	$1,113,604
Senior Subordinated Notes, net of discount	694,236	693,513

Total debt	1,588,509	1,807,117
Less-current maturities	1,588,509	46,909

Total long-term debt	$—	$1,760,208

Credit Facility

      On February 25, 2000, the Company obtained a $1.75 billion credit facility to retire existing debt and complete the acquisition of the Company by the Joint Venture. This credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. On March 2, 2001, the Company and its lenders agreed to an amendment to the credit facility. This amendment became effective on March 14, 2001, when the Company permanently repaid $200.0 million of the term loans. The Company used proceeds from the issuance of its $450.0 million senior subordinated notes due 2009, to reduce the credit facility to $1.55 billion. On May 31, 2001, the Company and its lenders agreed to a second amendment to the credit facility. This amendment became effective on June 4, 2001, when the Company permanently repaid $201.3 million of the term notes under the credit facility with proceeds from the issuance of an additional $250.0 million senior subordinated notes due 2009, which reduced the credit facility to $1.34 billion. On September 27, 2001, the Company and its lenders agreed to a third amendment of the credit facility, which

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. LONG-TERM DEBT: (Continued)

modified certain financial covenants (as described below). In addition to the Company’s financial covenants, the Company is required to make prepayments of proceeds received from significant asset sales, new borrowings and a portion of excess cash flow. Therefore, when the Company completed the sale of Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million during February 2002, the Company permanently prepaid approximately $190.0 million of its credit facility. The maximum availability of the credit facility is limited by restrictions, such as certain financial ratios. As of December 31, 2002, the Company had outstanding borrowings under the credit facility of $894.3 million, with no additional amounts available for future borrowings.

      The Company’s credit facility imposes a number of restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, create liens and pay dividends. In addition, the Company is required to maintain certain financial ratios, including, but not limited to:

•	a ratio of senior indebtedness to operating cash flow of 5.75 to 1 at December 31, 2002 and decreasing over time to 2.50 to 1;

•	a ratio of total indebtedness to operating cash flow of 7.75 to 1 at December 31, 2002 and decreasing over time to 4.00 to 1;

•	a ratio of operating cash flow to debt service requirements of 1.35 to 1 at December 31, 2002 and decreasing over time to 1.20 to 1;

•	a ratio of operating cash flow to interest expense requirement of 1.80 to 1 at December 31, 2002 and increasing over time to 2.50 to 1; and

•	a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of 1.00 to 1 at December 31, 2002 and continuing over time at 1.00 to 1.

      Through September 2002, interest on the revolving credit facility and the term loans was variable and was based on a prime rate or a LIBOR formula. As a result of the Company’s non-compliance with a financial covenant contained in the credit facility, beginning in October 2002, all borrowings under the credit facility are only available based on prime rate. The weighted average interest rate for the year ended December 31, 2002 was 5.0%, and interest rates have ranged in total between 4.4% and 10.0% since inception. This credit facility is collateralized by substantially all of the assets of the Company.

      The Company’s credit facility includes a financial covenant which required the Company to not exceed a total debt leverage ratio ranging from 9.25 to 1.00 in the first quarter of 2002 to 7.75 to 1.00 in the fourth quarter of 2002. At June 30, 2002 and continuing through December 31, 2002, the Company failed to comply with this covenant. The lenders presently have the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under the credit facility. Acceleration under the credit facility would allow the holders of the Senior Subordinated Notes to declare the principal and interest of the Senior Subordinated Notes immediately due and payable. The Company would then be required to either refinance the debt or repay the amounts due. To date, no such acceleration has occurred and the Company continues to hold discussions with its bank lenders and with representatives of certain of the Company’s bondholders concerning a potential reorganization. There is no assurance that the Company would be successful in reorganizing or be able to meet its obligation under the accelerated repayment terms. Therefore, on June 30, 2002 and continuing through December 31, 2002, the Company has classified all of its long-term debt as current. Unless such non-compliance is resolved, there continues to be substantial doubt about the Company’s ability to continue as a going concern, as expressed in the independent auditors report on the Company’s 2002 and 2001 financial statements. Also as a result of the Company’s non-compliance, beginning in October 2002, all borrowings

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. LONG-TERM DEBT: (Continued)

under its credit facility are only available based on prime rate, which has increased the Company’s borrowing rate.

Senior Subordinated Notes

      On March 14, 2001, the Company completed the sale of $450.0 million senior subordinated notes due 2009. These notes were sold at a discount of $3.3 million. These notes bear interest at an annual rate of 9.5%. The discount is being amortized into interest expense over the life of the notes. On June 4, 2001, the Company completed the sale of $250.0 million of senior subordinated notes due 2009. These notes were sold at a discount of $3.6 million and also bear interest at an annual rate of 9.5%. The discount is being amortized into interest expense over the life of the notes.

      Restricted cash and investments totaling $34.1 million as of December 31, 2002, consist of the remaining balance of interest pledge deposits for the senior subordinated notes. The interest pledge deposits include the initial deposit of $85.2 million for the $450.0 million senior subordinated notes, net of interest earned and payments issued to bondholders and the additional deposit of $48.0 million for the $250.0 million senior subordinated notes, net of interest earned and payments issued to bondholders.

      The Company anticipates that its cash flow from operations, along with cash on hand, will be sufficient to meet its capital requirements through October 2003, at which time the Company will be required to make additional cash interest payments on its senior subordinated notes. If the cash interest payments on its senior subordinated notes are not made, the senior subordinated noteholders could declare the principal and interest of the notes immediately due and payable.

Scheduled Future Payments

      Scheduled future payments of long-term debt, absent acceleration, for years subsequent to December 31, 2002, are as follows:

($ in thousands)

2003	$56,760
2004	75,669
2005	94,579
2006	172,635
2007	322,541
2008 and thereafter	866,325

$1,588,509

Interest Rate Hedges

      Through September 2002, the Company paid interest on its bank credit facility at a variable factor, based on LIBOR or prime rate. As a result of the Company’s non-compliance, beginning in October 2002, all borrowings under its credit facility are only available based on prime rate. The Company will from time-to-time enter into derivative contracts to reduce exposure against rising interest rates.

      During 2000, the Company entered into a $1.03 billion derivative contract on its credit facility, in order to hedge its interest rate exposure, whereby the interest rate on the facility was effectively fixed at a rate of 7.3%. This derivative contract expired in June 2001 and was replaced with another derivative contract that expired

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. LONG-TERM DEBT: (Continued)

June 4, 2002, which set the interest rate on $1.03 billion of debt at a rate of 6.7%. As of December 31, 2002 the Company does not have any derivative contracts related to its credit facility.

      On January 1, 2001, the Company implemented SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity”. With this implementation, the Company began recording a liability and a transition adjustment, net of income tax benefit, to other comprehensive loss during 2001 in connection with these derivative contracts. The Company’s accumulated other comprehensive loss, net of income tax benefit, was $14.2 million as of December 31, 2001. As a result of the expiration of the Company’s interest rate swap agreement on June 4, 2002, there is no balance at December 31, 2002.

      In accordance with SFAS No. 133, the Company periodically assesses the effectiveness of its hedge transactions. During February 2002, the Company used a portion of the proceeds from the sale of the Tennessee 4 RSA to pay down bank debt. As a result, the Company determined that one of its hedge transactions totaling $125.0 million was ineffective, thus, reducing the total derivative contracts to $900.0 million. The Company recorded a loss of $1.1 million representing the fair value of this transaction for the year ended December 31, 2002, which is reflected in other income in the accompanying statement of operations.

6. GOODWILL IMPAIRMENT:

      Based on factors and circumstances impacting the Company and the business climate in which it operates, as of June 30, 2002, the Company determined that it was necessary to re-evaluate the carrying value of its goodwill and indefinite life intangible assets in accordance with SFAS No. 142. The legal factors included the non-compliance with the Company’s total leverage ratio covenant in its senior credit facility, which gave the Company’s lenders the right to accelerate the repayment of the entire amount outstanding under the credit facility. In addition, the Company’s business climate was impacted due to the fact that the rural wireless industry had continued to experience a significant deterioration in public equity valuations during the second quarter of 2002. As a result of the re-evaluation of the Company’s wireless license acquisition costs and goodwill, the Company concluded that the fair value of its wireless license acquisition costs, as determined upon implementation of SFAS No. 142, had not changed and deemed that there was no further impairment of these assets. In performing the impairment test on its goodwill, the Company concluded that the overall assumptions used in first quarter 2002 were still valid with the exception of the risk-based discount factor and enterprise valuations. With the revised assumptions at June 30, 2002, the Company determined that its carrying value of its goodwill exceeded its fair value. In accordance with SFAS No. 142, the Company proceeded with determining the implied fair value of its goodwill and based on a comparison of the implied fair value of its goodwill to its carrying amount, the Company recorded an impairment loss totaling $377.0 million.

      In addition, during fourth quarter 2002, the Company continued to have factors impacting its business for which a re-evaluation was necessary. The Company continued to not be in-compliance with its total leverage ratio covenant on its senior credit facility, which has given its lender’s the right to accelerate the repayment of the entire amount outstanding under its senior credit facility. To date, no such acceleration has occurred and the Company continues to hold discussions with its bank lenders and with representatives of certain of the Company’s bondholders concerning a potential reorganization. Based on these discussions and other factors, including an increase in a risk-based discount factor, the Company determined its goodwill was further impaired based on enterprise valuations as of the fourth quarter of 2002. Therefore, the Company recorded an additional impairment loss of $423.9 million at December 31, 2002, bringing its total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LEASES, COMMITMENTS AND CONTINGENCIES:

Leases

      The Company has numerous operating leases; these leases are primarily for their retail stores, cell site towers and their locations, and vehicles. Future minimum lease payments required under these operating leases having an initial or remaining noncancellable lease term in excess of one year at December 31, 2002, are as follows:

($ in thousands)

2003	$12,752
2004	11,012
2005	9,081
2006	6,794
2007	3,991
2008 and thereafter	8,756

      Lease expense under the above leases was $14.2 million for the year ended December 31, 2002, $11.0 million for the year ended December 31, 2001 and $6.8 million for the period from February 25, 2000 through December 31, 2000.

Commitments

      The Company is a party to an equipment supply agreement with Nortel Networks Inc., in which the Company agreed to purchase approximately $49.5 million of cell site and switching equipment between November 16, 2001 and July 15, 2005. Of the commitment, approximately $19.5 million remained at December 31, 2002. If the Company fails to fully meet this commitment by July 15, 2005, it could be forced to pay a penalty of up to 20% of the unfulfilled commitment. The Company expects to fulfill its purchase commitment under this agreement prior to its completion date.

Contingencies

      The Company is party to various other legal actions arising in the normal course of business. None of the actions are believed by management to involve amounts that would be material to the Company’s consolidated financial position, results of operation, or liquidity.

8. MANDATORILY REDEEMABLE PREFERRED STOCK:

      On June 29, 2001, the Company received $35.0 million from one of its principal owners, Dobson Communications, from its purchase of 35,000 shares of the Company’s Series A preferred stock. The Company has 350,000 authorized shares of its Series A preferred stock, which has a par value of $0.01 per share and is mandatorily redeemable on June 29, 2011 for $1,000 per share, plus accrued and unpaid dividends. Each share of Series A preferred stock is entitled to 12% cumulative annual dividends on the liquidation preference of $1,000 per share. Dividends will accrue but will not be paid until declared by the Company’s Board of Directors or when redeemed on June 29, 2011, whichever occurs first. At December 31, 2002, the Company had $6.8 million in accrued dividends relating to its Series A preferred stock. Shareholders of the Series A preferred stock have no voting rights.

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDER’S (DEFICIT) EQUITY:

      On January 18, 2001, the Company received a $32.8 million capital contribution from its shareholders. This contribution consisted of cash, PCS licenses relating to areas in northeast Oklahoma and southeast Kansas, and certain other assets.

10. EMPLOYEE BENEFIT PLANS:

      All employees are employed by one of the Company’s principal owners, Dobson Communications. Dobson Communications maintains a 401(k) plan (the “Plan”) in which substantially all employees of Dobson Communications are eligible to participate. The Plan requires Dobson Communications to match 100% of employees’ contributions up to 4% of their salary. Contributions to the Plan charged to the Company’s operations were $0.3 million for the year ended December 31, 2002, $0.6 million for the year ended December 31, 2001 and $0.3 million for the period from February 25, 2000, through December 31, 2000, and were recorded as general and administrative expenses in the accompanying statements of operations.

11. TAXES:

      Benefit for income taxes for the years ended December 31, 2002 and 2001, and for the period from February 25, 2000 through December 31, 2000 were as follows:

			February 25,
	Year Ended	Year Ended	2000 through
	December 31,	December 31,	December 31,
	2002	2001	2000

	($ in thousands)
Federal income taxes —
Deferred	$(12,226)	$(44,370)	$(28,256)
State income taxes (current and deferred)	(2,157)	(7,830)	(4,986)

Total income tax benefit	$(14,383)	$(52,200)	$(33,242)

      The benefits for income taxes for the years ended December 31, 2002 and 2001, and for the period from February 25, 2000 through December 31, 2000, differ from amounts computed at the statutory rate as follows:

			February 25,
	Year Ended	Year Ended	2000 through
	December 31,	December 31,	December 31,
	2002	2001	2000

	($ in thousands)
Income taxes at statutory rate (34%)	$(281,506)	$(64,064)	$(45,501)
State income taxes, net of Federal income tax effect	(49,677)	(11,305)	(8,030)
Goodwill impairment or amortization, for which no benefit is recognized	316,737	23,326	20,111
Other, net	63	(157)	178

	$(14,383)	$(52,200)	$(33,242)

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. TAXES: (Continued)

      The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2002 and 2001, were as follows:

	December 31,	December 31,
	2002	2001

	($ in thousands)
Current deferred income taxes:
Allowance for doubtful accounts receivable	$391	$682
Accrued liabilities	1,760	5,819

Net current deferred income tax asset	2,151	6,501

Noncurrent deferred income taxes:
Property, plant and equipment, net	(29,560)	(29,270)
Intangible assets	(141,673)	(320,473)
Interest rate hedges	—	9,479
Tax credits and carryforwards	127,542	153,882

Net noncurrent deferred income tax liability	(43,691)	(186,382)

Total net deferred income tax liability	$(41,540)	$(179,881)

      At December 31, 2002, the Company had NOL carryforwards of approximately $318.9 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2009.

      The Company periodically reviews the need for a valuation allowance against deferred tax assets and recognizes these assets to the extent that realization is more likely than not. Based on a review of taxable income, history and trends, forecasted taxable income and expiration of carryforwards, the Company has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the deferred tax assets of the Company will be realized prior to their expiration.

12. RELATED PARTY TRANSACTIONS:

      The Company had receivables totaling $1.3 million at December 31, 2002, due from related parties and payables totaling $17.7 million at December 31, 2001, due to related parties. The amounts represent expenditures and expense allocations made by Dobson Communications on behalf of the Company.

      Dobson Communications provides certain services to the Company in accordance with a management agreement. The services provided to the Company by Dobson Communications include executive management, all administrative functions such as accounting, human resources, legal, and information services, as well as, certain call center/customer service functions. Dobson Communications has integrated the operations of the Company with its own operations such that Dobson Communications and the Company share common management and administrative/back-office functions. Costs incurred from these services by Dobson Communications are shared-costs of the Company and Dobson Communications. These shared costs are allocated between the Company and Dobson Communications primarily based on each Company’s estimated subscribers and populations in their respective licensed areas. Shared costs allocated to the Company from Dobson Communications were $17.1 million for the year ended December 31, 2002, $10.6 million for the year ended December 31, 2001 and $4.1 million for the period from February 25, 2000 through December 31, 2000. In addition, the Company reimbursed Dobson Communications for other expenses incurred by them on the Company’s behalf, which represents actual compensation costs related to those Dobson Communications employees that perform job functions that are exclusively attributable to the Company’s operations, totaling

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. RELATED PARTY TRANSACTIONS: (Continued)

$42.9 million for the year ended December 31, 2002, $40.4 million for the year ended December 31, 2001 and $27.8 million for the period from February 25, 2000 through December 31, 2000.

      The Company received $66.3 million during 2002, $55.5 million during 2001 and $46.6 million during 2000, in roaming fees from one of its principal owners, AT&T Wireless. In return, the Company paid AT&T Wireless $24.2 million during 2002, $20.0 million during 2001 and $8.5 million during 2000 for roaming fees.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS:

      Unless otherwise noted, the carrying value of the Company’s financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturation. The Company estimates the fair value of its interest rate hedge based on the current market value of the hedge instruments.

      Indicated below are the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31:

	2002		2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	($ in thousands)
Restricted cash and investments	$42,329	$42,329	$97,863	$97,863
Credit facility	894,273	894,273	1,113,604	1,113,604
Senior Subordinated notes	694,236	131,905	693,513	676,175
Interest rate hedge liability	—	—	23,699	23,699

14. SUBSEQUENT EVENTS:

      Subsequent to December 31, 2002, the Company received $4.1 million of an escrow reserve that was held to cover any future contingencies related to the Company’s sale of Tennessee 4 RSA to Verizon Wireless during February 2002. These funds were used to pay down the Company’s credit facility.

      On July 14, 2003, the Company initiated a plan to restructure the Company’s indebtedness and equity ownership. Pursuant to this plan, the Company commenced an exchange offer for the Company’s existing 9.5% senior subordinated notes due 2009 (the “existing notes”). In connection with the restructuring plan, on August 19, 2003, holders of $681.9 million of the $700.0 million of notes who tendered their notes received an aggregate of 43.9 million shares of Dobson Communications’ class A common stock, 681,900 shares of Dobson Communications’ convertible preferred stock with an aggregate liquidation preference of $121.8 million, convertible into a maximum of 13.9 million shares of Dobson Communications’ class A common stock, and $48.7 million in cash in exchange for their existing notes. Upon consummation of the restructuring plan, the Company became a wholly-owned, indirect subsidiary of Dobson Communications. (Unaudited)

AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Also related to the restructuring, on August 8, 2003, the Company and ACC Escrow Corp., a recently formed, wholly-owned, indirect subsidiary of Dobson Communications, completed the private offering of $900 million aggregate principal amount of 10% senior notes due 2011. The senior notes were issued at par on August 8, 2003, by ACC Escrow Corp. ACC Escrow was organized to merge into the Company as part of the restructuring plan. The net proceeds of the note offering were originally placed in escrow. Upon consummation of the restructuring plan, on August 19, 2003, including the merger, the net proceeds from the offering were used to fully repay the Company’s existing bank credit facility and to pay expenses of the restructuring. Dobson Communications is not a guarantor for these senior notes. (Unaudited)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      As permitted by the Delaware General Corporation Law under which American Cellular Corporation (the “Company”) is incorporated, Article VIII of the Company’s Fourth Restated Certificate of Incorporation provides for indemnification of each of the Company’s officers and directors against (a) expense, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reasons of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company’s bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

      The Company’s directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Numbers	Description

3.1	Fourth Restated Certificate of Incorporation of American Cellular Corporation	(1)[3.1]
3.2	Amended and Restated Bylaws of Registrant	(1)[3.2]
3.3	Certificate of Incorporation of ACC Lease Co., Inc.	(11)
3.4	ByLaws of ACC Lease Co., Inc.	(11)
3.5	Certificate of Formation of American Cellular Wireless, LLC	(1)[3.5]
3.6	Limited Liability Company Agreement of American Cellular Wireless LLC	(1)[3.6]
3.7	Certificate of Formation of ACC of Kentucky LLC	(1)[3.9]
3.8	Limited Liability Company Agreement of ACC of Kentucky LLC	(1)[3.10]
3.9	Certificate of Incorporation of ACC of Michigan Corporation	(1)[3.13]
3.10	Bylaws of ACC of Michigan Corporation	(1)[3.14]
3.11	Certificate of Incorporation of ACC of Minnesota Corporation	(1)[3.17]
3.12	Bylaws of ACC of Minnesota Corporation	(1)[3.18]
3.13	Certificate of Incorporation of Alexandra Cellular Corporation	(1)[3.21]
3.14	Bylaws of Alexandra Cellular Corporation	(1)[3.22]
3.15	Certificate of Incorporation of ACC of Ohio Corporation	(1)[3.29]
3.16	Bylaws of ACC of Ohio Corporation	(1)[3.30]
3.17	Certificate of Formation of ACC of Pennsylvania LLC	(1)[3.33]
3.18	Limited Liability Company Agreement of ACC of Pennsylvania LLC	(1)[3.34]

Exhibit
Numbers		Description

3.19		Certificate of Incorporation ACC of West Virginia Corporation	(1)[3.45]
3.20		Bylaws of ACC of West Virginia Corporation, successor to Northland Cellular Corporation	(1)[3.46]
3.21		Certificate of Formation of ACC of Wisconsin LLC	(1)[3.49]
3.22		Limited Liability Company Agreement of ACC of Wisconsin LLC	(1)[3.50]
4.1		Indenture dated March 14, 2001 between American Cellular Corporation and United States Trust Company of New York	(1)[4.2]
4	.1.1	First Supplemental Indenture dated August 19, 2003 between ACC Acquisition LLC, American Cellular Corporation, its guaranteeing subsidiaries and Bank of Oklahoma, National Association	(11)
4.2		Indenture dated August 8, 2003 between ACC Escrow Corp. and Bank of Oklahoma, National Association	(11)
4.3		Registration Rights Agreement dated August 8, 2003 between ACC Escrow Corp., American Cellular Corp. and certain guarantors and Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated	(11)
5		Opinion of McAfee & Taft A Professional Corporation	(11)
10.5		License Agreement, dated September 23, 1998, by and between H.O. Software, Inc. and American Cellular Corporation, as amended, modified or otherwise supplemented from time to time	(5)[10.5]
10.6		Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation dated November 16, 2001	(5)[10.6]
10	.6.1	Amendment No. 1 to Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation dated August 5, 2002	(8)[10.6.1]
10.7		Form of License Agreement among Cellular One Group and various subsidiaries of American Cellular Corporation	(1)[10.7]
10.8		Intercarrier Roamer Service Agreement, dated January 23, 1997, between American Cellular Corporation, as successor to PriCellular Corporation and United States Cellular Corporation	(1)[10.8]
10.9		Letter Agreement dated July 5, 2000 accepting American Cellular Corporation as an affiliate of Dobson Cellular Systems, Inc.	(1)[10.9.1]
10.10		Intercarrier Roamer Service Agreement, dated January 16, 1997, between American Cellular Corporation, successor to PriCellular Corporation and Verizon Wireless, successor to parties doing business as Bell Atlantic NYNEX Mobile	(1)[10.12]
10.11		Asset Purchase Agreement dated October 30, 2001 by and between ACC of Tennessee LLC, and Cellco Partnership, a Delaware general partnership, d/b/a Verizon Wireless	(3)[10.17]
10.12		InterCarrier Multi-Standard Roaming Agreement effective as of January 25, 2002, between Cingular Wireless, LLC and Dobson Cellular Systems, Inc. and its Affiliates, including American Cellular Corporation
10.13		Master Services Agreement between American Cellular Corporation and Vonvergys Information Management Group Inc. dated December 1, 2002	(9)[10.14]
10.14		Roaming Agreement for GSM/GPRS from AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(10)[10.15]
10.15		GSM/GPRS Operating Agreement between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(10)[10.16]
10.16		Second Amended and Restated TDMA Operating Agreement between AT&T Wireless Services, Inc. on behalf of itself and its affiliates and American Cellular Corporation on behalf of itself and its affiliates	(10)[10.17]
10.17		Agreement and Plan of Merger by and between ACC Escrow Corp. and American Cellular Corporation dated August 8, 2003	(11)

Exhibit
Numbers	Description

10.18	Management Agreement dated August 19, 2003 by and between Dobson Cellular Systems, Inc. and American Cellular Corporation	(11)
10.19	Tax Allocation Agreement dated August 19, 2003 by and between Dobson Communications Corporation and American Cellular Corporation	(11)
10.20	Purchase Agreement dated July 25, 2003 by and among ACC Escrow Corp., American Cellular Corporation and certain guaranteeing subsidiaries and Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated	(11)
12	Computation of ratio of earnings to fixed charges	(12)
23.1	Consent of McAfee & Taft is contained in Exhibit 5	(11)
23.2	Consent of KPMG	(12)
24.1	Power of Attorney for American Cellular Corporation	(11)
24.2	Power of Attorney for American Cellular Wireless LLC	(11)
24.3	Power of Attorney for ACC of Kentucky LLC	(11)
24.4	Power of Attorney for ACC of Michigan Corporation	(11)
24.5	Power of Attorney for ACC of Minnesota Corporation	(11)
24.6	Power of Attorney for Alexandra Cellular Corporation	(11)
24.7	Power of Attorney for ACC of Ohio Corporation	(11)
24.8	Power of Attorney for ACC of Pennsylvania LLC	(11)
24.9	Power of Attorney for ACC of West Virginia Corporation	(11)
24.10	Power of Attorney for ACC of Wisconsin LLC	(11)
24.11	Power of Attorney for ACC Lease Co., Inc.	(11)
99.1	Letter of Transmittal	(12)
99.2	Notice of Guaranteed Delivery	(12)
99.3	Broker Letter	(12)
99.4	Client Letter	(12)
99.5	Instruction to Beneficial Holders	(12)
99.6	Guidelines for Certification of Taxpayer Identification Number	(11)

(1)	Filed as an exhibit to the Registrants’ Registration Statement on Form S-4 (registration No. 333-59322), as the exhibit number indicated in brackets and incorporated by reference herein.

(2)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as the exhibit number indicated in brackets and incorporated by reference herein.

(3)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2001, as the exhibit number indicated in brackets and incorporated by reference herein.

(4)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (registration no. 333-63454) as the exhibit number indicated in brackets and incorporated by reference herein.

(5)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, as the exhibit number indicated in brackets and incorporated by reference herein.

(6)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(7)	Filed as an exhibit to the Registrant’s current report on Form 8-K on May 17, 2002 as the exhibit number indicated in brackets and incorporated by reference herein.

(8)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(9)	Filed as an exhibit to the Registrant’s current report on Form 8-K on December 12, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(10)	Filed as an exhibit to the Registrant’s current report on Form 8-K on July 28, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(11)	Previously filed as an exhibit to this registration statement.

(12)	Filed herewith.

Item 22.     Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

AMERICAN CELLULAR CORPORATION

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC LEASE CO., INC.

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

AMERICAN CELLULAR WIRELESS LLC

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC OF KENTUCKY LLC

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC OF MICHIGAN CORPORATION

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC OF MINNESOTA CORPORATION

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ALEXANDRA CELLULAR CORPORATION

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC OF OHIO CORPORATION

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC OF PENNSYLVANIA LLC

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC OF WEST VIRGINIA CORPORATION

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 26, 2003.

ACC OF WISCONSIN LLC

By:	/s/ EVERETT R. DOBSON

Everett R. Dobson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Name		Title

EVERETT R. DOBSON* Everett R. Dobson		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director

BRUCE R. KNOOIHUIZEN* Bruce R. Knooihuizen		Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Director

TRENT LEFORCE* Trent LeForce		Corporate Controller (Principal Accounting Officer)

RUSSELL L. DOBSON* Russell L. Dobson		Director

STEPHEN T. DOBSON* Stephen T. Dobson		Director

FRED J. HALL* Fred J. Hall		Director

JUSTIN L. JASCHKE* Justin L. Jaschke		Director

ALBERT H. PHARIS, JR.* Albert H. Pharis, Jr.		Director

*By	/s/ RONALD L. RIPLEY Ronald L. Ripley Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit
Numbers		Description

3.1		Fourth Restated Certificate of Incorporation of American Cellular Corporation	(1)[3.1]
3.2		Amended and Restated Bylaws of Registrant	(1)[3.2]
3.3		Certificate of Incorporation of ACC Lease Co., Inc.	(11)
3.4		ByLaws of ACC Lease Co., Inc.	(11)
3.5		Certificate of Formation of American Cellular Wireless, LLC	(1)[3.5]
3.6		Limited Liability Company Agreement of American Cellular Wireless LLC	(1)[3.6]
3.7		Certificate of Formation of ACC of Kentucky LLC	(1)[3.9]
3.8		Limited Liability Company Agreement of ACC of Kentucky LLC	(1)[3.10]
3.9		Certificate of Incorporation of ACC of Michigan Corporation	(1)[3.13]
3.10		Bylaws of ACC of Michigan Corporation	(1)[3.14]
3.11		Certificate of Incorporation of ACC of Minnesota Corporation	(1)[3.17]
3.12		Bylaws of ACC of Minnesota Corporation	(1)[3.18]
3.13		Certificate of Incorporation of Alexandra Cellular Corporation	(1)[3.21]
3.14		Bylaws of Alexandra Cellular Corporation	(1)[3.22]
3.15		Certificate of Incorporation of ACC of Ohio Corporation	(1)[3.29]
3.16		Bylaws of ACC of Ohio Corporation	(1)[3.30]
3.17		Certificate of Formation of ACC of Pennsylvania LLC	(1)[3.33]
3.18		Limited Liability Company Agreement of ACC of Pennsylvania LLC	(1)[3.34]
3.19		Certificate of Incorporation ACC of West Virginia Corporation	(1)[3.45]
3.20		Bylaws of ACC of West Virginia Corporation, successor to Northland Cellular Corporation	(1)[3.46]
3.21		Certificate of Formation of ACC of Wisconsin LLC	(1)[3.49]
3.22		Limited Liability Company Agreement of ACC of Wisconsin LLC	(1)[3.50]
4.1		Indenture dated March 14, 2001 between American Cellular Corporation and United States Trust Company of New York	(1)[4.2]
4	.1.1	First Supplemental Indenture dated August 19, 2003 between ACC Acquisition LLC, American Cellular Corporation, its guaranteeing subsidiaries and Bank of Oklahoma, National Association	(11)
4.2		Indenture dated August 8, 2003 between ACC Escrow Corp. and Bank of Oklahoma, National Association	(11)
4.3		Registration Rights Agreement dated August 8, 2003 between ACC Escrow Corp., American Cellular Corp. and certain guarantors and Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated	(11)
5		Opinion of McAfee & Taft A Professional Corporation	(11)
10.5		License Agreement, dated September 23, 1998, by and between H.O. Software, Inc. and American Cellular Corporation, as amended, modified or otherwise supplemented from time to time	(5)[10.5]
10.6		Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation dated November 16, 2001	(5)[10.6]
10	.6.1	Amendment No. 1 to Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation dated August 5, 2002	(8)[10.6.1]
10.7		Form of License Agreement among Cellular One Group and various subsidiaries of American Cellular Corporation	(1)[10.7]
10.8		Intercarrier Roamer Service Agreement, dated January 23, 1997, between American Cellular Corporation, as successor to PriCellular Corporation and United States Cellular Corporation	(1)[10.8]

Exhibit
Numbers	Description

10.9	Letter Agreement dated July 5, 2000 accepting American Cellular Corporation as an affiliate of Dobson Cellular Systems, Inc.	(1)[10.9.1]
10.10	Intercarrier Roamer Service Agreement, dated January 16, 1997, between American Cellular Corporation, successor to PriCellular Corporation and Verizon Wireless, successor to parties doing business as Bell Atlantic NYNEX Mobile	(1)[10.12]
10.11	Asset Purchase Agreement dated October 30, 2001 by and between ACC of Tennessee LLC, and Cellco Partnership, a Delaware general partnership, d/b/a Verizon Wireless	(3)[10.17]
10.12	InterCarrier Multi-Standard Roaming Agreement effective as of January 25, 2002, between Cingular Wireless, LLC and Dobson Cellular Systems, Inc. and its Affiliates, including American Cellular Corporation
10.13	Master Services Agreement between American Cellular Corporation and Vonvergys Information Management Group Inc. dated December 1, 2002	(9)[10.14]
10.14	Roaming Agreement for GSM/GPRS from AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(10)[10.15]
10.15	GSM/GPRS Operating Agreement between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(10)[10.16]
10.16	Second Amended and Restated TDMA Operating Agreement between AT&T Wireless Services, Inc. on behalf of itself and its affiliates and American Cellular Corporation on behalf of itself and its affiliates	(10)[10.17]
10.17	Agreement and Plan of Merger by and between ACC Escrow Corp. and American Cellular Corporation dated August 8, 2003	(11)
10.18	Management Agreement dated August 19, 2003 by and between Dobson Cellular Systems, Inc. and American Cellular Corporation	(11)
10.19	Tax Allocation Agreement dated August 19, 2003 by and between Dobson Communications Corporation and American Cellular Corporation	(11)
10.20	Purchase Agreement dated July 25, 2003 by and among ACC Escrow Corp., American Cellular Corporation and certain guaranteeing subsidiaries and Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated	(11)
12	Computation of ratio of earnings to fixed charges	(12)
23.1	Consent of McAfee & Taft is contained in Exhibit 5	(11)
23.2	Consent of KPMG	(12)
24.1	Power of Attorney for American Cellular Corporation	(11)
24.2	Power of Attorney for American Cellular Wireless LLC	(11)
24.3	Power of Attorney for ACC of Kentucky LLC	(11)
24.4	Power of Attorney for ACC of Michigan Corporation	(11)
24.5	Power of Attorney for ACC of Minnesota Corporation	(11)
24.6	Power of Attorney for Alexandra Cellular Corporation	(11)
24.7	Power of Attorney for ACC of Ohio Corporation	(11)
24.8	Power of Attorney for ACC of Pennsylvania LLC	(11)
24.9	Power of Attorney for ACC of West Virginia Corporation	(11)
24.10	Power of Attorney for ACC of Wisconsin LLC	(11)
24.11	Power of Attorney for ACC Lease Co., Inc.	(11)
99.1	Letter of Transmittal	(12)
99.2	Notice of Guaranteed Delivery	(12)
99.3	Broker Letter	(12)
99.4	Client Letter	(12)
99.5	Instruction to Beneficial Holders	(12)
99.6	Guidelines for Certification of Taxpayer Identification Number	(11)

(1)	Filed as an exhibit to the Registrants’ Registration Statement on Form S-4 (registration No. 333-59322), as the exhibit number indicated in brackets and incorporated by reference herein.

(2)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as the exhibit number indicated in brackets and incorporated by reference herein.

(3)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2001, as the exhibit number indicated in brackets and incorporated by reference herein.

(4)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (registration no. 333-63454) as the exhibit number indicated in brackets and incorporated by reference herein.

(5)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, as the exhibit number indicated in brackets and incorporated by reference herein.

(6)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(7)	Filed as an exhibit to the Registrant’s current report on Form 8-K on May 17, 2002 as the exhibit number indicated in brackets and incorporated by reference herein.

(8)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(9)	Filed as an exhibit to the Registrant’s current report on Form 8-K on December 12, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(10)	Filed as an exhibit to the Registrant’s current report on Form 8-K on July 28, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(11)	Previously filed as an exhibit to this registration statement.

(12)	Filed herewith.